As filed with the Securities and Exchange Commission on April 2, 2004
                                      An Exhibit List can be found on page II-2.
                                                     Registration No. 333-109522


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                 Amendment No. 2
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                         WPCS INTERNATIONAL INCORPORATED
                 (Name of small business issuer in its charter)
---------------------------------------- ------------------------------------- -
  Delaware                                4899                   98-0204758
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)
---------------------------------------- ------------------------------------- -

                       140 South Village Avenue, Suite 20
                                 Exton, PA 19341
                                 (610) 903-0400
 (Address and telephone number of principal executive offices and principal place of business)

                     Andrew Hidalgo, Chief Executive Officer
                       140 South Village Avenue, Suite 20
                                 Exton, PA 19341
                                 (610) 903-0400
            (Name, address and telephone number of agent for service)


                                   Copies to:
                               Marc J. Ross, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)


                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                        Registered         Security(1)             Price               Fee
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.0001 par value ("Common           8,566,906            $1.475            $12,636,186         $1,022.27
Stock
Shares of Common Stock issuable upon exercise of
warrants                                                    5,109,400            $1.475             $7,536,365           $609.69


Total                                                      13,676,306            $1.475            $20,172,551         $1,631.96 (2)

======================================================= ================= ==================== ===================== ==============


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on October 6, 2003.

(2)  $1,642.76 previously paid.



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus               Subject To Completion, Dated April 2, 2004

     The information in this prospectus is not complete and may be changed.

                         WPCS International Incorporated
                              13,676,306 Shares of
                                  Common Stock

     This prospectus relates to the resale by the selling stockholders of 13,676,306 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Please see the "Selling Stockholders" section in this prospectus for a complete description of all of the selling stockholders.

     We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants or options that may be exercised by the selling stockholders, if any. We will pay the expenses of registering these shares.

     Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "WPCS." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 31, 2004, was $0.97.



            Investing in these securities involves significant risks.
                     See "Risk Factors" beginning on page 3.



     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus is ______________, 2004.

                               PROSPECTUS SUMMARY

Our Business

     WPCS International Incorporated is a project engineering company that focuses on the implementation requirements of specialty communication systems, including wireless fidelity (WiFi) deployment and fixed wireless systems. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements for the deployment of a specialty communication system, a WiFi or fixed wireless system. We have two reportable segments, specialty communication systems and wireless infrastructure services.

     Specialty communication services include project management, installation and network integration of voice, data, video and security systems, including fiber optic cabling and outside plant trenching. The specialty communication systems segment represents approximately 80% of total sales.

     We define wireless infrastructure services as the internal and external design and installation of a wireless solution to support data, voice or video transmission between two or more points without the utilization of landline infrastructure. Wireless infrastructure services include site survey and design, spectrum analysis, product integration, mounting and alignment, and structured cabling. We also provide network security, training and technical support. The wireless infrastructure segment represents approximately 20% of total sales.

     We service major corporations, government agencies and educational institutions, both domestically and internationally.

     Our principal offices are located at 140 South Village Avenue, Suite 20, Exton, PA 19341, and our telephone number is (610) 903-0400. We are a Delaware corporation.

     We started our operations in December 2001. We did not record significant revenue for the period from November 15, 2001 (date of inception) to April 30, 2002. The operations for this period were conducted prior to the acquisitions of Invisinet, Inc, Walker Comm, Inc. and Clayborn Contracting Group, Inc. Therefore, for the purposes of discussing our results of operations, limited comparisons are made between the operations for these periods. We have incurred net losses since our inception. As of January 31, 2004, we have an accumulated deficit of $977,387.

                                  The Offering

Common stock offered by selling stockholders..............................   13,676,306  shares,  of which  8,566,906 are
                                                                             currently   issued   and   outstanding   and
                                                                             5,109,400  are  issuable  upon  exercise  of
                                                                             outstanding     warrants.     This    number
                                                                             represents   approximately   54.2%   of  our
                                                                             common  stock to be  outstanding  after  the
                                                                             offering.
Common stock to be outstanding after the offering.........................   25,245,090   shares,   which   assumes   the
                                                                             exercise    of   all    shares    underlying
                                                                             outstanding  warrants  being  registered  in
                                                                             this offering.
Use of proceeds...........................................................   We will not  receive any  proceeds  from the
                                                                             sale of the common stock.  However,  we will
                                                                             receive  the sale price of any common  stock
                                                                             we sell  to the  selling  stockholders  upon
                                                                             exercise of the warrants.
Over-The-Counter Bulletin Board Symbol....................................   WPCS

     Brookshire Securities Corporation will be deemed to be an underwriter of the shares of stock which it is offering.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment as a result of these risks.

Risks Related To Our Business

We have a history of operating losses and may never become profitable

     We incurred a net loss of approximately $381,000 for the year ended April 30, 2003 and a net loss of $434,327 for the nine months ended January 31, 2004. There can be no assurance that we will achieve or sustain profitability or positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our working capital requirements. If we are unable to meet our working capital requirements, we are likely to reduce or cease all or part of our operations.

We may be unable to obtain the additional capital required to grow our business. We may have to curtail our business if we cannot find adequate funding.

Our ability to grow depends significantly on our ability to expand our operations through internal growth and by acquiring other companies or assets that require significant capital resources. We may need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies such as:

     o    shortfalls in anticipated revenues or increases in expenses;

     o    the development of new services; or

     o the expansion of our operations, including the recruitment of additional personnel.

We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we may be required to modify our growth and operating plans in accordance with the extent of available financing.

Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows down, our business may be harmed.

     The wireless industry has historically experienced a dramatic rate of growth both in the United States and internationally. Recently, however, many end users have been re-evaluating their network deployment plans in response to downturns in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increased price competition and a general economic slowdown in the United States and internationally. It is difficult to predict whether these changes will result in a downturn in the wireless industry. If the rate of growth should slow down and end users continue to reduce their capital investments in wireless infrastructure or fail to expand their networks, our operating results may decline which could cause a decline in our profits..


     The uncertainty associated with rapidly changing wireless technologies may also continue to negatively impact the rate of deployment of wireless networks and the demand for our services. End users face significant challenges in assessing their bandwidth demands and in acceptance of rapidly changing enhanced wireless capabilities. If end users continue to perceive that the rate of acceptance of next generation wireless products will grow more slowly than previously expected, they may, as a result, continue to slow their deployment of next generation wireless technologies. Any significant slowdown will reduce the demand for our services and would result in negative net growth, net losses, and potentially a reduction in our business operations.

The increase of services offered by equipment vendors could cause a reduction in demand for our services.


     Recently, the wireless equipment vendors have increased the services they offer for their technology. This activity and the potential continuing trend towards offering services may lead to a greater ability among equipment vendors to provide a comprehensive range of wireless services, and may simplify integration and installation, which could lead to a reduction in demand for our services. Moreover, by offering certain services to end users, equipment vendors could reduce the number of our current or potential customers and increase the bargaining power of our remaining customers, which may result in a decline in our net revenue and profits.


Our quarterly results fluctuate and may cause our stock price to decline.


     Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are outside of our control, are likely to cause these fluctuations.


        The factors outside of our control include:


          o    Wireless market conditions and economic conditions generally;

          o    Timing and volume of customers' specialty communication projects;

          o    The timing and size of wireless deployments by end users.

          o    Fluctuations in demand for our services;

          o Changes in our mix of customers' projects and business activities;

          o    The length of sales cycles;

          o Adverse weather conditions, particularly during the winter season, could effect our ability to render specialty communication services in certain regions of the United States;

          o The ability of certain customers to sustain capital resources to pay their trade accounts receivable balances;

          o    Reductions in the prices of services offered by our competitors;
               and

          o    Costs of integrating technologies or businesses that we add.

        The factors substantially within our control include:


          o Changes in the actual and estimated costs and time to complete fixed-price, time-certain projects that may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method;

          o The timing of expansion into new markets, both domestically and internationally;

          o    Costs incurred to support internal growth and acquisitions;

          o    Fluctuations in operating results caused by acquistions; and

          o    The timing and payments associated with possible acquisitions.

     Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

Failure to keep pace with the latest technological changes could result in decreased revenues.

     The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from creating wireless networks that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

Failure to properly manage projects may result in costs or claims.

     Our engagements often involve large scale, highly complex projects involving wireless networks and specialty communication systems utilizing leading technology. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. As a result, we often have to make judgments concerning time and labor costs. If the project or network experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could seriously decline.

Potential future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

     Since November 1, 2002, we have acquired three companies and we intend to further expand our operations through acquisitions over time. This may require significant management time and financial resources because we may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities. Although we currently only have operations within the United States, if we were to acquire an international operation; we will face additional risks, including:

          o difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;

          o    different or conflicting regulatory or legal requirements;

          o    foreign currency fluctuations; and

          o    diversion of significant time and attention of our management.

     Except as described below, we have no current agreements, arrangements or plans with regards to any future acquisitions.

     On March 19, 2004, we executed a non-binding letter of intent to acquire all the outstanding common stock of Heinz Corporation, for $1 million in cash and our common stock. We anticipate closing to occur on or about April 2, 2004, but currently there is no definitive merger agreement. Heinz Corporation is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications. The acquisition of Heinz Corporation is expected to give us additional engineering expertise for wireless infrastructure services, and expand our geographical presence in the Midwest.

Our principal officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management.

     Our officers and directors, in the aggregate, beneficially own approximately 42.8% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

          -    election of our board of directors;
          -    removal of any of our directors;
          -    amendment of our certificate of incorporation or bylaws; and
          - adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

     As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to our Common Stock

There are a Large Number of Shares Being Registered for Resale and the Sale of These Shares May Cause the Price of Our Stock to Drop.

     Prior to this Offering, we had 20,135,690 shares of common stock issued and outstanding. Of those shares, 4,099,975 were registered for resale. Upon the effectiveness of this Offering, an additional 13,676,306 shares, including the shares underlying the warrants will be eligible for sale in the market. As a result, the registration of these shares may result in substantial sales of our common stock, which could cause our stock price to drop.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

     Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to us from the sale of shares of common stock in this offering. However, in the event that our outstanding warrants are exercised, we may receive proceeds of up to $4,498,710. Any such proceeds will be used for working capital purposes. There can be no assurance that any of such warrants will be exercised.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is currently traded on the OTC Electronic Bulletin Board under the symbol "WPCS."

     The following table sets forth the range of high and low closing bid quotations for our common stock for each quarter of the last two fiscal years, as reported on the Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.


                                 PERIOD                                           HIGH                 LOW

    -----------------------------------------------------------------------------------------------------------

     Year Ended April 30, 2002:
    -----------------------------------------------------------------------------------------------------------
                 First Quarter................                                    2.25                0.45
    -----------------------------------------------------------------------------------------------------------
                 Second Quarter...............                                    0.54                0.18
    -----------------------------------------------------------------------------------------------------------
                 Third Quarter................                                    0.50                0.15
    -----------------------------------------------------------------------------------------------------------
                 Fourth Quarter...............                                    0.15                0.07
    -----------------------------------------------------------------------------------------------------------

     Year Ended April 30, 2003:
    -----------------------------------------------------------------------------------------------------------
                 First Quarter................                                    2.55                0.07
    -----------------------------------------------------------------------------------------------------------
                 Second Quarter...............                                    1.90                1.35
    -----------------------------------------------------------------------------------------------------------
                 Third Quarter................                                    2.08                1.05
    -----------------------------------------------------------------------------------------------------------
                 Fourth Quarter...............                                    1.95                1.11
    -----------------------------------------------------------------------------------------------------------

    Year Ended April 30, 2004:
    -----------------------------------------------------------------------------------------------------------
                 First Quarter................                                    1.88                0.39
    -----------------------------------------------------------------------------------------------------------
                 Second Quarter...............                                    1.73                1.02
    -----------------------------------------------------------------------------------------------------------
                 Third Quarter ...............                                    1.70                0.91
    -----------------------------------------------------------------------------------------------------------

                 Fourth Quarter  (1)..........                                    1.44                0.90
    -----------------------------------------------------------------------------------------------------------

         ____________________

     (1)  As of March 31, 2004

     On March 31, 2004, the closing sale price for our common shares, as reported by the Bulletin Board, was $0.97 per share.

     As of March 25, 2004, there were 20,135,690 shares of common stock outstanding and there were approximately 92 registered holders of our common stock.

                                 DIVIDEND POLICY

     We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on the Common Shares in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

          o    discuss our future expectations;

          o contain projections of our future results of operations or of our financial condition; and

          o    state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Overview

     WPCS International Incorporated is a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements.

Significant Transactions and Events

     On May 17, 2002, pursuant to the agreement and plan of merger, Phoenix Star Ventures Inc., a publicly held corporation, acquired WPCS Holdings Inc., a Delaware corporation by issuing 5,500,000 shares of its common stock to shareholders of WPCS Holdings in exchange of all the outstanding shares of WPCS Holdings. The shareholders of WPCS Holdings, after the acquisition, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition, whereby, for accounting purposes, WPCS Holdings is the accounting acquirer and Phoenix Star Ventures is the accounting acquiree. Concurrently with the acquisition, Phoenix Star Ventures, the parent company, changed its name to WPCS International Incorporated.

     On November 13, 2002, we entered into an agreement and completed a merger with Invisinet, Inc. Invisinet is in a similar business as us, providing fixed wireless technology services to its customers. The acquisition of Invisinet broadens our customer base and expands our technical resources capable of deploying wireless systems. For the nine months ended January 31, 2004, the acquisition of Invisinet increased our revenue by approximately $1.8 million as compared to the same period in the prior year. To complete the merger, we acquired 100% of the common stock of Invisinet by issuing 1,000,000 shares of our common stock with a fair value of $1,750,000, based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Invisinet, we have recognized goodwill of approximately $1.6 million.

     On December 30, 2002, we acquired all of the outstanding common stock of Walker Comm, Inc. The acquisition of Walker gives us the ability to provide specialty communication systems to our customers along with strengthening our project management capabilities. For the nine months ended January 31, 2004, the acquisition of Walker increased our revenue approximately $7.6 million as compared to the same period in the prior year. The aggregate consideration we paid for Walker was approximately $5,113,000. To complete the merger, all of the issued and outstanding shares of common stock of Walker were exchanged for aggregate merger consideration consisting of $500,000 in cash and our common stock with a value of approximately $4,574,000, or 2,486,000 shares valued at $1.84 per share based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Walker, we recognized goodwill of approximately $4.2 million.

     On August 22, 2003, we acquired all of the outstanding common stock of Clayborn Contracting Group, Inc. The acquisition of Clayborn gives us additional expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue. For the nine months ended January 31, 2004, the acquisition of Clayborn increased our revenue approximately $2.8 million as compared to the same period in the prior year. The aggregate consideration we paid for Clayborn was approximately $2,925,000. We acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $57,000 in transaction costs, and 826,446 newly issued shares of our common stock with a fair value of approximately $868,000 based on the average value of our common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn. Based on the preliminary information currently available, we preliminarily expect to recognize goodwill of approximately $2,140,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

     On March 19, 2004, we executed a non-binding letter of intent to acquire all the outstanding common stock of Heinz Corporation, for $1 million in cash and our common stock. We anticipate closing to occur on or about April 2, 2004, but currently there is no definitive merger agreement. Heinz Corporation is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications. The acquisition of Heinz Corporation is expected to give us additional engineering expertise for wireless infrastructure services, and expand our geographical presence in the Midwest.

Results of Operations


     Management currently considers the following events, trends and uncertainties to be important to understand its results of operations and financial condition:

          o We started our operations in December 2001. We did not record significant revenue for the period from November 15, 2001 (date of inception) to April 30, 2002. The operations for this period were conducted prior to the acquisitions of three privately-held companies, Invisinet, Walker and Clayborn.

          o As a result of the acquisitions of Invisinet on November 13, 2002 and Walker on December 30, 2002, we experienced significant growth in our overall business and commenced operations in two segments, wireless infrastructure services and specialty communication systems.

          o With the acquisition of Clayborn in the second quarter of fiscal 2004, we experienced additional expansion of the specialty communication segment. As of January 31, 2004, the specialty communications segment represents approximately 80% of total revenue, and wireless infrastructure services represent approximately 20% of total revenue.

          o Furthermore, we plan to evaluate additional acquisition opportunities in 2004 in an attempt to build out a national, strategically located workforce that will allow our segments to leverage, to the extent feasible, related internal synergies, and to take advantage of expected growth in the wireless infrastructure and specialty communications markets.

          o As of March 31, 2004, our backlog has increased to approximately $19 million, versus $14 million as of January 31, 2004. Our backlog is comprised of the uncompleted portion of services to be performed under job-specific contracts or purchase orders. The increase in backlog is the result of new contracts awarded to us by our customers. We expect this backlog to be fully recognized as revenue within the next twelve months.

          o Our selling, general and administrative expenses decreased as a percentage of revenue for the three and nine months ended January 31, 2004, as compared to the same period in the prior year.

Fiscal Year ended April 30, 2003 Compared to period November 15, 2001 (date of inception) to April 30, 2002

    Consolidated results for the year ended April 30, 2003 were as follows.


                                                                                            For the period
                                                                                          November 15, 2001
                                                            Year ended                  (date of inception) to
                                                          April 30, 2003                    April 30, 2002
                                                   ------------------------------    -----------------------------
Revenue                                                  $    5,422,858   100.0%          $     402,289    100.0%

Costs and expenses:


Cost of Revenue                                               3,768,495    69.5%                267,032     66.4%

Selling expenses                                                 27,741     0.5%                  4,857      1.2%

General and administrative expenses                           1,833,086    33.8%                112,246     27.9%

Provision for doubtful accounts                                  38,779     0.7%                      -      0.0%

Depreciation and amortization                                   116,501     2.1%                  2,570      0.6%
                                                   --------------------- --------    ------------------- ---------

     Total expenses                                           5,784,602   106.6%                386,705     96.1%
                                                   --------------------- --------    ------------------- ---------


(Loss) income before provision for income taxes                (361,744)   -6.6%                 15,584      3.9%


Provision for income taxes                                      (19,550)   -0.4%                 (4,350)    -1.1%
                                                   --------------------- --------    ------------------- ---------


Net (loss) income                                              (381,294)   -7.0%                 11,234      2.8%

Imputed dividends  accreted on Convertible Series
B

Preferred Stock                                                (173,000)   -3.2%                      -      0.0%
                                                   --------------------- --------    ------------------- ---------

Net   income   (loss)   attributable   to  common
shareholders                                             $     (554,294)  -10.2%          $      11,234      2.8%
                                                   ===================== ========    =================== =========


Revenue

     We generate our revenue by providing project engineering and deployment services for specialty communication systems, wireless fidelity (WiFi) and fixed wireless systems. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements. We record profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

     Revenue was approximately $5,423,000 and $402,000 for the years ended April 30, 2003 and the period ended April 30, 2002, respectively. The primary reason for the increase in revenues comparing 2003 to 2002 is attributable to the two acquisitions we made in November 2002 of Invisinet and December 2002 of Walker Comm. These acquisitions accounted for $4,720,000 or 94% of the increase in revenues over the prior year.

     Total revenue from the specialty communication segment for the year ended April 30, 2003 was approximately $3,573,000 or 66% of total revenue. Wireless infrastructure segment revenue for the year ended April 30, 2003 was approximately $1,850,000 or 34% of total revenue for the year.

Cost of Revenue

     In the case of the wireless infrastructure segment, cost of revenue consists of component material costs, direct labor costs and costs incurred for third party sub-contractor services. For the specialty communication segment, cost of sales consists of direct costs on contracts, including materials, labor, and other overhead costs. Our cost of revenue was $3.8 million or 69.5% of revenue for the year ended April 30, 2003, compared to $267,000 of 66.4% for the period ended April 30, 2002. The dollar increase in our total cost of revenue is due to the corresponding increase in revenue as a result of the acquisitions of Invisinet and Walker. The decrease in cost of revenue as a percentage of revenue is due to the revenue mix of the recent acquisitions.

Selling expenses

     Selling expenses include expenses incurred for marketing and promotional activities. For the year ended April 30, 2003 and for the period ended April 30, 2002, selling expenses were approximately $28,000 and $4,900, respectively. We expect selling expenses to increase in the near future as we start to market our products and services in expanded markets.

General and administrative expenses

     For the year ended April 30, 2003, general and administrative expenses were $1,833,000, or 33.8% of revenue, compared to $112,000, or 27.9% of revenue for the period ended April 30, 2002. The percentage increase for the year ended April 30, 2003 is due to an increase in general and administrative expenses from the acquisitions of Invisinet and Walker, and an increase in professional fees, including investor relations, legal and accounting fees from the formation and ramp-up of WPCS International Incorporated as a public company. However, as we continue to manage our cost structure and leverage incremental revenue in fiscal 2004, we expect lower general and administrative expenses as a percentage of revenue. Included in the general and administrative expenses are $714,000 paid for salaries, commissions and payroll taxes and $374,000 for professional fees. Walker Comm employs union employees for whom it paid $239,000 in union benefits. Insurance costs amounted to $146,000 and rent for our office facilities amounted to $100,000. Other general and administrative expenses amounted to $260,000. For the year ended April 30, 2003, total general and administrative expenses for the specialty communication segment were $966,700 and $651,480 for the wireless infrastructure segment.

     For the period November 15, 2001 to April 30, 2002, included in the general and administrative expenses are $54,000 paid for salaries, commissions and payroll taxes, rent for our office facilities amounted to $10,000 and $6,000 in professional fees. We incurred $17,000 in travel and entertainment expenses to develop new business and paid $7,000 in telephone expenses. Other general and administrative expenses amounted to $18,000.

Depreciation and amortization

     Depreciation for the year ended April 30, 2003 was $75,000 as compared to $2,600 for the period ended April 30, 2002. The increase is due to the acquisition of fixed assets on acquiring Walker Comm and Invisinet. The amortization expense for the year ended April 30, 2003 was $41,000. We acquired customer lists from Walker Comm and Invisinet which are being amortized over a period of five years from the date of their acquisition.

Net loss

     We incurred a net loss of approximately $381,000 for the year ended April 30, 2003, as compared to a net income of $11,000 for the period ended April 30, 2002. We acquired Walker Comm and Invisinet during the third quarter of our fiscal year 2003 resulting in increase in selling, general and administrative expenses.

Nine Months Ended January 31, 2004 Compared to Nine Months Ended January 31,
2003



                                                                   Nine months ended January 31,
                                                               2004                              2003
                                                   ------------------------------    -----------------------------
Revenue                                          $ 13,874,616             100.0%    $2,185,739             100.0%

Costs and expenses:

Cost of Revenue                                    10,084,508              72.7%     1,812,515              82.9%

Selling, general and administrative expenses        3,930,352              28.3%       889,982              40.7%

Provision for doubtful accounts                        35,669               0.3%        26,285               1.2%

Depreciation and amortization                         254,214               1.8%        18,680               0.9%
                                                 --------------------   ---------    -------------------- --------

     Total expenses                                14,304,743             103.1%     2,747,462             125.7%
                                                 --------------------   ---------    -------------------- --------


Loss before benefit (provision) for income taxes     (430,127)             -3.1%      (561,723)            -25.7%


Income tax provision                                   (4,200)              0.0%            -                0.0%
                                                 --------------------   ---------    -------------------- --------


Net loss                                             (434,327)             -3.1%      (561,723)            -25.7%

Imputed dividends accreted on Convertible Series
B Preferred Stock                                           -               0.0%      (173,000)             -7.9%
                                                 --------------------   ---------    -------------------- --------


Net loss attributable to common shareholders      $  (434,327)             -3.1%    $ (734,723)            -33.6%

Revenue

     Revenue for the nine months ended January 31, 2004 was approximately $13,875,000, as compared to $2,186,000 for the nine months ended January 31, 2003. The increase in revenue during the nine month period ended January 31, 2004, compared to the same period in the prior year, is a result of the acquisitions of Invisinet, Walker, and Clayborn, which accounted for $13,638,000 of the total revenue for the period.

     Revenue from the specialty communication segment for the nine months ended January 31, 2004 and 2003 was approximately $11,398,000 or 82% and $1,020,000 or
47% of total revenue, respectively. Wireless infrastructure segment revenue for the nine months ended January 31, 2004 and 2003 was approximately $2,477,000 or 18% and $1,166,000 or 53% of total revenue for the period, respectively.

Cost of Revenue

     For the nine months ended January 31, 2004, our cost of revenue was approximately $10,085,008, or 72.7% of revenue. For the nine months ended January 31, 2003, cost of revenue was approximately $1,813,000, or 82.9% of revenue. The dollar increase in cost of revenue is due to the corresponding increase in revenues as a result of the acquisitions of Invisinet, Walker and Clayborn. The decrease in cost of revenue as a percentage of revenue is due to the revenue mix of the recent acquisitions.

Selling, general and administrative expenses

     For the nine months ended January 31, 2004, total selling, general and administrative expenses were $3,930,000 or 28.3% of total revenue. For the nine months ended January 31, 2003, selling, general and administrative expenses were $890,000, or 40.7%. The percentage decrease is due to the management of our cost structure as we leverage our incremental revenue dollars in fiscal 2004. For the nine months ended January 31, 2004, included in selling, general and administrative expenses are $1,464,000 for salaries, commissions and payroll taxes. The increase in salaries and payroll taxes is due the increase in headcount as a result of the acquisition of Invisinet, Walker and Clayborn. In addition, Walker employs union employees for whom it incurred $840,000 in union benefits during the nine month period. Professional fees were $451,000, with the increase due primarily to an increase in investor relations, accounting and legal fees. Insurance costs were $487,000 and rent for office facilities was $180,000. Other selling, general and administrative expenses totaled $508,000. For the nine months ended January 31, 2004, total selling, general and administrative expenses for the wireless infrastructure segment were $432,000, and $2,723,000 for the specialty communication segment.

     For the nine months ended January 31, 2003, included in the selling, general and administrative expenses are $396,000 for salaries, commissions and payroll taxes and $247,000 in professional fees. Rent for our office facilities amounted to $39,000. Other selling, general and administrative expenses totaled $208,000. For the nine months ended January 31, 2003, total selling, general and administrative expenses for the wireless infrastructure segment were $395,000, and $249,000 for the specialty communication segment.

     For the nine months ended January 31, 2004 and 2003, the provision for doubtful accounts was approximately $36,000 and $26,000, respectively.

     For the nine months ended January 31, 2004 and 2003, depreciation and amortization was approximately $254,000 and $19,000, respectively. The increase in depreciation and amortization is due to an increase in property and equipment and customer lists from the acquisition of Invisinet, Walker and Clayborn.

Net loss

     We incurred a net loss of approximately $434,000 for the nine months ended January 31, 2004. The net loss for the nine month period ended January 31, 2004 included a non-cash charge of approximately $188,000 for the grant of stock options to certain consultants to purchase 1,230,000 shares of our common stock. In accordance with SFAS No. 123, stock options granted to non-employees are required to be expensed based on the fair value of the equity instruments or fair value of the consideration received. The net loss also included a provision for income taxes of $4,000, which includes income taxes expenses to provide for state income taxes and certain book-to-tax permanent differences, offset by an income tax benefit.

The benefit resulted from the reversals of certain temporary differences not being currently taxable as the taxable loss for the current year was in excess of these reversals. The resulting net operating losses have been fully reserved as the ultimate realization of these losses is uncertain.

     We incurred a net loss attributable to common shareholders of approximately $735,000 for the nine months ended January 31, 2003.

Liquidity and capital resources

     At January 31, 2004, we had working capital of $1,371,000, which consisted of current assets of approximately $5,751,000 and current liabilities of $4,380,000. Current assets included $1,094,000 in cash, $4,260,000 in accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, $72,000 in inventories, $220,000 in prepaid expenses and $105,000 in income tax receivable. Current liabilities included $2,839,000 in accounts payable, accrued expenses and billings in excess of costs and estimated earnings on uncompleted contracts, $100,000 due on the line of credit, $1,203,000 payable to shareholders of the Company, $20,000 income taxes payable, $196,000 in current portion of deferred income taxes, and $22,000 in other current liabilities. The increase in accounts receivable between Apirl 30, 2003 and January 31, 2004 is due primarily to recent acquisitions we made, and secondarily by internal growth.

     Operating activities provided $148,000 in cash during the nine months ended January 31, 2004. This was mainly comprised of a $434,000 net loss, offset by $391,000 in net non-cash charges, a $349,000 net increase in accounts receivable, $333,000 increase in costs and estimated earnings in excess of billings on uncompleted contracts, $256,000 increase in accounts payable and accrued expenses, $658,000 increase in billings in excess of costs and estimated earnings on uncompleted contracts, $4,000 decrease in income taxes payable and a $37,000 net decrease in other current and other assets.

     Our investing activities utilized $1,274,000 in cash, which consisted of $900,000 paid for the acquisition of Clayborn and $57,000 of related acquisition transaction costs, offset by $134,000 of cash received. We paid $382,000 in earn-out provisions related to the Walker acquisition, and an additional $12,000 in acquisition transaction costs. Additionally, $57,000 was paid for property and equipment additions.

     Our financing activities generated cash of $2,053,000 during the nine months ended January 31, 2004. This was comprised primarily of net proceeds of $2,205,000 received from the completion of the sale of our common stock in a private placement memorandum. We offered up to 100 units (the Units) for sale to accredited investors at a price of $25,000 per Unit (the Offering), or a maximum offering of $2,500,000. Each Unit consisted of (i) 44,444 shares of our common stock, and (ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share (the Warrants). The Warrants may be redeemed in whole or in part at the option of the Company, if the closing price of our common stock is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the Warrants are called for redemption. We sold all 100 Units in the Offering. In connection with the Offering, the placement agent was issued warrants to purchase 665,000 shares of our common stock at an exercise price of $0.75 per share. Other financing activities included borrowings on the line of credit of $100,000, payment of advances from officers of $100,000, repayment of equipment notes of approximately $150,000 related primarily to the acquisition of Clayborn, and payment of capital lease obligations of approximately $2,000.

     Our capital requirements depend on numerous factors, including the market for our services, the resources we devote to developing, marketing, selling and supporting our products and services, the timing and extent of establishing additional markets and other factors. To address our working capital needs and growth in our revenue and customer base, on October 29, 2003, Walker obtained a revolving line of credit facility with a commercial bank in the amount of $750,000. The borrowing limit is up to 70% of eligible Walker accounts receivable. As of January 31, 2004, the borrowing base was $750,000 and the outstanding balance was $100,000. The line of credit is collateralized by all of Walker's accounts receivable, inventory and equipment, and bears interest at the Wall Street Journal Prime Index Rate plus 1.5% (5.50% as of January 31, 2004). In addition, we and certain executive officers of ours have personally guaranteed this line of credit facility. This line is subject to annual renewal and matures on November 5, 2004. We also anticipate obtaining a working capital line of credit for Clayborn, to assist with working capital needs as the Clayborn business and customer base expands.

     In connection with the Offering, we have the ability to redeem some or all of the Warrants for $0.01 if our common stock is at least $1.25 per share on average for 10 consecutive trading days ending not earlier than 30 days before the Warrants are called for redemption. If we decide to redeem the warrants, we will provide written notice to each warrant holder that the warrants will be redeemed at a price of $0.01 per warrant on a fixed date, not less than thirty days from mailing of the notice. Warrant holders would have until the end of business on the day before redemption to exercise their warrants at an exercise price of $0.90. Since we cannot redeem warrants until our stock price is trading at $1.25, which is higher than the warrant exercise price of $0.90, if we decide to redeem the warrants, we believe most, if not all, warrant holders will elect to exercise their warrants. Therefore, the redemption of the Warrants would provide us with up to approximately $4,000,000 in additional cash upon warrant holders exercising their Warrants instead of allowing us to redeem the Warrants.

     At January 31, 2004, we had cash of $1,094,000, and for the nine months ended January 31, 2004, cash provided from operations was $148,000. We have a $750,000 revolving line of credit available, and we also expect to redeem approximately $4 million of the Warrants from the Offering within the next twelve months, as discussed above. Accordingly, we believe these internally available funds, and expected financing activities, will provide us sufficient capital to meet our short-term needs for the next twelve months. These funding needs include working capital and capital expenditures, the remaining $116,000 earn-out to be paid related to the Walker acquisition, and the expected payment of quarterly distributions of post tax profits to Clayborn shareholders for the next twelve months. The total distribution to Clayborn shareholders is $1,100,000, which is due by September 30, 2007. Our future operating results may be affected by a number of factors including our success in bidding on future contracts and our continued ability to manage controllable costs effectively. To the extent we grow by future acquisitions that involve consideration other than stock, our cash requirements may increase.

     We will continue to explore opportunities to raise additional funds on acceptable terms for a number of uses. We may not be able to obtain additional funds on acceptable terms, or at all. Additional capital resources would be devoted to search for, investigate and potentially acquire new companies that have a strategic fit. In connection with a potential acquisition, we would also expect to issue additional common stock equity or convertible debt securities, which may result in additional dilution to our shareholders.

Critical Accounting Policies

     Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. Our significant accounting policies are summarized in Note 2 of its consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

     We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

Use of Estimates

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to estimation of percentage of completion on uncompleted contracts, valuation of inventory, allowance for doubtful accounts and estimated life of customer lists. Actual results could differ from those estimates.

Accounts receivable

     Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. We determine its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer's current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole. We write off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts.

Goodwill and other Long-lived Assets

     We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Our long-lived assets subject to this evaluation include property and equipment and amortizable intangible assets. We assess the impairment of goodwill annually in our fourth fiscal quarter and whenever events or changes in circumstances indicate that it is more likely than not that an impairment loss has been incurred. Intangible assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. We are required to make judgments and assumptions in identifying those events or changes in circumstances that may trigger impairment. Some of the factors we consider include:

               o    Significant decrease in the market value of an asset

               o Significant changes in the extent or manner for which the asset is being used or in its physical condition

               o A significant change, delay or departure in our business strategy related to the asset

               o Significant negative changes in the business climate, industry or economic conditions

               o Current period operating losses or negative cash flow combined with a history of similar losses or a forecast that indicates continuing losses associated with the use of an asset

     In view of the generally weak current economic climate, we are periodically evaluating whether an impairment of our amortizable intangible assets and other long-lived assets has occurred. Our evaluation includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the estimated future undiscounted net cash flows are insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we will record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. We determine fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in our current business model. If, as a result of our analysis, we determine that our amortizable intangible assets or other long-lived assets have been impaired, we will recognize an impairment loss in the period in which the impairment is determined. Any such impairment charge could be significant and could have a material adverse effect on our financial position and results of operations. Major factors that influence our cash flow analysis are our estimates for future revenue and expenses associated with the use of the asset. Different estimates could have a significant impact on the results of our evaluation.

     We performed our annual review for goodwill impairment in the fourth quarter of fiscal 2003 and tested for goodwill impairment in each reporting unit that contains goodwill. Our tests found that no impairment existed. Our impairment review is based on comparing the fair value to the carrying value of the reporting units with goodwill. The fair value of a reporting unit is measured at the business unit level using a discounted cash flow approach that incorporates our estimates of future revenues and costs for those business units. Reporting units with goodwill include our Invisinet business unit, which are operating segments within our fixed wireless reportable segment, and our Walker Comm structured cabling reporting unit, which is a reportable segment. Our estimates are consistent with the plans and estimates that we are using to manage the underlying businesses. If we fail to deliver products and services for these business units, or market conditions for these businesses fail to improve, our revenue and cost forecasts may not be achieved and we may incur charges for goodwill impairment, which could be significant and could have a material adverse effect on our net equity and results of operations.

Deferred Income Taxes

     We determine deferred tax liabilities and assets at the end of each period based on the future tax consequences that can be attributed to net operating loss and credit carryovers and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rate expected to be in effect when the taxes are actually paid or recovered. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     We consider past performance, expected future taxable income and prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. Our forecast of expected future taxable income is based over such future periods that we believe can be reasonably estimated. Changes in market conditions that differ materially from our current expectations and changes in future tax laws in the U.S. may cause us to change our judgments of future taxable income. These changes, if any, may require us to adjust our existing tax valuation allowance higher or lower than the amount we have recorded.

Revenue recognition

     We generate our revenue by providing project engineering and installation services for specialty communication systems, including wireless fidelity (WiFi) and fixed wireless deployment. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the project.

     We record profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. We include in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when we determine that we are responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

     We have numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Recently issued accounting pronouncements

     In June 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 nullifies Emerging Issues Task Force Issue No. 94-3 and requires that a liability for a cost associated with and exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is the objective for initial measurement of the liability. SFAS No.146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of the adoption of SFAS No. 146 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

     In December 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.123." SFAS No.148 amends SFAS No.123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. We have chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No.25 and the related SFAS No. 123. The adoption of SFAS 148 did not have a material effect on our consolidated financial position, results of operations or cash flows.

     In November 2002, the FASB issued FASB Interpretation No.45, ("FIN No. 45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No.45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN No.45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending December 15, 2002. The adoption of the disclosure requirements of FIN No. 45 did not have a material impact on our consolidated financial position, results of operations or cash flows.

     In January 2003, the FASB issued FASB Interpretation No.46 ("FIN No. 46") "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables real estate or other property. A variable interest entity may be essentially passive or it may engage in activities on behalf of another company. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No.46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46's consolidation requirements apply immediately to variable interest entities created or acquired after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year on interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We have not adopted FIN No.46 for the year ended April 30, 2003. We do not expect FIN 46 to have a material effect on our consolidated financial position, results of operations or cash flows.

     In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of our first quarter for fiscal 2004. We do not expect the adoption of this statement to have a material impact on our consolidated financial position, results of operations or cash flows.

BUSINESS

Overview

     WPCS International Incorporated is a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. We provide a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements for the deployment of a specialty communication system, a WiFi or fixed wireless system.

     On May 17, 2002, pursuant to an agreement and plan of merger, Phoenix Star Ventures Inc., a publicly held Delaware corporation, through its wholly owned subsidiary WPCS Acquisition Corp., acquired WPCS Holdings Inc., a Delaware corporation by issuing 5,500,000 shares of its common stock to shareholders of WPCS Holdings, Inc. in exchange of all the outstanding shares of WPCS Holdings, Inc. Concurrently with the acquisition, Phoenix Star Ventures Inc. changed its name to WPCS International Incorporated.

     On November 13, 2002, we entered into an agreement and completed a merger with Invisinet, Inc. ("Invisinet"). Invisinet is in a similar business as ours, providing fixed wireless technology services to its customers. The acquisition of Invisinet broadens our customer base and expands our technical resources capable of deploying wireless systems. For the nine months ended January 31, 2004, the acquisition of Invisinet increased sales by approximately $1.8 million as compared the same period in the prior year. To complete the merger, we acquired 100% of the common stock of Invisinet by issuing 1,000,000 shares of our common stock with a fair value of $1,750,000, based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Invisinet, we have recognized goodwill of approximately $1.6 million.

     On December 30, 2002, we acquired all of the outstanding common stock of Walker Comm, Inc. The acquisition of Walker gives us the ability to provide specialty communication systems to our customers along with strengthening our project management capabilities. For the nine months ended January 31, 2004, the acquisition of Walker increased sales approximately $7.6 million as compared to the same period in the prior year. The aggregate consideration we paid for Walker was approximately $5,113,000. To complete the merger, all of the issued and outstanding shares of common stock of Walker were exchanged for aggregate merger consideration consisting of $500,000 in cash and the common stock of ours with a value of approximately $4,574,000, or 2,486,000 shares valued at $1.84 per share based on the average value of our common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Walker, we recognized goodwill of approximately $4.2 million.

     On August 22, 2003, we acquired all of the outstanding common stock of Clayborn Contracting Group, Inc. The acquisition of Clayborn gives us additional expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue. For the nine months ended January 31, 2004, the acquisition of Clayborn increased sales approximately $2.8 million as compared to the same period in the prior year. The aggregate consideration paid by us for Clayborn was approximately $2,925,000. We acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $57,000 in transaction costs, and 826,446 newly issued shares of our common stock with a fair value of approximately $868,000 based on the average value of our common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn. Based on the preliminary information currently available, we preliminarily expect to recognize goodwill of approximately $2,140,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

     On March 19, 2004, we executed a non-binding letter of intent to acquire all the outstanding common stock of Heinz Corporation, for $1 million in cash and our common stock. We anticipate closing to occur on or about April 2, 2004, but currently there is no definitive merger agreement. Heinz Corporation is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications. The acquisition of Heinz

Corporation is expected to give us additional engineering expertise for wireless infrastructure services, and expand our geographical presence in the Midwest.

Our Business

     We generate our revenue by providing project engineering and deployment services for specialty communication systems, wireless fidelity ( WiFi) and fixed wireless systems. The company has two reportable segments, specialty communication systems and wireless infrastructure services.

Special Communication Systems

     As a complete project engineering company, we focus on the implementation requirements of specialty communication systems. We are a certified design and installation company for several manufacturers offering a wide range of products and services. Specialty communication services include project management, installation, registered communications distribution design, and network integration of voice, data, MATV, CATV, video and security systems, including fiber optic cabling and outside plant trenching. Cabling systems are designed, installed and tested to industry standards. Our installers are members of the IBEW union, and are trained and certified in the latest technologies and safety to adhere to general OSHA guidelines, as well as union and industry rules and regulations pertaining to areas associated with communications. Technicians are also trained and certified in installing copper and fiber optic networks to support Ethernet, Token-Ring, CAT 5, CAT 6, voice and video conferencing. We can also provide in-house CAD specialists to diagram changes or modifications to customer specifications. The specialty communication segment represents approximately 80% of total sales.

Wireless Infrastructure Services

     Connecting a company's network is critical in achieving the timely flow of information. Today, a company's network expands beyond its existing headquarters to remote offices and remote users. The networking applications are larger and the demand for high-speed connectivity to move data back and forth is growing dramatically. Until recently, a company's only alternative in obtaining high-speed connectivity was to contact the telephone company and have a high-speed landline service installed so that connectivity could be achieved between its locations. The issue today is that these high-speed landlines take too much time to install, are not available in all locations, do not solve remote application usage and are costly to use on a monthly basis. Expensive and inflexible land line services are moving users toward cost effective high-speed broadband wireless infrastructure services.

     Wireless infrastructure services includes the internal and external design and installation of a fixed wireless solution to support data, voice or video transmission between two or more points without the utilization of landline infrastructure. Wireless infrastructure services includes radio frequency engineering, site survey, which determines "line of sight" issues, site design that determines terrain status and where mounting and alignment will occur and spectrum analysis to study the performance of licensed and unlicensed frequencies for a specific area. Also, we will mount and align equipment and integrate the products into one system, and finally test, document and support the installation. We also provide network security, training and technical support. Wireless infrastructure services offer the user lower costs compared to landline, high-speed connectivity, immediate installation and network ownership.

     The products offered as part of the system include microwave radios, repeaters, amplifiers, antennas, cables and specialty components. The specific products used and serviced vary depending on the connection speed required and distances between points, accordingly, we are technology and vendor independent. We believe that this aligns our goals with those of the customers and enables us to objectively evaluate and recommend specific component products or technologies. The wireless infrastructure segment represents approximately 20% of total sales.

Sales and Marketing

     In both segments, we primarily service major corporations, government entities and educational institutions in the United States. We also perform limited services internationally, which account for less than 1% of total sales.

We market and sell services through a direct sales team of sales and project engineering professionals. Sales personnel work collaboratively with senior management, project managers and project engineers to develop new sales leads and procure new contracts. We generate revenue opportunities through formal bid responses, end user referrals, contracting assignments from technology providers and subcontracting assignments from general infrastructure providers. We also, through our subsidiaries, are listed on the Federal GSA schedule for government contracts.

Customers

     We provide specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment to many major corporations, government entities and educational institutions. At March 31, 2004, we had a backlog of unfilled orders believed to be firm of approximately $19 million, representing the uncompleted portion of services to be performed under job-specific contracts or purchase orders. We expect these projects to be completed and the backlog fully converted to revenue within the next twelve months.

Competition

     The markets in the specialty communication systems and wireless infrastructure services segments are relatively competitive and fragmented and represented typically by numerous service providers, ranging from small independent firms servicing local markets to larger firms servicing regional and national markets. We also face competition from existing or prospective clients which employ in-house personnel to perform some of the same types of services we provide. Historically, there have been relatively few significant barriers to entry into the markets in which we operate, and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competititors. Overall, we believe that there are no dominant competitors in the either of the segments that we provide products and services.

     We believe that the principal competitive factors in our markets include the ability to deliver results within budget (time and cost), reputation, accountability, staffing flexibility, project management expertise, industry experience and competitive pricing. In addition, expertise in new and evolving technologies has become increasingly important. We believe that the ability to integrate these technologies from multiple vendors gives us a competitive advantage. Our ability to compete also depends on a number of additional factors which are outside of our control, including:


               o    competitive pricing for similar services;

               o The ability and willingness of our competitors to finance customers' projects on favorable terms;

               o The ability of our customers to perform the services themselves; and

               o    The responsiveness of our competitors to customer needs.

     We believe that our principal competitive advantage is the ability to integrate multiple component products and services across the vast majority of wireless infrastructure services and specialty communication systems. We have a trained and certified staff, the ability to provide national coverage and a strong customer base. We use proven methodologies to rapidly design, install, integrate and manage a communications deployment.

     Acquisition Strategy

     The primary goal is to build us into a recognized leader in specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. To meet this challenge, we are planning to make acquisitions of companies familiar with the deployment of these products and services. The goal for each acquisition will be to expand the product and services offering, strengthen our project services capabilities, expand the customer base and add accretive revenue and earnings. At the present time, we have no plans, arrangement or agreements for any acquisitions.

Management Strategy

     In anticipation of internal growth and future acquisitions, we will organize resources to manage our development effectively. Our President is responsible for strategic direction, operations, corporate governance and building shareholder value.

     The financial officer is responsible for overall financial management, financial reporting and corporate administration. The strategic development officer is focused on strategic issues such as acquisition candidates, investor relations, corporate marketing and major account opportunities.

     Our Executive VP is tasked with business integration, creating operational efficiencies and operations management for a set number of acquired companies. As each acquisition occurs, personnel will increase in a variety of capacities.

Employees

     As of March 31, 2004, we employed 150 full time employees, of which 121 are project engineers, 13 are project managers, 11 are in administration and five are executives. Certain of the project engineers are represented by the International Brotherhood of Electrical Workers. We also have non-union employees. We believe our relations with all of our employees are good.

Properties


     Our principal executive offices are located in approximately 2,000 square feet of office space in Exton, Pennsylvania. The lease for such space expires in November 2004. The aggregate annual base rental for this space is $28,000.


     In conjunction with acquisitions that occurred in 2002 and 2003, we assumed the operating leases of additional office space in the following locations:

Location                                    Lease Expiration Date               Minimum Annual Rental


Fairfield, California (a)                   February 28, 2011                        $56,000


Rocklin, California                         January 31, 2006                         $13,000


San Leandro, California                     July 31, 2006                            $13,000


Denville, New Jersey                        month-to-month                           $11,000 (b)


Auburn, California                          month-to-month                           $44,000 (b)

  (a) The lease for our Fairfield, California location is with trusts, of which, certain of our officers and shareholders are the trustees.

  (b) The leases for our Denville, New Jersey and Auburn, California locations are month to month leases, therefore the minimum annual rental price assumes we rent the properties for the entire year.

     We believe that our existing facilities are suitable and adequate to meet our current business requirements.

Legal Proceedings

     From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

Directors And Executive Officers

     Our directors, executive officers and key executives, and their ages as of the date hereof, are as follows.

         --------------------------------- ------------ ---------------------------------------------------
         NAME                                  AGE      POSITION
         --------------------------------- ------------ ---------------------------------------------------

         Andrew Hidalgo                        47       Chairman, Chief Executive Officer and Director
         --------------------------------- ------------ ---------------------------------------------------
         Donald Walker                         40       Executive Vice President
         --------------------------------- ------------ ---------------------------------------------------
         E.J. von Schaumburg                   36       Executive Vice President
         --------------------------------- ------------ ---------------------------------------------------
         Joseph Heater                         40       Chief Financial Officer
         --------------------------------- ------------ ---------------------------------------------------
         Norm Dumbroff                         43       Director
         --------------------------------- ------------ ---------------------------------------------------
         Neil Hebenton                         47       Director
         --------------------------------- ------------ ---------------------------------------------------
         Gary Walker                           49       Director
         --------------------------------- ------------ ---------------------------------------------------
         William Whitehead                     48       Director
         --------------------------------- ------------ ---------------------------------------------------

     Set forth below is a biographical description of each director and senior executive officer of WPCS based on information supplied by each of them.

Andrew Hidalgo, Chairman  and Chief Executive Officer

     Mr. Hidalgo became our Chairman of the Board and Chief Executive Officer in June 2002. He is responsible for our operations and direction. From September 2000 until June 2002, Mr. Hidalgo was President of Wireless Professional Communication Services, Inc. From November 1999 to September 2000, Mr. Hidalgo was Chairman and Chief Executive Officer of CommSpan Incorporated. From December 1997 to November 1999, Mr. Hidalgo was Senior Vice President at Applied Digital Solutions, a communications infrastructure company, where he was responsible for implementing a strategic direction involving acquisitions, business integration and sales development while managing overall operations for the company's five core business divisions and 25 subsidiary companies. Prior to that, Mr. Hidalgo held various positions in operations, sales and marketing with the 3M Company, Schlumberger and General Electric. He attended Fairfield University in Fairfield, Connecticut where he majored in Marketing and Finance.

Donald Walker, Executive Vice President

     Mr. Walker has been Executive Vice President since December 2002. Mr. Walker was the founder of Walker Comm, Inc. and its Chief Executive Officer from November 1996 until it's acquisition by WPCS in December 2002. He has over twenty-one years of project management experience and is a Registered Communications Distribution Designer (RCDD). In addition, Mr. Walker is a committee member with the National Electrical Contractors Association (NECA). Mr. Walker began his project engineer career at General Dynamics where he developed his engineering skills while managing large projects and coordinating technical staff.

E.J. von Schaumburg, Executive Vice President

     Mr. von Schaumburg joined WPCS in November 2002. He is responsible for the strategic development of WPCS including major accounts and corporate marketing. From July 2000 until November 2002, Mr. Von Schaumburg was President of Invisinet, Inc. He is a twelve-year veteran of the wireless industry and founding member of the Wireless Ethernet Compatibility Alliance (WECA). From February 1989 until July 2000, Mr. von Schaumburg worked for eight years as a Business Development Manager for AT&T and three years as a divisional CFO for Lucent Technologies. Mr. von Schaumburg holds a B.S. in Finance from St. Bonaventure University and an M.B.A. from Fairleigh Dickinson University.

Joseph A. Heater, Chief Financial Officer

     Mr. Heater has been Chief Financial Officer since July 2003. From November 2001 to June 2003, Mr. Heater was the Controller for Locus Pharmaceuticals, Inc., a development stage pharmaceutical company.

Prior to that, from April 1999 to September 2001, Mr. Heater was Director of Finance and Corporate Controller for esavio Corporation, an information technology consulting company providing application development, network design, integration, and managed services. Prior to that, from March 1995 to November 1998, Mr. Heater was Director of Financial Planning and Assistant Corporate Controller for Airgas, Inc. Mr. Heater holds a B.S. from the University of Nebraska and an M.B.A. from Villanova University.

Directors:

Norm Dumbroff

     Mr. Dumbroff became a Director of WPCS in 2002. He has been the Chief Executive Officer of Wav Incorporated since April 1990, a distributor of wireless products in North America. Prior to Wav Incorporated, Mr. Dumbroff was an engineer for Hughes Aircraft. He holds a B.S. degree in Computer Science from Albright College.

Neil Hebenton

     Mr. Hebenton became a director of WPCS in October 2002. Since 1996, he has been the Managing Director for the U.K. based FW Pharma Systems, a multi-million dollar application software company serving the pharmaceutical and biotechnology sectors. Mr. Hebenton has held a variety of operational, scientific and marketing positions in Europe with Bull Information Systems (BULP-Paris, Frankfurt, Zurich) and Phillips Information Systems. He received his B.S. in Mathematics from the University of Edinburgh, Scotland.

Gary Walker

     Mr. Walker has been a director of WPCS since December 2002. He is currently the president of the Walker Comm subsidiary for WPCS International, a position he has held since November 1996. Prior to his involvement at Walker Comm, Mr. Walker had a distinguished career with the U.S. Navy and also held an elected political position in Fairfield, California. He holds a B.A. in Business Management from St. Mary's College in Moraga, California.

William Whitehead

     Mr. Whitehead became a director of WPCS in October 2002. Since October 1998, he has been the Chief Financial Officer for Neutronis Incorporated, a multi-million dollar process and safety systems manufacturer. Mr. Whitehead has held a variety of financial management positions with Deloitte & Touche and was Division Controller for Graphic Packaging Corporation from April 1990 to March 1998. After attending West Point, Mr. Whitehead received a B.S. in Accounting from the Wharton School at the University of Pennsylvania and received his M.B.A. from the Kellogg Graduate School at Northwestern University.

Board of Directors

     All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Director and Executive Compensation

     Directors serve without cash compensation and without other fixed remuneration. Directors are entitled to receive stock options under our 2002 Stock Option as determined by the Board of Directors. We reimburse our directors for expenses incurred in connection with attending Board meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of their ownership thereof and changes in that ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports they file.

     Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during fiscal year 2003, we are not aware of any director, officer or beneficial owner of more than ten percent of our Common stock that, during fiscal year 2003, failed to file on a timely basis reports required by
Section 16(a) of the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

     The following table sets for the certain summary information concerning the compensation paid for services rendered in all capacities to us and our subsidiaries for the years ended April 30, 2003, 2002 and 2001 to WPCS' Chief Executive Officer:

 -----------------------------------------------------------------------------------------------------------------------------------
                                           Annual Compensation                           Long-Term Compensation
                                           -----------------------------------------------------------------------------------------
                                                                                 Awards                      Payouts
                                                                           ---------------------------------------------------------
                                                                                           Securities
                                                             Other Annual   Restricted     Underlying    LTIP       All Other
   Name          Position     Year     Salary      Bonus     Compensation   Stock Awards   Options SARs Payouts   Compensation
                                         ($)        ($)          ($)          ($)            (#) (1)      ($)          ($)
  ----------------------------------------------------------------------------------------------------------------------------------
  Andrew Hidalgo     CEO       2003   $141,000      -             -             -               -          -           -
  ----------------------------------------------------------------------------------------------------------------------------------
  Stephen C. Jackson President 2002    $36,000      -             -             -               -          -           -
  ----------------------------------------------------------------------------------------------------------------------------------

                               2001    $15,085      -       $21,085             -         100,000 (2)      -           -
  ----------------------------------------------------------------------------------------------------------------------------------

(1) The number of securities under options granted reflects the number of WPCS shares that may be purchased upon the exercise of such options.

(2) For the year ended April 30, 2001, in connection with the sale of its subsidiary, we entered into a Consulting Agreement with Stephen Jackson under which we paid Mr. Jackson $6,000 during the two month period ending April 30, 2001. We also granted Mr. Jackson an option to purchase 100,000 shares of our common stock at a price of $0.30 per share at any time prior to April 30, 2002.

Employment Agreements

Andrew Hidalgo

     On August 2, 2002, we entered into a three-year employment contract with a shareholder who is our Chairman and Chief Executive Officer. Upon each one year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. The base salary under the agreement is $150,000 per annum plus benefits.

E.J. von Schaumburg

     On November 13, 2002, we entered into a two-year employment contract with an option to renew for an additional year, with the President of Invisinet, who is also one of our Executive Vice Presidents. The base salary under the agreement is $120,000 per annum, plus benefits.


Donald Walker

     On December 30, 2002, we entered into a four-year employment contract with an option to renew for an additional year, with the President of Walker, who is also one of our Executive Vice Presidents. The base salary under the agreement is $140,000 per annum, iplus benefits.

Gary Walker

     On December 30, 2002, we entered into a four-year employment contract with an option to renew for an additional year, with the Chief Operating Officer of Walker, who is also one of our Directors. The base salary under the agreement is $140,000 per annum, plus benefits.

Joseph Heater

     On July 15, 2003, we entered into a three-year employment contract with Joseph Heater, to act as Chief Financial Officer. The base salary under the agreement is $120,000 per annum, plus benefits.

     Except for the foregoing terms, we have not entered into other employment or consulting agreements with any of the Named Executive Officers.

Employee Stock Incentive Plan

     The 2002 Stock Option Plan was adopted by the board of directors in September 2002 and increased from 500,000 to 5,000,000 options on March 3, 2003, and approval by the shareholders is pending. The Plan provides for the issuance of up to 5,000,000 options.

Option Grants to the Named Executive Officers and Directors as of January 31, 2004:

-------------------------------------- -------------------------------- ------------ ------------ ---------------------

                                                                           Grant      Exercise
      Name of Beneficial Owner                      Title                  Date         Price              Options
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Neil Hebenton                          Director                           10/1/02          $1.66                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
William Whitehead                      Director                           3/25/03          $1.35                50,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
E.J. von Schaumburg                    Executive Vice President           5/27/03          $0.45               300,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Donald Walker                          Executive Vice President            6/3/03          $0.75               200,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Gary Walker                            Director                            6/3/03          $0.75               200,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
William Whitehead                      Director                            6/3/03          $0.75                25,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Joseph Heater                          Chief Financial Officer            6/12/03          $0.75               250,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
Joseph Heater                          Chief Financial Officer             8/6/03          $1.07               150,000
-------------------------------------- -------------------------------- ------------ ------------ ---------------------
                                                                                                             1,200,000
-------------------------------------- -------------------------------- ------------ ------------ =====================

     Under the plan, options may be granted which are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended, or which are not intended to qualify as incentive stock options thereunder, or Non-ISOs. The 2002 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The 2002 Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Purpose

     The primary purpose of the 2002 Stock Option Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The ability of a company to offer a generous stock option program has now become a standard feature in the industry in which we operates.

Administration

     The 2002 Stock Option Plan is administered by our board of directors, as the board of directors may be composed from time to time. All questions of interpretation of the 2002 Stock Option Plan are determined by the board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the board of directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole board of directors.

     Notwithstanding the foregoing, the board of directors may at any time, or from time to time, appoint a committee of at least two members of the board of directors, and delegate to the committee the authority of the board of directors to administer the plan. Upon such appointment aInd delegation, the committee shall have all the powers, privileges and duties of the board of directors, and shall be substituted for the board of directors, in the administration of the plan, subject to certain limitations.

     Members of the board of directors who are eligible employees are permitted to participate in the 2002 Stock Option Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2002 Stock Option Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2002 Stock Option Plan. In the event that any member of the board of directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the plan shall not be administered by the board of directors, and may only by administered by a committee, all the members of which are disinterested persons, as so defined.

Eligibility

     Under the 2002 Stock Option Plan, options may be granted to key employees, officers, directors or consultants of ours, as provided in the 2002 Stock Option Plan.

Terms Of Options

     The term of each option granted under the plan shall be contained in a stock option agreement between us and the optionee and such terms shall be determined by the board of directors consistent with the provisions of the plan, including the following:

     (a) Purchase Price. The purchase price of the common shares subject to each ISO shall not be less than the fair market value, or in the case of the grant of an ISO to a principal stockholder, not less that 110% of fair market value of such common shares at the time such option is granted. The purchase price of the common shares subject to each Non-ISO shall be determined at the time such option is granted, but in no case less than 85% of the fair market value of such common shares at the time such option is granted.

     (b) Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the board of directors, in its discretion, at the time such option is granted.

     (c) Expiration. The expiration of each option shall be fixed by the board of directors, in its discretion, at the time such option is granted; however, unless otherwise determined by the board of directors at the time such option is granted, an option shall be exercisable for ten (10) years after the date on which it was granted (the "Grant Date"). Each option shall be subject to earlier termination as expressly provided in the 2002 Stock Option Plan or as determined by the board of directors, in its discretion, at the time such option is granted.

     (d) Transferability. No option shall be transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by him. No option granted under the plan shall be subject to execution, attachment or other process.

     (e) Option Adjustments. The aggregate number and class of shares as to which options may be granted under the plan, the number and class shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase decrease in the number of issued common shares resulting from split-up spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend.

     Except as otherwise provided in the 2002 Stock Option Plan, any option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of us. However, the optionee shall have the right immediately prior to any such transaction to exercise his option in whole or in part notwithstanding any otherwise applicable vesting requirements.

     (f) Termination, Modification and Amendment. The 2002 Stock Option Plan (but not options previously granted under the plan) shall terminate ten (10) years from the earlier of the date of its adoption by the board of directors or the date on which the plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon, and no option shall be granted after termination of the plan. Subject to certain restrictions, the plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

Stock Appreciation Rights

     The 2002 Stock Option Plan also permits the granting of one or more stock appreciation rights to eligible participants. Such stock appreciation rights may be granted either independent of or in tandem with options granted to the same participant. Stock appreciation rights granted in tandem with options may be granted simultaneously with, or, in the case of Non-ISOs, subsequent to, the grant to the participant of the related options; provided, however, that: (i) any option shall expire and not be exercisable upon the exercise of any stock appreciation right with respect to the same share, (ii) any stock appreciation right shall expire and not be exercisable upon the exercise of any option with respect to the same share, and (iii) an option and a stock appreciation right covering the same share of common stock may not be exercised simultaneously. Upon exercise of a stock appreciation right with respect to a share of common stock, the participant shall be entitled to receive an amount equal to the excess, if any, of (A) the fair market value of a share of common stock on the date of exercise over (B) the exercise price of such stock appreciation right.

Federal Income Tax Aspects Of The 2002 Stock Option Plan

     The following is a brief summary of the effect of federal income taxation upon the participants and us with respect to the purchase of shares under the 2002 Stock Option Plan. This summary does not purport to be complete and does not address the federal income tax consequences to taxpayers with special tax status. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside, and does not discuss estate, gift or other tax consequences other than income tax consequences. We advise each participant to consult his or her own tax advisor regarding the tax consequences of participation in the 1999 option plan and for reference to applicable provisions of the code.

     The 2002 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421, 422 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 2002 Stock Option Plan.

     If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the "Offering Date"), a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

     If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

     In the case of a participant who is subject to Section 16(b) of the Securities Exchange Act of 1934, the purchase date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 2002 Stock Option Plan.

     The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

     We are entitled to a deduction foir amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year holding period described above.

Restrictions On Resale

     Certain officers and directors may be deemed to be our "affiliates" as that term is defined under the Securities Act. The Common stock acquired under the 2002 Stock Option Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

As of April 30, 2003, there were no unexercised options held by the Named Executive Officers.

Aggregated  Option  Exercises  in Last  Fiscal Year And Fiscal  Year-end  Option
Values

         There were no option exercises in the last fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At the time of the following transactions, there were no affiliations between us and the other parties. As a result of these transactions, the other parties became affiliates. The transactions were ongoing after the close resulting in payoffs to the other parties who became affiliates.

     On November 13, 2002, we acquired all of the outstanding shares of Invisinet from its shareholders in exchange for an aggregate of 1,000,000 newly issued shares of our common stock. An additional 150,000 shares of our common stock were to be issued to a shareholder, provided Invisinet achieved certain financial targets over a two year period beginning on the first anniversary date of the merger. On May 27, 2003, we and the shareholder mutually agreed to cancel the issuance of bonus shares and in exchange, issued options to purchase 300,000 shares of our common stock.

     On December 30, 2002, we acquired all of the outstanding shares of Walker Comm in exchange for an aggregate of 2,486,000 newly issued shares of our common stock and $500,000 cash consideration. An additional $500,000 is payable contingent upon Walker Comm achieving certain net profits, to be paid in quarterly distributions equal to 75% of net income, which would increase the purchase price. At January 31, 2004, $103,016 was payable to the Walker Comm shareholders against this earn-out provision.

     In connection with the acquisition of Walker Comm, we assumed a lease with trusts, of which, certain of our officers are the trustees, for a building and land located in Fairfield, California, which is occupied by our Walker Comm subsidiary. The lease calls for monthly rental payments of $4,642, with annual increases, calculated using the San Francisco-Oakland-San Jose Consolidated Metropolitan Statistical Area Consumer Price Index.

     On August 22, 2003, we acquired all of the outstanding shares of Clayborn Contracting Group, Inc. in exchange for an aggregate $900,000 cash consideration and 826,446 newly issued shares of our common stock. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Name and Address                               Shares                     Percent            Percent
of Beneficial                                    of                  of Class Prior to    of Class After
Owner**                                     Common Stock                 Offering           Offering ***
--------------------------------------------------------------------------------------------------------
Andrew Hidalgo                                 5,380,000                    26.7%                 21.3%


Donald Walker                                  1,126,645                     5.6%                  4.5%

E.J. von Schaumburg                              151,000                        *                     *

Joseph Heater                                    150,000 (1)                    *                     *

Norm Dumbroff                                    850,000                     4.2%                  3.4%

Neil Hebenton                                     12,500 (1)                    *                     *

Gary Walker                                      930,759                     4.6%                  3.7%

William Whitehead                                  8,000                        *                     *

All  officers,  directors  and  key            8,608,904 (1)                42.8%                 34.1%
executives (8 Persons)

* Less than 1%
** c/o WPCS International Incorporated, 140 South Village Avenue, Suite 20, Exton, PA 19341.

*** Percentage based upon 25,245,090 shares of common stock, which assumes that all shares underlying warrants being registered in this Offering will be sold.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 20,135,690 shares of common stock outstanding on January 31, 2004, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of January 31, 2004, as described below.

(1) Includes the following number of shares of common stock which may be acquired by certain executive officers and directors through the exercise of stock options which were exercisable as of January 31, 2004 or become exercisable within 60 days of that date: Joseph Heater, 150,000 shares; Neil Hebenton, 12,500 shares; and all directors and officers as a group, 162,500 shares.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Shares

     We are authorized to issue up to 30,000,000 shares of Common Stock, par value $.0001. As of January 31, 2004, there were 20,135,690 shares of common stock issued and outstanding and 5,000,000 shares reserved for issuance pursuant to our stock option plans. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Preferred Shares

     We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.0001. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Series B Convertible Preferred Stock

     On May 15, 2002, our Board of Directors adopted and created a series of preferred stock consisting of 1,000 shares designated as Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock has a liquidation preference of $1,000 and does not accrue any dividends. The Series B Convertible Preferred Stock is convertible into our common stock, at the option of the holder, at any time after the 30th calendar day we receive payment in full. Each share of Series B Convertible Preferred Stock is convertible at a basis of $1,000 per share at a conversion price equal to 75% of the average market price of the common stock for ten days prior to the date of conversion. Among other provisions, the number of shares issuable upon conversion may not be less than 1,000 shares or greater than 4,000 shares of common stock. As of the date hereof, there are no issued and outstanding shares of Series B Convertible Preferred Stock.

Series C Convertible Preferred Stock

     On November 10, 2002,  our Board of Directors  adopted and created a series
of  preferred  stock  consisting  of  1,000  shares   designated  as  Series  C
Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into our common stock, at the option of the holder, at any time after the day we receive payment in full. Each share of Series C Convertible Preferred Stock is convertible into 800 shares of our common stock. Each share of Series C Convertible Preferred Stock has a liquidation preference of $1,000 and does not accrue any dividends.

     On August 13, 2003, all 1,000 Series C Preferred shares were converted into 1,786,000 shares of our common stock.

Warrants and Options

     As of January 31, 2004, we had outstanding warrants and options to acquire approximately 8,271,875 shares of common stock, exercisable at prices ranging between $0.45 and $1.66.

     In connection with the sale of 100 units in a private placement during July and August 2003, each unit had 44,444 warrants, with each warrant representing the right to purchase one share of our common stock at an exercise price of $.90 per share until June 24, 2006. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions, reclassifications or combinations of the common shares or similar events. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common shares for less than the exercise price of the warrants or the current market price of our securities and do not entitle warrant holders to any voting or other rights as a shareholder until such warrants are exercised and common shares are issued.

     Warrants may be redeemed in whole or in part at our option, upon 30 days' notice, at a redemption price equal to $.01 per share of common stock issuable upon exercise of the warrants, if the closing price of the common shares is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the warrants are called for redemption.

     Additionally, in connection with the sale of the 100 units, we issued the placement agent three-year warrants to purchases 665,000 shares of our common stock at an exercise price of $0.75 per share.

Transfer Agent

     Interwest Transfer Co., Inc. 1981 E. 4800 South, Suite 100, Salt Lake City Utah 84117, is the transfer agent and registrar for our securities.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective non-sale pledgees, non-sale donees, non-sale assignees and other non-sale successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately-negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    through the writing of options on the shares

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     Brookshire Securities Corporation will be deemed to be an underwriter of the shares of stock which it is offering.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective non-sale pledgees, non-sale donees, non-sale transferees or other non-sale successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Underwriter Status

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act. Brookshire Sercurities Corporation, which is a broker dealer, is an underwriter in this offering. Because Brookshire Securities Corporation is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

 SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, none of the selling stockholder will continue to own any shares of our common stock.


     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

     For the table set forth below, Andrew B. Worden is the control person for Barron Partners, LP, Jeanine Schnapik is the control person for Benil Finance, Ltd., Jaime Villarroel is the control person for Blue Green T, LLC, Timothy Ruggiero is the control person for Brookshire Securities Corporation and John Doss is the control person for Doss & Company, Inc.



                                                 Beneficial Ownership                                        Beneficial Ownership
                                                 Prior to Offering (1)                                       After Offering (1)
Name of Selling Security Holder                Shares         Percentage (2)    Shares Offered (3)       Shares       Percentage (2)
 ---------------------------------------- ----------------- ----------------- ------------------------ ----------------- -----------

Asirwatham, Ronald T.                           222,220            1.1%            222,220 (4)                   0               *
Ballinger, Arthur J.                            101,332               *            101,332 (4)                   0               *
Barron Partners, LP                           2,848,150           14.1%          2,848,150 (4)                   0               *
Benil Finance, Ltd.                             355,552            1.8%            355,552 (4)                   0               *
Blue Green T., LLC                              177,776               *            177,776 (4)                   0               *
Brandenburg, Steven                              22,222               *             22,222 (4)                   0               *
Brookshire Securities Corporation               665,000            3.3%            665,000 (5)                   0               *
Coar, Robert M.                                  22,222               *             22,222 (4)                   0               *
David G. Gove and Sharon K. Gove
  Revocable Trust, dated July 7,
   1995                                         826,446            4.1%            826,446                       0               *
Dean Jr., Philip                                 88,888               *             88,888 (4)                   0               *
Di Benedetto, LP                                159,998               *            159,998 (4)                   0               *
Doss & Company, Inc.                             88,888               *             88,888 (4)                   0               *
Doss, John R.                                   355,552            1.7%            355,552 (4)                   0               *
Dumbroff, Norm (6)                              850,000            4.2%            850,000                       0               *
Ettenger, Robert Lee                             44,444               *             44,444 (4)                   0               *
Gaur, Jai P.                                     88,888               *             88,888 (4)                   0               *
Grebb, Gerald H.                                 26,666               *             26,666 (4)                   0               *
Hankins, J. Ronald                               44,444               *             44,444 (4)                   0               *
Hempleman, Philip J.                            355,552            1.7%            355,552 (4)                   0               *
Hermes, Roger                                    49,778               *             49,778 (4)                   0               *

Kaufman, LP                                     195,554               *            195,554 (4)                   0               *
Konover, Richard M.                              17,778               *             17,778 (4)                   0               *
Kwatra, Sonia                                    17,778               *             17,778 (4)                   0               *
Manchio, Rosemarie                              150,220               *            150,220 (4)                   0               *
Mantey, Jeffrey                                  22,222               *             22,222 (4)                   0               *
McClung, Michael                                177,776               *            177,776 (4)                   0               *
Molinsky, Maria                                 355,552            1.7%            355,552 (4)                   0               *
Neal, Wesley L.                                  14,222               *             14,222 (4)                   0               *
Oake, Christopher & Christina                    22,222               *             22,222 (4)                   0               *
Patton, Robert M.                               355,552            1.7%            355,552 (4)                   0               *
Reinfeld, George                                 88,888               *             88,888 (4)                   0               *


                                       46

Robertson, Leola                                 36,266               *             36,266 (4)                   0               *
Russell, Douglas                                 88,888               *             88,888 (4)                   0               *
Sabrin, Murray                                   88,888               *             88,888 (4)                   0               *
Sanchez, Tanya D.                               238,656            1.2%            238,656                       0               *
Seguso, Robert                                  799,992            4.0%            799,992 (4)                   0               *
Spackeen, Scott                                 177,776               *            177,776 (4)                   0               *
Sprague, Roy W. & Gertrude M.                    44,444               *             44,444 (4)                   0               *
Stephens, Thomas S.                              97,776               *             97,776 (4)                   0               *
Stone, Michael                                  533,328            2.6%            533,328 (4)                   0               *
Vassallo, Ronald & Susanne                       44,444               *             44,444 (4)                   0               *
von Schaumburg, E.J.(7)                         150,000               *            150,000                       0               *
Walker, Donald C. (8)                         1,126,645            5.6%          1,126,645                       0               *
Walker, Gary R. (9)                             930,759            4.6%            930,759                       0               *
Wilson Jr., F. Bradford                         284,442            1.4%            284,442 (4)                   0               *
Wilson Jr., F. Bradford TTEE                     88,888               *             88,888 (4)                   0               *
Zalcberg, Irwin & Sari                          133,332               *            133,332 (4)                   0               *

* Less than 1%

     (1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

     (2) Percentage prior to offering is based on 20,135,690 shares of common stock outstanding; percentage after offering is based on 25,245,090 shares of common stock outstanding .

     (3) Includes 5,109,400 shares of common stock underlying warrants.

     (4) Of which 50% of such number of shares are issuable upon exercise of currently exercisable options.

     (5) All 665,000 shares are issuable upon exercise of currently exercisable warrants.

     (6) Mr. Norm Dumbroff is currently a director.

     (7) Mr. E.J. von Schaumburg is currently an Executive Vice President.

     (8) Mr. Donald Walker is currently an Executive Vice President.

     (9) Mr. Gary Walker is currently a director.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of WPCS International Incorporated as of and for the year ended April 30, 2003, included in this prospectus, have been included herein in reliance on the report of J.H. Cohn LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

     Leonard Friedman, Certified Public Accountant, has audited, as set forth in his report thereon appearing elsewhere herein, our financial statements at April 30, 2002. The financial statements referred to above are included in this prospectus with reliance upon the auditor's opinion based on his expertise in accounting and auditing.

     The financial statements of Invisinet, Inc. for the year Ended December 31, 2001 and period from July 10, 2000 (Inception) through December 31, 2000 included in this Prospectus have been audited by Blackman Kallick Bartelstein, LLP, independent accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Walker Comm, Inc. for the years ended December 31, 2002 and 2001 included in this Prospectus have been audited by Leonard Friedman, Certified Public Accoiuntant, independent accountant, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Clayborn Contracting Group, Inc. for the years ended September 30, 2002 and 2001 included in this Prospectus have been audited by Burnett + Company LLP, independent accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     We dismissed our independent public accountant, Leonard Friedman, effective as of August 19, 2002. Our Board of Directors approved such decision. Leonard Friedman's report for the period November 15, 2001 (date of inception) to April 30, 2002, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during such period from November 15, 2001(date of incorporation) through April 30, 2002, and the subsequent interim period preceding August 19, 2002, there were no disagreements with Leonard Friedman within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Leonard Friedman, would have caused him to make reference in connection with his opinion to the subject matter of the disagreement in connection with any report he might have issued. On August 19, 2002, we dismissed N.I. Cameron, Inc., Chartered Accountants ("N.I. Cameron"), as our independent public accountants, effective as of that date. Our Board of Directors approved such decision.

     N.I. Cameron's opinion in its reports on our financial statements for the years ended April 30, 2001 and April 30, 2002 (prior to our merger with WPCS Holdings, Inc.), each expressed substantial doubt with respect to our ability, at that time, to continue as a going concern. During the year ended April 30, 2002, and the period from June 9, 1999 (date of incorporation) to April 30, 2001, N.I. Cameron did not issue any other report on our financial statements which contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.
Furthermore, during such period from June 9, 1999 (date of incorporation) through April 30, 2002, and the subsequent interim period preceding August 19, 2002, there were no disagreements with N.I. Cameron within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of N.I. Cameron, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report they might have issued.

     On August 19, 2002,  we and WPCS  Holdings  engaged  J.H.  Cohn LLP, as our
independent  public  accountants.   Neither  us  nor  WPCS  Holdings  previously
consulted with J.H. Cohn regarding any matter, including but not limited to:

     o the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or

     o any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of WPCS International Incorporated, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                         WPCS INTERNATIONAL INCORPORATED

                          INDEX TO FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS

The Financial Statements required by Item 304 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.


Fiscal Year Ended April 30, 2003

Report of Independent Public Accountants                                                                     F-1

Consolidated Balance Sheet at April 30, 2003                                                                 F-3

Consolidated  Statements  of  Operations  for the year ended  April 30,  2003 and for the period  from
November 15, 2001 (date of inception) to April 30, 2002                                                      F-5

Consolidated  Statements of Shareholders'  Equity for the year ended April 30, 2003 and for the period
from November 15, 2001( date of inception) to April 30, 2002                                                 F-6

Consolidated  Statements  of Cash Flows for the year  ended  April 30,  2003 and for the  period  from
November 15, 2001 (date of inception) to April 30, 2002                                                      F-7

Notes to Consolidated Financial Statements                                                                   F-9

Nine Months Ended January 31, 2004

Condensed Consolidated Balance Sheets at January 31, 2004 (unaudited) and  April 30, 2003                   F-29

Condensed  Consolidated  Statements of Operations for the nine months ended January 31, 2004
and 2003 (unaudited)                                                                                        F-31

Condensed  Consolidated  Statement of Shareholders'  Equity for the nine months ended January 31, 2004
(unaudited)                                                                                                 F-32

Condensed  Consolidated  Statements  of Cash Flows for the nine months ended January 31, 2004 and 2003
(unaudited)                                                                                                 F-33

Notes to Condensed Consolidated Financial Statements                                                        F-35

Audited  Financial  Statements of Invisinet,  Inc. for the year ended December 31, 2001 and the period
from July 10, 2000 (inception) through December 31, 2000                                                    F-44

Unaudited Financial Statements of Invisinet, Inc. for the nine months ended September 30, 2002              F-51

Audited Financial Statements of Walker Comm, Inc. for the years ended December 31, 2001 and 2000            F-60

Unaudited Financial Statements of Walker Comm, Inc. for the nine months ended September 30, 2002            F-72

Audited  Financial  Statements of Clayborn  Contracting  Group, Inc. for the years ended September 30,
2002 and 2001                                                                                               F-80

Unaudited Financial  Statements of Clayborn Contracting Group, Inc. for the nine months ended June 30,
2003                                                                                                        F-92

Pro Forma Unaudited Consolidated Statements of Operations - "WPCS" for the
twelve months ended April 30, 2003 and "Clayborn" for the twelve months ended
April 30, 2003                                                                                              F-100

Pro Forma Unaudited Consolidated Statements of Operations - "WPCS" for the nine months ended January 31, 2004 and "Clayborn" for the four months ended July 31,
2003                                                                                                        F-105


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders of
    WPCS International Incorporated


We have audited the accompanying consolidated balance sheet of WPCS International Incorporated and Subsidiaries as of April 30, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WPCS International Incorporated and Subsidiaries as of April 30, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                            /s/ J.H. COHN LLP
                                                            -----------------
                                                                J.H. COHN LLP
Roseland, New Jersey
August 13, 2003

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors of
      WPCS Holdings, Inc.

I have audited the accompanying consolidated statement of operations, changes in shareholders' equity and cash flows for the period November 15, 2001 (date of inception) to April 30, 2002, of WPCS Holdings, Inc. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of WPCS Holdings, Inc. for the year ended April 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                           /S/ Leonard Friedman
                                                           --------------------
                                                               Leonard Friedman
East Meadow, New York
July 1, 2002

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 30, 2003


                                 ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                       $
167,547
    Accounts receivable, net of allowance of $11,779                 2,397,236
    Costs and estimated earnings in excess of billings on
      uncompleted contracts                                            408,194
    Inventory                                                           77,775
    Prepaid expenses                                                   143,113
    Deferred tax assets                                                 70,000
                                                                 -------------

         Total current assets                                        3,263,865


PROPERTY AND EQUIPMENT                                                 647,951

CUSTOMER LISTS, net of accumulated
         amortization of $41,000                                       499,000

GOODWILL                                                             5,388,882

OTHER ASSETS                                                            21,528
                                                                 -------------

                         Totals                                    $ 9,821,226
                                                                 =============

The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 30, 2003

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable and accrued expenses                                                                    $  1,278,443
    Billings in excess of costs and estimated earnings on
       Uncompleted contracts                                                                                      215,819
    Current maturities of capital lease obligations                                                                 2,294
    Current maturities of equipment loans payable                                                                  21,268
    Note Payable, officer                                                                                         100,000
    Due to shareholders                                                                                            58,207
    Income taxes payable                                                                                           23,700
    Deferred income taxes, current portion                                                                        129,000
                                                                                                           --------------

          Total current liabilities                                                                             1,828,731

Capital lease obligations, net of current maturities                                                                4,608
Deferred income taxes, net of current portion                                                                     527,000
                                                                                                           --------------

            Total Liabilities                                                                                   2,360,339
                                                                                                           --------------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Preferred Stock - $0.0001 par value, 5,000,000 shares authorized

   Series C Convertible Preferred Stock, 1,000 shares designated, 1,000 shares issued and outstanding at April 30, 2003,
       liquidation preference $1,000,000                                                                               -

   Common Stock - $0.0001 par value,
       30,000,000 shares authorized, 13,078,844 shares issued and outstanding
       at April 30, 2003                                                                                           1,308
  Additional paid- in capital                                                                                  8,002,639
  Accumulated deficit                                                                                           (543,060)
                                                                                                           --------------
           Total shareholders' equity                                                                          7,460,887
                                                                                                           --------------
            Totals                                                                                           $ 9,821,226
                                                                                                           ==============

The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  For the period
                                                                                 November 15, 2001
                                                                 Year Ended    (date of inception) to
                                                                  April 30,          April 30,
                                                                   2003                2002
                                                         ----------------------  ----------------------
REVENUE                                                          $   5,422,858      $    402,289

COSTS AND EXPENSES
Cost of revenue                                                      3,768,495           267,032
Selling expenses                                                        27,741             4,857
General and administrative expenses                                  1,833,086           112,246
Provision for doubtful accounts                                         38,779                 -
Depreciation and amortization                                          116,501             2,570
                                                         ----------------------  ----------------------

         Total costs and expenses                                    5,784,602           386,705
                                                         ----------------------  ----------------------
INCOME (LOSS) BEFORE PROVISION
   FOR INCOME TAXES                                                   (361,744)           15,584

    Provision for income taxes                                         (19,550)           (4,350)
                                                         ----------------------  ----------------------
NET (LOSS) INCOME                                                     (381,294)           11,234

    Imputed dividends accreted on
  Convertible Series B Preferred stock                                (173,000)                -
                                                         ----------------------  ----------------------

NET (LOSS) INCOME ATTRIBUTABLE TO
    COMMON SHAREHOLDERS                                          $    (554,294)     $     11,234
                                                         ======================  ======================

Basic net (loss) income per common share                         $       (0.05)     $       0.00
                                                         ======================  ======================

Basic weighted average number of
  common shares outstanding                                         10,376,685         5,500,000
                                                         ======================  ======================

The accompanying notes are an integral part of these consolidated financial statements

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 YEAR ENDED APRIL 30, 2003 AND FOR THE PERIOD NOVEMBER 15, 2001 (DATE OF INCEPTION) TO APRIL 30, 2002
                                                                                    ADDITIONAL                          TOTAL
                                          PREFERRED STOCK       COMMON STOCK         PAID-IN      ACCUMULATED       SHAREHOLDERS'
                                         SHARES    AMOUNT      SHARES     AMOUNT     CAPITAL        DEFICIT            EQUITY
                                         ------    ------   ----------     -------    -------        -------          -----------
Issuance of common stock
  (date of inception, November 15, 2001)        -    $    -   5,500,000       $550   $   4,450        $      -         $    5,000
Net income                                      -         -           -          -           -          11,234             11,234
                                          --------- -------- ----------   --------   ---------       ---------        -----------

BALANCE APRIL 30, 2002                          -        -    5,500,000        550       4,450          11,234             16,234

Effects of reverse acquisition                250        1    1,025,632        103     (80,919)              -            (80,815)
Return and retirement of common stock in
connection with reverse acquisition                      -     (500,000)       (50)         50               -                  -
Sale of Series B Preferred stock sold
through private placement                     455        -            -          -     455,000               -            455,000
Series B Preferred stock issued in
consideration for payment of advances from
stockholder and accounts payable               64        -            -          -      64,000               -             64,000
Conversion of Series A Preferred stock to
common stock                                 (250)      (1)   3,000,000        300        (299)              -                  -
Imputed Series B Preferred stock dividend
attributable to beneficial conversion
feature                                         -        -            -          -     173,000        (173,000)                 -
Sale of Series C Preferred stock sold
through private placement                   1,000        -            -          -   1,000,000               -          1,000,000
Issuance of common stock for
  acquisition of Invisinet, Inc.                -        -    1,000,000        100   1,749,900               -          1,750,000
Issuance of common stock for
  acquisition of Walker Comm, Inc.              -        -    2,486,000        249   4,574,000               -          4,574,249
Conversion of Series B Preferred stock to
common stock                                 (519)       -      567,212         56         (56)              -                  -
Stock options granted to an officer in
    connection with the acquisition of
    Invisinet, Inc.                                                                     63,513               -             63,513

NET LOSS                                        -        -            -          -           -        (381,294)          (381,294)
                                          --------- -------- ----------   --------    ---------       ---------       -----------

BALANCE, APRIL 30, 2003                     1,000   $    -   13,078,844  $   1,308 $ 8,002,639       $(543,060)        $7,460,887
                                          ========= ======== ==========  =========  ===========      ==========       ===========
The accompanying notes are an integral part of these consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                      FORMERLY PHOENIX STAR VENTURES, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             For the period
                                                                                                            November 15, 2001
                                                                                     Year Ended           (date of inception) to
                                                                                       April 30,                April 30,
                                                                                         2003                       2002
                                                                                    -------------              -------------
OPERATING ACTIVITIES:
    Net (loss) income                                                               $ (381,294)                   $ 11,234
    Adjustments to reconcile net (loss) income
     to net cash (used in) provided by operating activities:
    Depreciation and amortization                                                      116,501                       2,570
    Provision for doubtful accounts                                                     38,779                           -
    Gain on disposition of fixed assets                                                 (2,085)                          -
    Changes in operating assets and liabilities, net of acquisitions:
       Accounts receivable                                                            (676,341)                    (91,183)
       Costs and estimated earnings in excess of billings
         on uncompleted contracts                                                      (10,087)                          -
       Inventory                                                                         2,428                      (7,974)
       Prepaid expenses                                                                (99,789)                          -
       Other Assets                                                                        (75)                     (2,242)
       Accounts payable and accrued expenses                                           182,614                      93,866
       Billings in excess of costs and estimated earnings
         on uncompleted contracts                                                     (155,539)                         -
       Income taxes payable                                                             19,550                       5,403
                                                                                    -------------              -------------
    NET CASH (USED IN)/PROVIDED BY OPERATING
        ACTIVITIES                                                                    (965,338)                     11,674
                                                                                    -------------              -------------
    INVESTING ACTIVITIES:
        Proceeds from disposition of fixed assets                                       41,607                           -
        Acquisition of property and equipment                                           (3,065)                    (20,895)
        Proceeds from repayment of note receivable                                     172,514
        Acquisition of businesses, net of cash acquired                               (375,993)                          -
                                                                                    -------------              -------------
    NET CASH USED IN INVESTING ACTIVITIES                                             (164,937)                    (20,895)
                                                                                    -------------              -------------

    FINANCING ACTIVITIES:
       Cash received in reverse acquisition                                              3,257                           -
       Proceeds from advances from officers                                            100,000                      20,743
       Proceeds from sale of preferred stock                                         1,455,000                           -
       Proceeds from issuance of common stock                                                -                       5,000
       Repayment of loans payable, shareholder                                         (20,743)
       Repayment of note payable, bank                                                (200,000)                          -
       Repayment of equipment loans payable                                            (53,169)                          -
       Repayments of capital lease obligations                                          (2,077)                       (968)
                                                                                    -------------              -------------

    NET CASH PROVIDED BY FINANCING ACTIVITIES                                        1,282,268                      24,775
                                                                                    -------------              -------------

    NET INCREASE IN CASH AND CASH
    EQUIVALENTS                                                                        151,993                      15,554

    CASH AND CASH EQUIVALENTS, BEGINNING OF
    PERIOD                                                                              15,554                           -
                                                                                    =============              =============

    CASH AND CASH EQUIVALENTS, END OF
    PERIOD                                                                          $  167,547                     $15,554
                                                                                    =============              =============

The accompanying notes are an integral part of these consolidated financial statements

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                      FORMERLY PHOENIX STAR VENTURES, INC.)

                CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

                                                                                                            For the period
                                                                                                           November 15, 2001
                                                                               Year Ended               (date of inception) to
                                                                                April 30,                     April 30,
                                                                                  2003                           2002

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
      Cash paid during the period for:
           Interest                                                            $    8,131                              $640
                                                                              ============                     =============
         Income taxes                                                          $    1,380                              $200
                                                                              ============                     =============

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
     Equipment acquired under capital lease                                    $    9,468                                 -
                                                                              ============
     Issuance of 64 shares of Series B preferred stock
         as payment of advances from shareholder and
            accounts payable                                                   $   64,000                                 -
                                                                              ============
     Imputed Series B preferred stock dividend attributable
            to a beneficial conversion feature                                 $  173,000                                 -
                                                                              ============
     Issuance of common stock for net non-cash assets
            received in acquisitions                                           $6,324,249                                 -
                                                                              ============
     Conversion of Series A Preferred stock into common
            stock                                                              $      300                                 -
                                                                              ============
     Conversion of Series B Preferred stock into common  stock                 $       56                                 -
                                                                              ============
     Stock options issued` relating to an acquisition                          $   63,513
                                                                              ============

     Earn-out consideration unpaid relating to an acquisition                  $   58,207
                                                                              ============

The accompanying notes are an integral part of these consolidated financial statements

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of WPCS International Incorporated ("WPCS") and its wholly owned subsidiaries, WPCS Acquisition Corp. (which changed its name to WPCS Incorporated) ("Subsidiary"), Invisinet Inc. ("Invisinet") from November 13, 2002 (date of acquisition) and Walker Comm Inc. ("Walker") from December 30, 2002 (date of acquisition), collectively the "Company". For the period November 15, 2001 (date of inception) to April 30, 2002, the statement of operations, shareholders' equity and cash flows are that of WPCS Holdings, Inc. ("Holdings"), the accounting acquirer of the business of Phoenix Star Ventures, Inc. ("PSVI") as explained below.

The Company is a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity ("WiFi") deployment and fixed wireless deployment. The Company provides a range of specialty communication services including project management, site design, structured cabling, product integration, network security, and technical support.

WPCS is the successor-consolidated entity formed by the merger, on May 17, 2002, of PSVI, Subsidiary, a newly formed, wholly owned subsidiary of PSVI and Holdings, a Delaware corporation.

On May 17, 2002, PSVI a publicly held "shell company", became the legal acquirer of Holdings by issuing 5,500,000 shares of its common stock to the shareholders of Holdings in exchange for all of the outstanding common shares of Holdings. The former shareholders of Holdings, immediately after the business combination, owned the majority of the combined companies. Accordingly, the business combination has been accounted for as a reverse acquisition, whereby, for accounting purposes, Holdings is the accounting acquirer and PSVI is the accounting acquiree. The consolidated financial statements of the Company include the accounts of PSVI since its acquisition. The cost of the acquisition approximated the fair value of the net assets of PSVI that were acquired, and accordingly, assets, liabilities and the outstanding preferred stocks of PSVI were initially recorded at historical carrying values.

On May 24, 2002, PSVI's principal shareholder returned 500,000 shares of its common stock to the Company, without compensation. Subsequently, these common shares were retired and cancelled.

On November 13, 2002, the Company acquired all of the outstanding shares of Invisinet from its shareholders in exchange for an aggregate of 1,000,000 newly issued shares of the Company's common stock. An additional 150,000 shares of the Company's common stock were to be issued to a shareholder, provided Invisinet achieved certain financial targets over a two year period beginning on the first anniversary date of the merger. On May 27, 2003, the Company and the shareholder mutually agreed to cancel the issuance of these shares and in exchange, issued options to purchase 300,000 shares of the Company's common stock.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION (continued)

On December 30, 2002, the Company acquired all of the outstanding shares of Walker in exchange for an aggregate of 2,486,000 newly issued shares of the Company's common stock and $500,000 cash consideration. An additional $500,000 is payable contingent upon Walker achieving certain net profits, to be paid in quarterly distributions equal to 75% of net income, which would increase the purchase price.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Principles of consolidation

All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly-liquid investments with an original maturity of three months or less.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company reduces credit risk by placing its temporary cash and investments with major financial institutions with high credit ratings. At times, such amounts may exceed Federally insured limits. The Company reduces credit risk related to accounts receivable by routinely assessing the financial strength of its customers and maintaining an appropriate allowance for doubtful accounts based on its history of write-offs, current economic conditions and an evaluation of the credit risk related to specific customers.

Accounts Receivable

Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts. Included in the accounts receivable is retainage receivable of $106,995 which is expected to be collected within one year.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Inventory consists of parts and supplies and is stated using the weighted average cost method.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided for, using straight-line methods, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Repairs and maintenance are charged to operations as incurred.

Goodwill

Effective May 1, 2002, the Company adopted Statement of Financial Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. In accordance with the guidelines of this accounting standard, goodwill and indefinite-lived intangible assets are no longer amortized but are assessed for impairment on at least an annual basis. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

SFAS No. 142 requires that goodwill be tested for impairment upon adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of the business acquired (reporting unit)and compare it to the carrying value, including goodwill, of such business (reporting unit). If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step.

The Company completed the initial step of impairment testing which indicated that no goodwill impairment existed as of April 30, 2003. The Company determined the fair value of the businesses acquired for purposes of this test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, and estimated cost of capital for purposes of arriving at a discount factor. Based on comparing this discounted cash flow model to the carrying value of the reporting units, no impairment was recognized in the consolidated statement of operations for the year ended April 30, 2003. On an ongoing basis, the Company expects to perform its annual impairment test during the fourth quarter absent any interim impairment indicators.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company generates its revenue by providing project engineering and installation services for specialty communication systems, including wireless fidelity (WiFi) and fixed wireless deployment. The Company provides a range of specialty communication services including project management, site design, structured cabling, product integration, network security and technical support. These projects may require the integration of multiple communication components and engineering services in order to complete the project.

The Company records profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting of Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (loss) Per Share

Earnings (Loss) per common share is computed pursuant to SFAS No. 128, "Earnings Per Share" ("EPS"). Basic income (loss) per share is computed as net income
(loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock options, restrictive stock awards, warrants and other convertible securities. At April 30, 2003, the Company had 1,000 shares of Series C Convertible Preferred Stock with potential conversion into 1,786,000 common shares of the Company as described in NOTE 12 and 77,000 stock options grants outstanding. Diluted EPS is not presented since the effect of the assumed exercise of options and the assumed conversion of the Series C convertible preferred stock would be antidilitive. At April 30, 2002, no potentially dilutive securities were outstanding.

Stock-Based Compensation Plans

The Company maintains a stock option plan, as more fully described in Note 11 to the consolidated financial statements, which is accounted for using the "intrinsic value" method pursuant to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and, accordingly, when the exercise price of an employee stock option granted by the Company is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized. Therefore, the Company has elected the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to the calculation of percentage of completion on uncompleted contracts, allowance for doubtful accounts, valuation of inventory and life of customer lists. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for years beginning after June 15, 2002. SFAS No. 143 addresses legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Any associated asset retirement costs are to be capitalized as part of the carrying amount of the long-lived asset and expensed over the life of the asset. The impact of the adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting pronouncements (continued)

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 clarifies accounting and reporting for assets held for sale, scheduled for abandonment or other disposal, and recognition of impairment loss related to the carrying value of long-lived assets. The Company has adopted SFAS No. 144 for the year beginning May 1, 2002. The adoption of SFAS 144 did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 nullifies Emerging Issues Task Force Issue No. 94-3 and requires that a liability for a cost associated with and exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is the objective for initial measurement of the liability. SFAS No.146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of the adoption of SFAS No. 146 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.123." SFAS No.148 amends SFAS No.123,"Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock- based employee compensation. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No.25 for the year ending April 30, 2003. The adoption of SFAS 148 did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No.45, ("FIN No. 45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No.45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN No.45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending December 15, 2002. The adoption of the disclosure requirements of FIN No. 45 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting pronouncements (continued)

In January 2003, the FASB issued FASB Interpretation No.46 ("FIN No. 46") "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legalstructure used for business purposes that either (a) does not have equity investors with voting rights or (b)has equity investors that do not provide sufficient financial resources for the entity to support its activities.A variable interest entity often holds financial assets, including loans or receivables real estate or other property. A variable interest entity may be essentially passive or it may engage in activities on behalf of another company. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No.46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46's consolidation requirements apply immediately to variable interest entities created or acquired after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year on interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has not adopted FIN No.46 for the year ended April 30, 2003. The Company does not expect FIN 46 to have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of our first quarter for fiscal 2004. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations or cash flows.

NOTE 3 - ACQUISITIONS

Invisinet, Inc.

On November 13, 2002, the Company, through its newly formed, wholly-owned subsidiary, acquired all of the outstanding shares of Invisinet. Subsequently on that date, the subsidiary was merged with and into Invisinet, with Invisinet being the surviving corporation. Invisinet then became a wholly owned subsidiary of WPCS.

The acquisition of Invisinet broadens the Company's customer base and expands its technical resources capable of deploying wireless systems. WPCS concentrates its business in fixed wireless products and services, whereas Invisinet offers wireless fidelity (WiFi) deployment to its customers.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACQUISITIONS (continued)

Invisinet (continued)

The aggregate consideration paid by WPCS for Invisinet was approximately $1,828,000. As a result of and at the effective time of the merger, all of the issued and outstanding shares of common stock of Invisinet were exchanged for aggregate merger consideration consisting of 1,000,000 shares of common stock of WPCS with a value of approximately $1,750,000, based on $1.75 per share, the average stock price a few days before after the announcement of the merger, and an additional $15,000 in acquisition costs.

In addition, as an inducement to enter into the merger agreement, the Company agreed to issue a shareholder of Invisinet, who is also the Executive Vice President of the Company, up to 150,000 shares of the Company's common stock, provided Invisinet achieved certain financial targets over a two year period beginning on the first anniversary date of the merger. On May 27, 2003, the Company and the shareholder mutually agreed to cancel the issuance of these shares and in exchange, issued options to purchase 300,000 shares of the Company's common stock at an exercise price of $0.45 per share expiring in May 2008. These options were valued at $63,513 and accordingly, the Company increased goodwill and additional paid-in capital for the same amount at April 30, 2003.

The acquisition of Invisinet was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations". Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and (or) other intangible assets are recorded to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

A valuation of certain assets was completed, including property and equipment, list of major customers, and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and cost approaches. The initial purchase price allocation has been adjusted as a result of final valuation, with customer lists being valued at $150,000 resulting in a decrease in goodwill by that amount. Accordingly a deferred tax liability of $54,000 was recorded since the amortization of the customer list is not available as a tax deduction to the Company. The aggregate changes resulted in goodwill being decreased to $1,627,044 as of the acquisition date.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACQUISITIONS (continued)

Invisinet (continued)

The purchase price allocation has been calculated as follows:
      Assets purchased
          Cash                                                                       $   132,672
          Accounts receivable                                                            111,815
          Note receivable                                                                172,514
          Inventory                                                                        5,228
          Fixed assets                                                                     3,760
          Other assets                                                                     1,445
          Customer list                                                                  150,000
          Goodwill                                                                     1,627,044
                                                                                     ------------
                                                                                       2,204,478
                                                                                     ------------
      Liabilities assumed
          Accounts payable                                                              (321,965)
          Deferred tax liability                                                         (54,000)
                                                                                     ------------
                                                                                        (375,965)
                                                                                     ------------
      Purchase price                                                                 $ 1,828,513
                                                                                     ============

Customer lists are being amortized over a period of 5 years. The Company recorded amortization expense of $15,000 for the year ended April 30, 2003. Any future goodwill impairments are not deductible for income tax purposes.

Walker Comm, Inc.

On December 30, 2002, the Company, through its newly formed, wholly-owned subsidiary, acquired all of the outstanding common stock of Walker. Subsequently on that date, the subsidiary was merged with and into Walker, with Walker being the surviving corporation. Walker then became a wholly-owned subsidiary of WPCS.

The acquisition of Walker gives the Company the ability to provide specialty communication systems to its customers along with strengthening its project management capabilities.

The aggregate consideration paid by WPCS for Walker was $5,171,455 subject to further adjustment as explained below. As a result of and at the effective time of the merger, all of the outstanding shares of common stock, par value $1.00 per share, of Walker were exchanged for aggregate merger consideration consisting of $500,000 in cash and the common stock of WPCS with a value of $4,574,248, or 2,486,000 shares valued at $1.84 per share based on an average price a few days before and after the merger was announced and acquisition costs of $39,000. An additional $500,000 is payable, provided Walker achieves certain net profits, to be paid in quarterly distributions equal to 75% of net income. At April 30, 2003, $58,207 was payable to the Walker shareholders against this earn-out provision. Accordingly, the goodwill was increased by $58,207.

                 WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARY
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACQUISITIONS (continued)

Walker Comm (continued)

The acquisition of Walker was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and (or) other intangible assets are recorded to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

A valuation of certain assets was completed, including property and equipment, inventory, list of major customers, contract backlog and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and cost approaches. The initial purchase price allocation has been adjusted as a result of the final valuation relating to inventory, property and equipment and list of major customers. As a result of the changes in purchase price allocation, property and equipment has increased by $292,734, inventory has increased by $67,000, and customer lists by $390,000 resulting in a decrease in goodwill of $749,734. Accordingly, a deferred tax liability of $299,000 was recorded since depreciation and amortization on the step up in the basis of these assets are not deductible for income tax purposes. In addition, the Company has recorded a deferred tax asset of $70,000 for future tax deductible items. Additionally, Walker, which prior to the acquisition, used the cash basis of accounting for income taxes, changed its tax accounting method to accrual basis starting from the date of acquisition, thus resulting in a deferred tax liability of $303,000. The Company recorded these deferred tax assets and liabilities and increased the goodwill by a net amount of $532,000. The aggregate changes resulted in goodwill being decreased to $3,761,838 as of the acquisition date.

The purchase price allocation has been calculated as follows:

      Assets purchased
          Cash                                                                      $     45,335
          Accounts receivable                                                          1,556,677
          Costs and estimated earnings in excess of billings on
            uncompleted contracts                                                        398,107
          Inventory                                                                       67,000
          Fixed assets                                                                   727,876
          Other assets                                                                    61,090
          Customer lists                                                                 390,000
          Deferred tax asset                                                              70,000
          Goodwill                                                                     3,761,838
                                                                                     -----------
                                                                                       7,077,923
                                                                                     ============

                 WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARY
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      NOTE 3 - ACQUISITIONS (continued)

      Walker Comm (continued)

      Liabilities assumed
          Accounts payable                                                              (658,673)
          Note payable - Bank                                                           (200,000)
          Billings in excess of costs and estimated earnings on
            uncompleted contracts                                                       (371,358)
          Equipment loans payable                                                        (74,437)
          Deferred income taxes                                                         (602,000)
                                                                                  ---------------
                                                                                      (1,906,468)
                                                                                  ---------------
      Purchase price                                                                 $ 5,171,455
                                                                                  ===============

Based on the final valuation, customer lists are being amortized over a period of 5 years. The Company recorded amortization expense of $26,000 for the year ended April 30, 2003. Any future goodwill impairments are not deductible for income tax purposes.

The following unaudited pro forma financial information presents the combined results of operations of WPCS, Invisinet and Walker, as if the acquisitions had occurred as of May 1, 2002, after giving effect to certain adjustments, including the issuance of WPCS common stock as part of the purchase price. Pro forma financial information for the year ended April 30, 2002 has not been presented as its presentation will produce distorting results since WPCS started operations on November 15, 2001. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had WPCS, Invisinet and Walker been a single entity during such periods.

Year ended April 30, 2003:
Revenues                                                                          $   10,680,000

Net loss attributable to common shareholders                                      $   (1,760,000)

Weighted-average number of shares used in calculation of basic
   loss per share                                                                     12,571,474

Basic loss per share                                                                      $(0.14)

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following: at April 30, 2003

Costs incurred on uncompleted contracts                                                  $ 4,077,019
Estimated contract profit                                                                    937,464
                                                                                        ------------
                                                                                           5,014,483
Less: billings to date                                                                     4,822,108
                                                                                        ------------
                                                                                         $   192,375
                                                                                        ============
Costs and estimated earnings in excess of billings                                       $   408,194
Billings in excess of costs and estimated earnings
  on uncompleted contracts                                                                  (215,819)
                                                                                        -------------
                                                                                         $   192,375
                                                                                        =============

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at April 30, 2003:

                                                                                 Estimated               Amount
                                                                                useful life
                                                                                  (years)
     Furniture and fixtures                                                        5 - 7               $  33,606
     Automobiles                                                                   5 - 7                 303,568
     Machinery and equipment                                                         5                   193,860
     Leasehold improvements                                                        3 - 10                167,190
                                                                                                       ----------

                                                                                                         698,224
     Less accumulated depreciation and amortization                                                       50,273
                                                                                                       ----------

                                                                                                       $ 647,951
                                                                                                       ==========

Depreciation expense for property and equipment for the year ended April 30, 2003 and for the period ended April 30, 2002 was approximately $75,500 and $2,600, respectively.

Property and equipment under capital leases totaled approximately $10,000 and accumulated depreciation on such property and equipment aggregated approximately $2,800 at April 30, 2003.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - LINE OF CREDIT

The Company had a $200,000 line of credit with a bank, which matured on March 26, 2003. The line of credit provided for an interest rate of 3.4% and was collateralized by a $200,000 certificate of deposit, At the maturity date, the loan was paid back by the certificate of deposit.

NOTE 7- DUE TO OFFICER

The Company owes $100,000 to an officer. This loan bears interest at 5.75% and is due on or before February 12, 2004.

NOTE 8 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Walker, the Company assumed a ten-year lease with trusts, of which, certain officers of the Company are the trustees, for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary. The lease requires for initial monthly rental payments of $6,934, with annual increases, calculated using the San Francisco-Oakland-San Jose Consolidated Metropolitan Statistical Area Consumer Price Index. For the period December 30, 2002 (date of acquisition) through April 30, 2003, $29,000 was paid as rent for this lease.

NOTE 9 - RETIREMENT PLANS

Walker participates in an employee savings plan under Section 401(k) of the Internal Revenue Code pursuant to which eligible employees may elect to defer a portion of their annual salary by contributing to the plan. Contributions by Walker are made at the discretion of the Board of Directors. There were no contributions made for the year ended April 30, 2003 and none for 2002, since Walker's results of operations are not included in these financial statements.

The Company also contributes to multi-employer pension plans which provide benefits to union employees covered by collective bargaining agreements. General and administrative expenses include approximately $239,000 for such costs and none for 2002, since Walker's results of operations are not included in these financial statements.

NOTE 10 - INCOME TAXES

          The provision for income taxes for the year ended at April 30, 2003 and period ended April 30, 2002 is summarized as follows:
                                                   2003        2002
      Current                                   ----------  ----------
          Federal                               $       -   $       -
          State                                    19,550       4,350

      Deferred
          Federal                                       -           -
          State                                         -           -
                                                ----------  ----------
      Totals                                    $  19,550   $   4,350
                                                ==========  ==========

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (continued)

The actual provisions for income taxes reflected in the consolidated statements of operations for the year ended April 30, 2003, and the period ended April 30, 2002, differ from the amounts computed at the federal statutory tax rates. The principal differences between the statutory income tax expense and the effective provision for income taxes are summarized as follows:

                                                                                                 2003              2002
                                                                                           ---------------     ---------------
          Expected tax benefit at statutory rate (34%)                                      $    (122,000)       $          -
          State and local taxes, net of federal tax benefit                                        19,550               4,350
          Increase in valuation allowance                                                         122,000                   -
                                                                                           ---------------     ---------------
                                      Totals                                                $      19,550        $      4,350
                                                                                           ===============     ===============

The tax effects of temporary differences which give rise to deferred tax assets and liabilities at April 30, 2003 is summarized as follows:

      Net operating loss carryforward                                                              54,000
      Deferred tax assets
          Allowance for doubtful accounts                                                       $  26,000
          Federal benefit of deferred state tax liabilities                                        44,000
           Valuation allowance                                                                    (54,000)
                                                                                                ----------
                Net deferred tax assets - current                                                  70,000
                                                                                                ----------
      Deferred tax liabilities
          Sec 481(a) adjustment for cash to accrual basis of accounting
                                                          - current                              (100,000)
                                                          - long term                            (201,000)
           Non-deductible amortization of purchase price
                Inventory - current                                                               (29,000)
                Fixed assets- long term                                                          (111,000)

                Customer lists- long term                                                        (215,000)
                                                                                                ----------
                                              Total                                              (656,000)
                                                                                                ----------

      Net deferred tax liabilities                                                              $(586,000)
                                                                                                ==========

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (continued)

The Company has net operating loss carryforwards for Federal tax purposes approximating $72,000, expiring through 2023. The Company has net operating loss carryforward for State tax purposes approximating $328,000 expiring through 2010. Due to the uncertainty of recognizing a tax benefit on these losses, the Company has provided a valuation allowance against these deferred tax assets.

NOTE 11 - STOCK OPTION PLAN

The Company established a nonqualified stock option plan pursuant to which options to acquire a maximum of 5,000,000 shares of the Company's common stock were reserved for grant (the "2002 Plan"). Under the terms of the 2002 Plan, the options, which expire five years after grant, are exercisable at prices equal to the fair market value of the stock at the date of the grant and become exercisable in accordance with terms established at the time of the grant. At April 30, 2003, there were 4,923,000 shares available for grant under the 2002 Plan.

The following is a summary of activity with respect to stock options granted under the 2002 Plan:

                                                                                                           Weighted-average
                                                                  Shares           Price per share          price per share
                                                            -----------------     -----------------       -----------------
            May 1, 2002                                              -                    -                         -

            Granted                                                77,000           $1.35 to $1.66                $1.45
                                                            -----------------

       Balance outstanding at April 30, 2003                       77,000
                                                            =================

The following table summarizes the stock options outstanding and exercisable at April 30, 2003:

                                            Options outstanding                     Options exercisable
                                                          Weighted-
                                                           average
                                       Shares             remaining                                Exercise
            Exercise Prices         Under option        life in years            Shares              price
            ---------------          -------------       -------------        ----------            -------

            $1.35                       50,000              4.42                  4,166             $1.35
            $1.37                        2,000              4.58                    500             $1.37
            $1.66                       25,000              4.92                  6,250             $1.66
                                     ----------                               ----------

            Total                       77,000                                   10,916
                                     ----------                               ----------

The weighted-average fair value on the grant date was $0.87 for options granted during the year ended April 30, 2003. Prior to May 1, 2002, the Company granted no options.

            WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCK OPTION PLAN (continued)

The Company applies the intrinsic value method in accounting for its stock-based compensation plan. Had the Company measured compensation under the fair value based method for stock options granted, the Company's net loss attributable to common shareholders and net loss per share attributable to common shareholders for the year ended April 30, 2003 would have been as follows:

       Net loss attributable to common shareholders
                     As reported                                            $ (554,294)
                     Pro forma                                              $ (564,286)

       Net loss per share attributable to common shareholders
                     As reported                                            $    (0.05)
                     Pro forma                                              $    (0.05)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes Option pricing model with the following assumptions for fiscal 2003: Risk-free interest rate of 2%, dividend yield of 0%, expected life of 5 years and volatility of 71.6%.

NOTE 12 - SHAREHOLDERS' EQUITY

Preferred Stock

Series B Convertible Preferred Stock

On May 15, 2002, the Board of Directors of the Company adopted and created a series of preferred stock consisting of 1,000 shares designated as Series B Convertible Preferred Stock ("Series B Preferred Stock"). Each share of Series B Preferred Stock has a liquidation preference of $1,000 and does not accrue any dividends. The Series B Preferred Stock is convertible into the Company's common stock, at the option of the holder, at any time after the 30th calendar day the Company receives payment in full. Each share of preferred stock is convertible at a basis of $1,000 per share at a conversion price equal to 75% of the average market price of the common stock for ten days prior to the date of conversion. Among other provisions, the number of shares issuable upon conversion may not be less than 1,000 shares or greater than 4,000 shares of common stock.

Between May 24, 2002 and June 11, 2002, the Company sold 455 shares of Series B Preferred Stock through a private placement and received proceeds of $455,000. Additionally, the Company issued 64 shares to a shareholder of the Company as payment for advances from shareholder and accounts payable totaling $64,000.

Based on the conversion price of 75% of market value, the Company recorded a beneficial conversion feature of $173,000 for the 519 Series B Preferred Stock issued as an imputed preferred stock dividend.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - SHAREHOLDERS' EQUITY (continued)

Preferred Stock (continued)

On December 13, 2002, all Series B Preferred Stock was converted to 567,212 shares of the Company's common stock.

Series C Convertible Preferred Stock

On November 10, 2002, the Board of Directors of the Company adopted and created a series of preferred stock consisting of 1,000 shares designated as Series C Convertible Preferred Stock (" Series C Preferred Stock"). The Series C Preferred Stock is convertible into the Company's common stock, at the option of the holder, at any time after the day the Company receives payment in full. Each share of Series C Preferred Stock is convertible into 800 shares of the Company's common stock. Each share of Series C Preferred Stock has a liquidation preference of $1,000 and does not accrue any dividends.

In addition, the Company may repurchase the outstanding Series C Preferred Stock within one year following the date on which the Company issues and receives payment in full, at a price of $1,200 per share.

On December 6, 2002, the Company issued 1,000 shares of Series C Preferred Stock in a private placement and received proceeds of $1,000,000. At April 30, 2003, the Company has not repurchased any of this Series C Preferred Stock.

As an inducement for the subscribers to purchase the Series C Preferred Stock, a majority shareholder who is the Company's Chairman and Chief Executive Officer agreed to: (1) refrain from selling any of the Company's common stock held by him until November 13, 2003, and (2) to return to treasury up to 2,690,000 shares of the Company's common stock held by him if certain financial covenants were not by the Company for the fiscal year ended April 30, 2003. The Company complied with all such financial covenants at April 30, 2003 and none of the shares were returned to treasury.

In the event the Company issues shares of its common stock during the two calendar years following the Issuance Date in a private placement for cash consideration of less than $1.25 per share, each share of Series C Preferred Stock is convertible into the number of shares of common stock equal to $1,000 divided by the price per share at which the Company issued common stock in the private placement. On June 25, 2003, as described in Note 15, the Company offered shares of its common stock in a private placement at $.56 per share. Accordingly, the Series C Preferred Stock is convertible into 1,786,000 common shares of the Company.

Common Stock

On December 1, 2001, the Company issued 5,500,000 common shares to its sole shareholder and received proceeds of $5,000.

On May 23, 2002, all of the 250 shares of Series A preferred stock, which had been issued by PSVI prior to the reverse acquisition, were converted into 3,000,000 shares of the Company's common stock.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - SEGMENT REPORTING

The Company's reportable segments are determined based upon the nature of the services, the external customers and customer industries and the sales and distribution methods used to market the products. The Company has two reportable segments: wireless infrastructure services and specialty communication systems. The Company evaluates performance based upon (loss) income before income taxes. Corporate includes corporate salaries and external professional fees, such as accounting, legal and investor relations costs which are not allocated to the other subsidiaries. Corporate assets include cash, prepaid expenses, and deferred tax assets. Segment reporting commenced after the Company acquired Walker in December 2002. Prior to that date, the Company operated as only one segment. Segment results for the years ended April 30, 2003 and 2002 are as follows:

                                                CORPORATE              WIRELESS              SPECIALTY            Total
                                                                    INFRASTRUCTURE         COMMUNICATIONS
                                           --------------------  -------------------- -------------------- --------------------
   For the year ended April 30, 2003
   Revenue                                  $        -           $     1,850,300      $     3,572,558       $  5,422,858

   Net loss before income taxes             $ (223,211)          $       (61,185)     $       (77,348)      $   (361,744)

   Goodwill                                                      $     1,627,044      $     3,761,838       $  5,388,882

   Total assets                             $  136,963           $     2,753,206      $     6,931,057       $  9,821,226

   Depreciation and amortization            $        -           $        21,543      $        94,958       $    116,501

   For the year ended April 30, 2002

   Revenue                                  $        -           $             -      $             -       $    402,289

   Net income before income taxes           $        -           $             -      $             -       $     15,584

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

On August 2, 2002, the Company entered into a three-year employment contract with a shareholder who is the Chairman and Chief Executive Officer of the Company. Upon each one year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. The base salary under the agreement is $150,000 per annum plus benefits.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - COMMITMENTS AND CONTINGENCIES (continued)

Employment Agreements (continued)

On November 13, 2002, the Company entered into a two-year employment contract with an option to renew for an additional year, with the President of Invisinet, who is also an Executive Vice President of the Company. The base salary under the agreement is $120,000 per annum, plus benefits.

On December 30, 2002, the Company entered into a four-year employment contract with an option to renew for an additional year, with the President of Walker, who is also an Executive Vice President of the Company. The base salary under the agreement is $140,000 per annum, plus benefits.

On December 30, 2002, the Company entered into a four-year employment contract with an option to renew for an additional year, with the Chief Operating Officer of Walker, who is also a Director of the Company. The base salary under the agreement is $140,000 per annum, plus benefits.

On July 15, 2003, the Company entered into a three-year employment agreement with the Chief Financial Officer of the Company. The base salary under the agreement is $120,000, per annum, plus benefits.

Litigation

The Company from time to time is subject to certain legal proceedings and claims which have arisen in the ordinary course of its business. These actions when ultimately concluded will not, in the opinion of management, have a material adverse effect upon the financial position, results of operations or cash flows of the Company.

Lease Commitments

The Company leases its office (see Note 8) facilities pursuant to non-cancelable operating leases expiring through February 2011. The minimum rental commitments under these non-cancelable leases, at April 30, 2003 are summarized as follows:

         Year ending April 30,
                2004                                      $   154,000
                2005                                          107,000
                2006                                           94,000
                2007                                           97,000
                2008                                          100,000
                Thereafter                                    299,000
                                                          ------------
         Total minimum lease payments                     $   851,000
                                                          =============

Rent expense for all operating leases was approximately $100,000 and $10,000 in 2003 and 2002, respectively.

Walker Comm, Inc. Acquisition

In connection with the acquisition of Walker, an additional $500,000 is payable to the Walker shareholders, provided Walker achieves certain net profits, to be paid in quarterly distributions equal to 75% of net income. At April 30, 2003, $58,207 was payable to the Walker shareholders against this earn-out provision. Accordingly, goodwill was increased by $58,207.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                     (FORMERLY PHOENIX STAR VENTURES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - SUBSEQUENT EVENTS

On May 1, 2003 and May 27, 2003, the Company granted options to purchase 1,350,000 shares of its common stock to certain consultants. The options have exercise prices ranging from $0.45 to $1.50. Of this, 50,000 options expire on May 1, 2005 and the remaining 1,300,000 options expire on May 27, 2004. The Company has valued these options at approximately $129,000 and will charge the general and administrative expenses for the year ended April 30, 2004.

On June 24, 2003, the Company announced that it had entered into a letter of intent to acquire Clayborn Contracting Group in a cash and stock transaction valued at approximately $3 million. The proposed terms of the acquisition include:

          o    the payment of $900,000 at closing;

          o the issuance at closing of such number of shares of our common stock as equals $1,000,000, based on the market price of the stock at the time of closing; and

          o $1,100,000, payable by the delivery to the Clayborn shareholders of 50% of the post tax net income of Clayborn, payable on a quarterly basis.

A definitive agreement with respect to acquisition has not been executed to date and there can be no assurance that such acquisition will be completed on the foregoing terms, or at all. The acquisition of Clayborn will provide the Company additional wireless opportunities, expansion of it's customer base, and access to additional project engineers.

On June 25, 2003, (and amended July 24, 2003), the Company offered in a private placement, up to 100 units (the Units) for sale to accredited investors at a price of $25,000 per Unit (the Offering). The Offering is on a "best efforts" basis of a minimum offering of $1,000,000 and a maximum offering of $2,500,000. Each Unit consists of (i) 44,444 shares of the Company's common stock, and (ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share (the Warrants). The Warrants may be redeemed in whole or in part at the option of the Company, if the closing price of the Company's common stock is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the Warrants are called for redemption. In connection with the offering, the placement agent was issued warrants to purchases 665,000 shares of the Company's common stock, exercisable for a period of three years, at an exercise price of $0.75 per share. As of July 31, 2003, the Company sold 40 units and received proceeds of $898,000, net of offering expenses.

On August 13, 2003, all 1000 Series C Preferred shares were converted into 1,786,000 shares of the Company's common stock.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                           JANUARY 31,      APRIL 30,
                                   ASSETS                                    2004            2003
                                                                           -------------  -------------
                                                                           (Unaudited)
CURRENT ASSETS:
Cash and cash equivalents ..............................................   $ 1,094,422   $   167,547
Accounts receivable, net of allowance of $16,696 and $11,779 at
January 31, 2004 and April 30, 2003, respectively ......................     3,286,681     2,397,236

Costs and estimated earnings in excess of billings on uncompleted
contracts ..............................................................       972,564       408,194

Inventory ..............................................................        72,324        77,775

Prepaid expenses .......................................................       219,818       143,113

Income tax refund receivable ...........................................       104,765          --

Deferred income taxes ..................................................          --          70,000
                                                                           -------------  -------------
Total current assets ...................................................     5,750,574     3,263,865

PROPERTY AND EQUIPMENT, net ............................................       902,059       647,951

CUSTOMER LISTS, net ....................................................       418,000       499,000

GOODWILL ...............................................................     7,967,593     5,388,882

OTHER ASSETS ...........................................................        84,162        21,528
                                                                           -------------  -------------
          Total assets..................................................   $15,122,388    $9,821,226
                                                                           =============  =============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

CURRENT LIABILITIES:
       Accounts payable and accrued expenses ...........................   $ 1,956,486    $1,278,443

       Billing in excess of costs and estimated earnings on
       uncompleted contracts ...........................................       883,065       215,819

       Borrowings under line of credit .................................       100,000            --

       Current maturities of capital lease obligation ..................         2,472         2,294

       Current maturities of equipment loans payable ...................        19,623        21,268

       Due to officer ..................................................            --       100,000

       Due to shareholders .............................................     1,203,016        58,207

       Income taxes payable ............................................        19,517        23,700

       Deferred income taxes ...........................................       196,100       129,000
                                                                           ------------    ----------

          Total current liabilities ....................................     4,380,279     1,828,731


Capital lease obligation, net of current portion .......................         2,731         4,608

Equipment loans payable, net of current portion ........................        35,839            --

Deferred income taxes, net of current portion ..........................       416,900       527,000
                                                                           ------------    ----------

          Total liabilities ............................................     4,835,749     2,360,339
                                                                           ------------    ----------

COMMITMENTS

SHAREHOLDERS' EQUITY:
          Preferred Stock - $0.0001 par value, 5,000,000 shares authorized, none issued

       Common Stock - $0.0001 par value, 30,000,000 shares authorized,
          20,135,690 shares and 13,078,844 shares issued and outstanding,
          respectively .................................................         2,014         1,308

       Additional paid-in capital ......................................    11,262,012     8,002,639

       Accumulated deficit .............................................      (977,387)     (543,060)
                                                                           ------------    ----------

          Total shareholders' equity ...................................    10,286,639     7,460,887
                                                                           ------------    ----------

          Total liabilities and shareholders' equity ...................   $15,122,388    $9,821,226
                                                                           ============   ===========

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                              Nine Months Ended
                                                                  January 31,
                                                             2004            2003
                                                        -------------   -------------
 REVENUE ...........................................    $ 13,874,616    $  2,185,739
 COSTS AND EXPENSES.................................
        Cost of revenue...............................    10,084,508       1,812,515
        Selling, general and administrative expenses       3,930,352         889,982
        Provision for doubtful accounts ............          35,669          26,285
        Depreciation and amortization ..............         254,214          18,680
                                                        -------------   -------------

           Total Costs and Expenses.................      14,305,743       2,747,462
                                                        -------------   -------------

 LOSS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES ..        (430,127)       (561,723)


 Income tax benefit (provision) ....................          (4,200)           --
                                                        -------------   -------------

 NET LOSS ..........................................        (434,327)       (561,723)

 Imputed dividends accreted on Convertible Series B
 Preferred stock....................................           --           (173,000)
                                                        -------------   -------------

 NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS.......    ($   434,327)   ($   734,723)
                                                        =============   =============

 Basic net loss per common share ...................    ($      0.02)   ($      0.08)
                                                        =============   =============

 Basic weighted average number of common shares
 outstanding........................................      17,573,786       9,505,337
                                                        =============   =============

              The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                   FOR THE NINE MONTHS ENDED JANUARY 31, 2004
                                   (UNAUDITED)

                                                                                        Additional                        Total
                                             Preferred Stock       Common Stock          Paid-In        Accumulated    Shareholders'
                                        Shares      Amount     Shares         Amount     Capital          Deficit         Equity
                                      ----------  --------- ------------  ------------ -------------  --------------  --------------
BALANCE, MAY 1, 2003                     1,000         $0    13,078,844       $1,308     $8,002,639       ($543,060)     $7,460,887

Conversion of Series C
Preferred Stock to common stock         (1,000)         -     1,786,000          179           (179)              -               -


Issuance of common stock through
private placement                            -          -     4,444,400          444      2,204,247               -       2,204,691

Issuance of common stock, acquisition
of Clayborn Contracting Group, Inc.          -          -       826,446           83        867,685               -         867,768


Fair value of stock options granted
to nonemployees                              -          -             -            -        187,620               -         187,620


Net loss                                     -          -             -            -              -        (434,327)       (434,327)
                                      ----------  --------- ------------  ------------ -------------  --------------  --------------

BALANCE, JANUARY 31, 2004                    0         $0    20,135,690       $2,014    $11,262,012       ($977,387)    $10,286,639
                                      ==========  ========= ============  ============ =============  ==============  ==============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                     Nine Months Ended
                                                                                                        January 31,
                                                                                                     2004           2003
                                                                                                  ------------   ------------
OPERATING ACTIVITIES :
      Net loss ................................................................................   ($  434,327)   ($  561,723)
      Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
        Depreciation and amortization .........................................................       254,214         18,680
        Provision for doubtful accounts .......................................................        35,669         26,285
        Fair value of stock options granted ...................................................       187,620           --
        Deferred income taxes .................................................................      (156,800)          --
        Deferred tax asset ....................................................................        70,000           --
      Changes in operating assets and liabilities, net of acquisitions:
        Accounts receivable ...................................................................      (349,310)       108,236
        Costs and estimated earnings in excess of billings on uncompleted contracts ...........      (332,808)      (695,838)
        Inventory .............................................................................         5,451       (112,355)
        Prepaid expenses ......................................................................       (30,134)      (161,023)
        Other assets ..........................................................................       (11,536)          --
        Accounts payable and accrued expenses .................................................       255,801        658,474
        Billings in excess of costs and estimated earnings on uncompleted contracts ...........       658,377        (48,662)
        Income taxes payable ..................................................................        (4,183)         6,500
                                                                                                  ------------   ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...........................................       148,034       (761,426)
                                                                                                  ------------   ------------
INVESTING ACTIVITIES:
      Acquisition of property & equipment .....................................................       (57,142)          (787)
      Acquisition of Clayborn, net of cash received ...........................................      (822,381)          --
      Acquisition earn-out and other transaction costs ........................................      (394,211)      (374,709)
                                                                                                  ------------   ------------
NET CASH USED IN INVESTING ACTIVITIES .........................................................    (1,273,734)      (375,496)
                                                                                                  ------------   ------------
FINANCING ACTIVITIES:

      Cash received in reverse acquisition ....................................................          --            3,257
      Restricted cash .........................................................................          --         (200,000)
      Repayment of advances from officers .....................................................      (100,000)       (20,743)
      Proceeds from sale of preferred stock ...................................................          --        1,455,000
      Proceeds from issue of common stock .....................................................     2,204,691           --
      Borrowings on line of credit ............................................................       100,000           --
      Repayment of equipment loans payable ....................................................      (150,417)        (7,029)
      Payments of capital lease obligations ...................................................        (1,699)        (1,717)
                                                                                                  ------------   ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES .....................................................     2,052,575      1,228,768
                                                                                                  ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS .....................................................       926,875         91,846
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ................................................       167,547         15,554
                                                                                                  ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ......................................................   $ 1,094,422    $   107,400
                                                                                                  ============   ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (continued)
                                   (Unaudited)

                                                                           Nine Months Ended
                                                                               January 31,
                                                                           2004            2003
                                                                      --------------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid during the period for:

          Interest ................................................   $      11,134   $       2,875
                                                                      ==============  ==============
          Income taxes.............................................   $     105,456   $         353
                                                                      ==============  ==============
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

       Issuance of common stock for net
       noncash assets received in acquisitions ....................   $     867,768   $   6,324,249
                                                                      ==============  ==============

       Earn-out consideration unpaid relating to acquisitions .....   $   1,203,016   $           -
                                                                      ==============  ==============

       Equipment acquired under capital lease .....................   $           -   $       9,468
                                                                      ==============  ==============
       Issuance of 64 shares of Series B preferred stock
       as payment of advances from shareholder and accounts payable   $           -   $      64,000
                                                                      ==============  ==============
       Imputed Series B preferred stock dividend attributable
       to a beneficial conversion feature .........................   $           -   $    (173,000)
                                                                      ==============  ==============

       Conversion of Series A preferred stock to common stock .....   $           -   $         300
                                                                      ==============  ==============

       Conversion of Series B preferred stock to common stock .....   $           -   $          56
                                                                      ==============  ==============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for quarterly reports on Form 10-QSB and do not include all of the information and footnote disclosures required by accounting principles generally accepted in the United States of America. Accordingly, the unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended April 30, 2003. The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of the management, considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Operating results for the three and nine month periods ended January 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending April 30, 2004. Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

The accompanying unaudited condensed consolidated financial statements include the accounts of WPCS International Incorporated ("WPCS") and its wholly-owned subsidiaries, WPCS Incorporated , Invisinet Inc. ("Invisinet") from November 13, 2002 (date of acquisition), Walker Comm Inc. ("Walker") from December 30, 2002 (date of acquisition), and Clayborn Contracting Group, Inc. from August 22, 2003 (date of acquisition) collectively the "Company".

The Company is a project engineering company that focuses on the implementation requirements of specialty communication systems, wireless fidelity (WiFi) deployment and fixed wireless deployment. The Company provides a range of specialty communication services including project management, site design, structured cabling, product integration, network security and technical support.

On May 17, 2002, Phoenix Star Ventures, Inc.("PSVI") a publicly held "shell company", became the legal acquirer of WPCS Holdings, Inc. ("Holdings") by issuing 5,500,000 shares of its common stock to the shareholders of Holdings in exchange for all of the outstanding common shares of Holdings. The former shareholders of Holdings, immediately after the business combination, owned the majority of the combined companies. Accordingly, the business combination has been accounted for as a reverse acquisition whereby, for accounting purposes, Holdings is the accounting acquirer and PSVI is the accounting acquiree. The consolidated financial statements of the Company include the accounts of PSVI since its acquisition. The cost of the acquisition approximated the fair value of the net assets of PSVI that were acquired and, accordingly, assets, liabilities and the outstanding preferred stocks of PSVI were initially recorded at historical carrying values.

On May 24, 2002, PSVI's principal shareholder returned 500,000 shares of its common stock to the Company, without compensation. Subsequently, these common shares were retired and cancelled.

On November 13, 2002, the Company acquired all of the outstanding shares of Invisinet from its shareholders in exchange for an aggregate of 1,000,000 newly issued shares of the Company's common stock. An additional 150,000 shares of the Company's common stock were to be issued to a shareholder, provided Invisinet achieved certain financial targets over a two year period beginning on the first anniversary date of the merger. On May 27, 2003, the Company and the shareholder

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

mutually agreed to cancel the issuance of bonus shares and, in exchange, issued options to purchase 300,000 shares of the Company's common stock.

On December 30, 2002, the Company acquired all of the outstanding shares of Walker in exchange for an aggregate of 2,486,000 newly issued shares of the Company's common stock and $500,000 cash consideration. An additional $500,000 is payable contingent upon Walker achieving certain net profits, to be paid in quarterly distributions equal to 75% of net income, which would increase the purchase price. Through January 31, 2004, $484,638 has been charged to goodwill relating to this earn-out provision.

On August 22, 2003, the Company acquired all of the outstanding shares of Clayborn in exchange for an aggregate of 826,446 newly issued shares of the Company's common stock and $900,000 cash consideration. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post-tax profits of Clayborn.

NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

A summary of selected accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Goodwill

Effective May 1, 2002, the Company adopted Statement of Financial Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." In accordance with the guidelines of this accounting standard, goodwill and indefinite-lived intangible assets are no longer amortized but are assessed for impairment on at least an annual basis. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

SFAS No. 142 requires that goodwill be tested for impairment upon adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of the business acquired (reporting unit) and compare it to the carrying value, including goodwill, of such business (reporting unit). If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step.

The Company determined the fair value of the businesses acquired for purposes of this test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long- term growth rates, and estimated cost of capital for purposes of arriving at a discount factor. On an ongoing basis, the Company expects to perform its annual impairment test during the fourth quarter absent any interim impairment indicators.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Goodwill through the nine months ended January 31, 2004, consisted of the following:

      Beginning balance, May 1, 2003                          $5,388,882

      Clayborn acquisition                                     2,139,690
      Walker earn out provision                                  426,431
      Transaction costs                                           12,590
                                                        -----------------

      Ending balance, January 31, 2004                        $7,967,593
                                                        =================

Revenue recognition

The Company generates its revenue by providing project engineering and deployment services for specialty communication systems, including wireless fidelity (WiFi) and fixed wireless systems. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements.

The Company records profits on these projects on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Earnings (Loss) Per Share

Earnings (Loss) per common share is computed pursuant to SFAS No. 128, "Earnings Per Share" ("EPS"). Basic income (loss) per share is computed as net income
(loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock options and warrants. At January 31, 2004, the Company had 8,271,875 stock options and warrants outstanding. At January 31, 2003, 27,000 stock options were outstanding. Diluted EPS is not presented since the assumed exercise of stock options and warrants would be anti dilutive.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to the calculation of percentage of completion on uncompleted contracts, allowance for doubtful accounts, valuation of inventory and life of customer lists. Actual results could differ from those estimates.

NOTE 3- ACQUISITION

On August 22, 2003, the Company completed a merger with Clayborn Contracting Group, Inc, a California corporation ("Clayborn"). The acquisition of Clayborn gives the Company expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue.

The aggregate consideration paid by the Company for Clayborn was approximately $2,925,000. The Company acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $57,000 of transaction costs, and 826,446 newly issued shares of the Company's common stock with a fair value of approximately $868,000 based on the average value of the Company's common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits of Clayborn. Based on the preliminary information currently available, the acquisition resulted in goodwill of approximately $2,140,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

The acquisition of Clayborn was accounted for under the purchase accounting method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and (or) other intangible assets are recorded to the extent the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

The preliminary purchase price allocation has been calculated as follows:

  Assets purchased:
    Cash                                                     $  134,218
    Accounts receivable                                         575,804
    Costs in excess of billings                                 231,562
    Income tax refunds receivable                               104,765
    Fixed assets                                                370,180
    Other assets                                                 97,669
    Goodwill                                                  2,139,690
                                                      ------------------
                                                              3,653,888
                                                      ------------------
  Liabilities assumed:
    Accounts payable                                           (294,992)
    Accrued expenses                                           (136,119)
    Notes payable                                              (184,611)
    Deferred tax liability                                     (113,800)
                                                      ------------------
                                                               (729,522)
                                                      ------------------
  Purchase price                                          $   2,924,366
                                                      ==================

The following unaudited pro forma financial information presents the combined results of operations of the Company and Clayborn, as if the acquisition had occurred on May 1, 2003 and 2002, after giving effect to certain adjustments, including the issuance of the Company's common stock to Clayborn as part of the purchase price. The pro forma financial information does not necessary reflect the results of operations that would have occurred had the Company and Clayborn been a single entity during this period.

                                                                  Nine months ended
                                                                     January 31,
                                                               2004               2003
                                                          ---------------    ----------------
Revenue                                                      $15,407,595          $6,921,494

Net loss attributable to common shareholders                   ($562,635)          ($609,264)

Weighted average number of shares used in
calculations of basic loss per share                          17,912,149          10,331,783

Basic net loss per share                                          ($0.03)             ($0.06)


                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at January 31, 2004:

Costs incurred on uncompleted contracts                            $12,373,509
Estimated contract profit                                            3,267,965
                                                                ---------------
                                                                    15,641,474
Less: billings to date                                              15,551,975
                                                                ---------------

                     Net costs in excess                               $89,499
                                                                ===============

Costs and estimated earnings in excess of billings                    $972,564

Billings in excess of costs and estimated earnings
  on uncompleted contracts                                            (883,065)
                                                                ---------------
                           Net costs in excess                         $89,499
                                                                ===============

NOTE 5 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Walker, an additional $500,000 is payable to the Walker shareholders, provided Walker achieves certain net profits, to be paid in quarterly distributions equal to 75% of net income. For the three months ended January 31, 2004, an additional $103,016 was payable to the Walker shareholders against this earn-out provision and, accordingly, goodwill was increased by $103,016. At January 31, 2004, the total payable to the Walker shareholders under this earn-out provision was $103,016.

In connection with the acquisition of Walker, certain officers of the Company are the trustees for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary. For the nine months ended January 31, 2004, $42,000 was paid as rent for this lease.

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the Clayborn shareholders, by payment of 50% of the quarterly post tax profits of Clayborn.

NOTE 6- LINE OF CREDIT

On October 29, 2003, Walker obtained a revolving line of credit facility with a commercial bank in the amount of $750,000. The borrowing limit is up to 70% of eligible Walker accounts receivable. As of January 31, 2004, the borrowing base was $750,000 and the outstanding balance was $100,000. The line of credit is collateralized by all of Walker's accounts receivable, inventory and equipment and bears interest at the Wall Street Journal Prime Index Rate plus 1.5% (5.50% as of January 31, 2004). In addition, the Company and certain executive officers of the Company have personally guaranteed this line of credit facility. This line is subject to annual renewal and matures on November 5, 2004. Accrued interest is payable monthly.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 7 - STOCK OPTION PLAN

The Company established a nonqualified stock option plan pursuant to which options to acquire a maximum of 5,000,000 shares of the Company's common stock were reserved for grant (the "2002 Plan"). Under the terms of the 2002 Plan, the options, which expire one to five years after grant, are exercisable at prices equal to the fair market value of the stock at the date of the grant and become exercisable in accordance with terms established at the time of the grant. At January 31, 2004, there were 1,837,525 shares available for grant under the 2002 Plan.

The Company applies the intrinsic value method in accounting for its stock-based compensation plan pursuant to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and, accordingly, when the exercise price of an employee stock option granted by the Company is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company has elected the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure, an Amendment to of FASB Statement No. 123". Had the Company measured compensation under the fair value based method for stock options granted, the Company's net loss attributable to common shareholders and net loss per share attributable to common shareholders would have been as follows:

                                                                       Nine months ended
                                                                       January 31, 2004
Net loss attributable to common shareholders,
as reported                                                                       ($434,327)

Deduct: total stock-based employee compensation expenses
determined under fair value based method for all awards, net
of tax                                                                             (110,075)
                                                                   --------------------------
Net loss per share attributable to common shareholders, pro
forma                                                                             ($544,402)
                                                                   ==========================

Net loss per share: basic
     As reported                                                                     ($0.02)
     Basic- pro forma                                                                ($0.03)


The fair value of each option grant was estimated on the date of grant using the Black-Scholes Option pricing model with the following assumptions: Risk-free interest rate range of 2.1% to 3.6%, dividend yield of 0%, term of five years and volatility of 71.0%.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 8- SHAREHOLDERS' EQUITY

On June 25, 2003, (and amended July 24, 2003), the Company offered in a private placement, up to 100 units (the "Units") for sale to accredited investors at a price of $25,000 per Unit (the "Offering"). Each Unit consists of (i) 44,444 shares of the Company's common stock and (ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share (the "Warrants"). The Warrants may be redeemed in whole or in part at the option of the Company, if the closing price of the Company's common stock is at least $1.25 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the Warrants are called for redemption. The Company sold all 100 Units from the Offering and received proceeds of $2,204,691, net of the placement agent commissions and other issuance costs. In connection with the Offering, the placement agent was issued Warrants to purchase 665,000 shares of the Company's common stock, exercisable for a period of three years, at an exercise price of $0.75 per share.

For the nine months ended January 31, 2004, the Company granted options to purchase 1,230,000 shares of its common stock to certain consultants. The options have exercise prices ranging from $0.45 to $2.33, and vesting periods of one to five years. The Company has valued these options using the Black-Scholes Option pricing model and recorded $187,620 of expense for the nine months ended January 31, 2004.

On August 13, 2003, all 1,000 Series C Preferred shares were converted into 1,786,000 shares of the Company's common stock.

NOTE 9 - SEGMENT REPORTING

The Company's reportable segments are determined based upon the nature of the services, the external customers and customer industries and the sales and distribution methods used to market the products. The Company has two reportable segments: wireless infrastructure services and specialty communication systems. The Company evaluates performance based upon income (loss) before income taxes. Corporate includes corporate salaries and external professional fees, such as accounting, legal and investor relations costs which are not allocated to the other subsidiaries. Corporate assets include cash, prepaid expenses and deferred tax assets. Segment reporting commenced after the Company acquired Walker in December 2002. Prior to that date, the Company operated as only one segment.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Segment results for the nine months ended January 31, 2004 and 2003 are as follows:

                             Nine Months Ended January 31, 2004                      Nine Months Ended January 31, 2003
                                  Wireless       Specialty                                Wireless       Specialty
                   Corporate    Infrastructure Communication     Total      Corporate    Infrastructure Communication      Total
                   ---------    -------------- -------------   -----------  ---------    -------------- -------------     ----------
Revenue                    -       $2,477,117    $11,397,499   $13,874,616          -     $1,166,286     $1,019,453     $2,185,739

(Loss) income
before income
taxes              ($777,028)         $11,442       $335,459     ($430,127) ($289,423)     ($180,023)      ($92,277)     ($561,723)

Goodwill                   -       $1,632,544     $6,335,049    $7,967,593          -     $1,658,967     $3,921,366     $5,580,333

Total assets        $348,873       $2,781,569    $11,991,946   $15,122,388   $186,669     $2,595,905     $6,797,974     $9,580,548

                          Independent Auditor's Report


Stockholders
Invisinet, Inc.
West Chicago, Illinois

We have audited the accompanying balance sheets of Invisinet, Inc. as of December 31, 2001 and 2000, and the related statements of loss and accumulated deficit and cash flows for the year ended December 31, 2001 and the period from July 10, 2000 (inception) through December 31, 2000.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invisinet, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and the period from July 10, 2000 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Invisinet, Inc. will continue as a going concern. As more fully described in Note 2, the company has incurred operating losses since inception. These losses raise substantial doubt about the company' s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Also, as discussed in Note 5, the company purchases the majority of its inventory from a company related through common ownership and management at terms that this related company offers to its best customers. In addition, a nonrecurring discretionary management fee charged in 2000 to another related company had a significant impact on earnings. The financial statements are not necessarily indicative of the results of operations or related effects on the financial position that would occur if the above related party transactions and relationships were not present.

/s/Blackman Kallick Bartelstein, LLP
------------------------------------
   Blackman Kallick Bartelstein, LLP

Chicago, Illinois
September 23, 2002

                                 Invisinet, Inc.

                                 Balance Sheets

                           December 31, 2001 and 2000

                                     Assets

                                                                                            2001              2000
                                                                                        -------------    --------------
Current Assets
     Cash                                                                               $      30,911    $      119,656
     Receivables (Net of allowance for doubtful accounts
       of $7,000 in 2001 and $5,000 in 2000)                                                   99,861           211,401
     Due from related party                                                                         -            63,577
     Inventory (Net of valuation reserve of
       $14,825 in 2001 and $5,825 in 2000)                                                     22,758            17,130
     Prepaid expenses                                                                           5,117                 -
                                                                                        -------------    --------------

                  Total Current Assets                                                        158,647           411,764

Computer Equipment (Net of accumulated depreciation
  of $6,777 in 2001 and $2,825 in 2000)                                                        10,730            17,507

Deposits                                                                                          350               350
                                                                                        -------------    --------------

                                                                                        $     169,727    $      429,621
                                                                                        =============    ==============
                      Liabilities and Stockholder's Deficit

Current Liabilities
     Note payable - Related party                                                       $     439,000    $      439,000
     Accounts payable
         Trade                                                                                 28,906            18,035
         Related party                                                                        111,339           181,291
     Accrued expenses
         Salaries, wages and other compensation                                                 5,735            16,596
         Other expenses and taxes                                                              45,031            10,675
                                                                                        -------------    --------------

                  Total Current Liabilities                                                   630,011           665,597
                                                                                        -------------    --------------

Stockholder's Deficit
     Common stock - $.01 par value; authorized -
       10,000 shares; issued and outstanding - 1,000 shares                                     1,000             1,000
     Accumulated deficit                                                                     (461,284)         (236,976)
                                                                                        -------------    --------------

                  Total Stockholder's Deficit                                                (460,284)         (235,976)
                                                                                        -------------    --------------

                                                                                        $     169,727    $      429,621
                                                                                        =============    ==============

     The accompanying notes are an integral part of the financial statements.

                                 Invisinet, Inc.

                   Statements of Loss and Accumulated Deficit

           Year Ended December 31, 2001 and Period from July 10, 2000
                      (Inception) through December 31, 2000

                                                                                            2001              2000
                                                                                        -------------    --------------
Net Sales
               $   1,414,190    $      531,817

Cost of Sales                                                                               1,170,638           426,180
                                                                                        -------------    --------------

Gross Profit                                                                                  243,552           105,637

Operating Expenses                                                                            432,740           458,471
                                                                                        -------------    --------------

Loss from Operations                                                                         (189,188)         (352,834)
                                                                                        -------------    --------------

Other Expense (Income)
     Management fee income                                                                          -          (120,922)
     Interest                                                                                  35,120             5,064
                                                                                        -------------    --------------

                  Total Other Expense (Income), Net                                            35,120          (115,858)
                                                                                        -------------    ---------------

Net Loss                                                                                     (224,308)         (236,976)

Accumulated Deficit, Beginning of Period                                                     (236,976)                -
                                                                                        -------------    --------------

Accumulated Deficit, End of Period                                                      $    (461,284)   $     (236,976)
                                                                                        =============    ==============

    The accompanying notes are an integral part of the financial statements.

                                 Invisinet, Inc.

                            Statements of Cash Flows

           Year Ended December 31, 2001 and Period from July 10, 2000
                      (Inception) through December 31, 2000

                                                                                          2001              2000
                                                                                     -------------      -------------
Cash Flows from Operating Activities
     Net loss                                                                        $    (224,308)     $    (236,976)
                                                                                     -------------      -------------
     Adjustments to reconcile net loss to net
        cash used in operating activities
         Depreciation                                                                        6,777              2,825
         Provision for losses on receivables - Customers                                     2,646              7,400
         (Increase) decrease in
           Receivables                                                                     108,894           (218,801)
           Due from (to) related party                                                      63,577            (63,577)
           Inventories                                                                      (5,628)           (17,130)
           Prepaid expenses and deposits                                                    (5,117)              (350)
         Increase (decrease) in
           Accounts payable                                                                (59,081)           178,994
           Accrued expenses                                                                 23,495             27,271
                                                                                     -------------      -------------

                  Total Adjustments                                                        135,563            (83,368)
                                                                                     -------------      -------------

                  Net Cash Used in Operating Activities                                    (88,745)          (320,344)
                                                                                     -------------      -------------

Cash Flows from Financing Activities
     Borrowings under line-of-credit - Related party                                             -            439,000
     Proceeds from issuance of common stock                                                      -              1,000
                                                                                     -------------      -------------

                  Net Cash Provided by Financing Activities                                      -            440,000
                                                                                     -------------      -------------

Net (Decrease) Increase in Cash                                                            (88,745)           119,656

Cash, Beginning of Period                                                                  119,656                  -
                                                                                     -------------      -------------

Cash, End of Period                                                                  $      30,911      $     119,656
                                                                                     =============      ==============

    The accompanying notes are an integral part of the financial statements.

                                 Invisinet, Inc.

                          Notes to Financial Statements

           Year Ended December 31, 2001 and Period from July 10, 2000
                      (Inception) through December 31, 2000

Note 1 - Industry Operations

The company is a value-added reseller of portable transaction computers that sells to end-users throughout the United States. The company grants credit to substantially all of its customers.

Note 2 - Going Concern

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America on a going-concern basis which assumes that the company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The company has incurred operating losses since inception, which created a deficit in stockholder's equity as of December 31, 2001. The company' s continuation as a going concern is dependent upon attaining profitable operations and the ability to maintain adequate financing or capital. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Cash

The company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The company has not experienced any losses in such accounts. The company believes it is not exposed to any significant credit risk on cash.

Depreciation

The company's policy is to depreciate the cost of computer equipment over the estimated useful life of the asset, which is determined to be three years, by use of the straight-line method.

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and consists primarily of finished goods on hand and demonstrator inventory on loan to customers.

                                 Invisinet, Inc.

                          Notes to Financial Statements

           Year Ended December 31, 2001 and Period from July 10, 2000
                      (Inception) through December 31, 2000

Note 3 - Summary of Significant Accounting Policies (Continued)

Revenue Recognition

Sales are recognized when the goods are shipped to the customers.

Income Taxes

The company has elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for state replacement tax.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Note 4 - Note Payable - Related Party

The company has borrowings under a line-of-credit agreement with the majority stockholder in the amount of $439,000 as of December 31, 2001 and 2000. Borrowings on this line bear interest at 8% per annum. Accrued interest on the note as of December 31, 2001 and 2000 was $40,184 and $5,064, respectively, and is included in accrued other expenses and taxes on the balance sheet. This note is automatically renewed for successive periods of one year unless written notice of termination is given prior to the renewal date of August 1st by the majority stockholder. In the event of any termination or nonrenewal by the majority stockholder, the note is due and payable in cash within ten business days after the date of termination and nonrenewal. As of December 31, 2001 and 2000, maximum additional borrowings under the line-of-credit were $61,000.

                                 Invisinet, Inc.

                          Notes to Financial Statements

           Year Ended December 31, 2001 and Period from July 10, 2000
                      (Inception) through December 31, 2000

Note 5 - Related Party Transactions

The company pays a management fee to a company, related through common ownership and management, equivalent to approximately 2% of the company' s net sales, for the use of facilities, personnel and equipment. Management fees for the years ended December 31, 2001 and 2000 were approximately $28,000 and $24,907, respectively. The company also purchases the majority of its inventory from the same related company, at terms that this related company offers to its best customers. Purchases of inventory from the related company for the years ended December 31, 2001 and 2000 were approximately $759,000 and $314,000, respectively. In 2000, the company purchased computer equipment in the amount of $20,332 from the related company. The company owed approximately $111,339 and $181,291 to the related company as of December 31, 2001 and 2000, respectively.

In addition, the company charged a discretionary management fee to a separate company, related through common ownership and management, during 2000 of $120,922. The balance due from this related company was $0 and $63,577 as of December 31, 2001 and 2000, respectively.

The financial statements are not necessarily indicative of the results of operations or related effects on the financial position that would occur if the above related party transactions and relationships were not present.

See additional related party disclosures in Note 4.

Note 6 - Major Customers

For the year ended December 31, 2001, sales to one major customer amounted to more than 10% of total revenue. The amount of revenue from this customer was $195,698. There was no receivable balance due from this customer as of December 31, 2001.

For the year ended December 31, 2000, sales to two major customers amounted to more than 10% of total revenue. The amount of revenue from these customers was $78,511 and $69,453, respectively. The receivable balances to these major customers were $26,934 and $85, respectively.

Note 7 - Common Stock Restriction Agreement

The company's founding minority stockholder is obligated under a stock restriction agreement to forfeit his 150 shares in whole or in part if he ceases to be an employee of the company or an affiliate prior to July 10, 2004. The shares vest and become nonforfeitable on a pro rata basis of 25% per year beginning with July 10, 2001. As the shares had no significant value as of the date of issuance, no compensation expense has been recorded.

Stockholders
Invisinet, Inc.
West Chicago, Illinois

We have reviewed the accompanying balance sheet of Invisinet, Inc. as of September 30, 2002, and the related statements of loss and accumulated deficit and cash flows for the nine months ended September 30, 2002.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Invisinet, Inc. will continue as a going concern. As more fully described in Note 2, the company has incurred operating losses since inception. These losses raise substantial doubt about the company' s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Also, as discussed in Note 5, the company purchases the majority of its inventory from a company related through common ownership and management at terms more favorable than those terms given to other customers. In addition, the company received management services and certain compensation at no charge in 2002 and also had some liability balances forgiven or assumed as part of a merger agreement effective September 30, 2002. See Notes 4, 5 and 8. The financial statements are not necessarily indicative of the results of operations or related effects on the financial position that would occur if the above related party transactions and relationships were not present.


/s/ Blackman Kallick Bartelstein, LLP
-------------------------------------
    Blackman Kallick Bartelstein, LLP

Chicago, Illinois
November 13, 2002

                                Invisinet, Inc.

                                  Balance Sheet

                               September 30, 2002

                                     Assets

Current Assets
     Cash                                                                                                   $    34,401
     Receivables (Net of allowance for doubtful
        accounts of $13,000)                                                                                    159,438
     Due from related party                                                                                     164,514
     Inventory (Net of valuation reserve of
       $14,825)                                                                                                  13,286
     Prepaid expenses                                                                                             2,372
                                                                                                         --------------
                  Total Current Assets                                                                          374,011

Computer Equipment (Net of accumulated depreciation
  of $12,530)                                                                                                     5,003

Deposits                                                                                                            350
                                                                                                         --------------
                                                                                                           $    379,364
                                                                                                         ==============
         Liabilities and Stockholder's Deficit

Current Liabilities
     Note payable - Related party                                                                          $    600,000
     Accounts payable
         Trade                                                                                                  222,120
         Related party                                                                                           14,372
     Accrued expenses                                                                                             4,928
                                                                                                         --------------
                  Total Current Liabilities                                                                     841,420
                                                                                                         --------------
Stockholder's Equity (Deficit)
     Common stock - $.01 par value; authorized -
       10,000  shares;  issued and  outstanding - 1,000
       shares                                                                                                     1,000
     Additional paid-in capital                                                                                  62,472
     Accumulated deficit                                                                                       (525,528)
                                                                                                         --------------
                  Total Stockholder's Deficit                                                                  (462,056)
                                                                                                         --------------

                                                                                                           $    379,364
                                                                                                         ==============

                         See accountants' review report.
               The accompanying notes are an integral part of the
                              financial statements.

                                 Invisinet, Inc.

                    Statement of Loss and Accumulated Deficit

Nine Months Ended September 30, 2002

Net Sales                                                                                                  $    891,242

Cost of Sales                                                                                                   680,203
                                                                                                         --------------

Gross Profit                                                                                                    211,039

Operating Expenses                                                                                              274,986
                                                                                                         --------------

Loss from Operations                                                                                            (63,947)

Interest Expense                                                                                                   (297)
                                                                                                         --------------

Net Loss                                                                                                        (64,244)

Accumulated Deficit, Beginning of Period                                                                       (461,284)
                                                                                                         --------------

Accumulated Deficit, End of Period                                                                        $    (525,528)
                                                                                                         ==============

                         See accountants' review report.
               The accompanying notes are an integral part of the
                              financial statements.

                                 Invisinet, Inc.

                             Statement of Cash Flows

Nine Months Ended September 30, 2002

Cash Flows from Operating Activities
     Net loss                                                                                            $   (64,244)
                                                                                                        -------------
     Adjustments to reconcile net loss to net
        cash used in operating activities
         Depreciation                                                                                           4,383
         Provision for losses on receivables - Customers                                                        6,000
         (Increase)  decrease in
           Receivables                                                                                       (220,091)
           Inventories                                                                                          9,472
           Prepaid expenses and deposits                                                                        2,745
         Increase in
           Accounts payable                                                                                   109,879
           Accrued expenses                                                                                    (5,654)
                                                                                                        --------------
                  Total Adjustments                                                                           (93,266)
                                                                                                        --------------

                  Net Cash Used in Operating Activities                                                      (157,510)

Net   Cash   Provided   by   Financing   Activities   -
Borrowings under
  line-of-c redit - Related party                                                                             161,000
                                                                                                        -------------

Net Increase in Cash                                                                                            3,490

Cash, Beginning of Period                                                                                      30,911
                                                                                                        -------------

Cash, End of Period                                                                                       $    34,401
                                                                                                        =============

                         See accountants' review report.
               The accompanying notes are an integral part of the
                              financial statements.

                                 Invisinet, Inc.

                          Notes to Financial Statements

                      Nine Months Ended September 30, 2002

Note 1 - Industry Operations

The company is a value-added reseller of portable transaction computers that sells to end-users throughout the United States. The company grants credit to substantially all of its customers.

Note 2 - Going Concern

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America on a going-concern basis which assumes that the company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The company has incurred operating losses since inception, which created a deficit in stockholder's equity as of September 30, 2002. The company' s continuation as a going concern is dependent upon attaining profitable operations and the ability to maintain adequate financing or capital. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Cash

The company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The company has not experienced any losses in such accounts. The company believes it is not exposed to any significant credit risk on cash.

Depreciation

The company's policy is to depreciate the cost of computer equipment over the estimated useful life of the asset, which is determined to be three years, by use of the straight-line method.

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and consists primarily of finished goods on hand and demonstrator inventory on loan to customers.

Revenue Recognition

Sales are recognized when the goods are shipped to the customers.

                         See accountants' review report.

                                 Invisinet, Inc.

                          Notes to Financial Statements

                      Nine Months Ended September 30, 2002

Note 3 - Summary  of  Significant  Accounting  Policies
(Continued)

Income Taxes

The company has elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for state replacement tax.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Note 4 - Note Payable - Related Party

The company has borrowings under a line-of-credit agreement with the majority stockholder in the amount of $600,000 as of September 30, 2002. Borrowings on this line bear interest at 8% per annum. In conjunction with the merger agreement (Note 8), the majority stockholder waived the accrual of interest of $30,633 for the nine months ended September 30, 2002. In addition, the majority stockholder forgave the remaining interest accrual of $40,184 with the amount being contributed to capital as of September 30, 2002. This note is automatically renewed for successive periods of one year unless written notice of termination is given prior to the renewal date of August 1st by the majority stockholder. In the event of any termination or nonrenewal by the majority stockholder, the note is due and payable in cash within ten business days after the date of termination and nonrenewal. As of September 30, 2002, there were no maximum additional borrowings available under the line-of-credit.

Note 5 - Related Party Transactions

The company pays a management fee to a company, related through common ownership and management, equivalent to approximately 2% of the company's net sales, for the use of facilities, personnel and equipment. The related company waived the management fee of approximately $13,000 for the nine months ended September 30, 2002, in connection with the merger described in Note 8 . The company also purchases the majority of its inventory from the same related company, at terms that this related company offers to its best customers. However, also in connection with the merger described in Note 8, the related company gave a volume discount to the company of approximately $21,000 for the nine months ended September 30, 2002, which made the overall terms more favorable than those given to other customers. Purchases of inventory from the related company for the nine months ended September 30, 2002 was approximately $163,000. During the nine months ended September 30, 2002, the company sold computer equipment in the amount of $1,344 to the related company. The company owed approximately $14,372 to the related company as of September 30, 2002.

                                 Invisinet, Inc.

                          Notes to Financial Statements

                      Nine Months Ended September 30, 2002

Note 5 - Related Party Transactions (Continued)

In addition, a company related through common ownership and management, assumed an outstanding customer receivable balance of $154,514 as of September 30, 2002. The balance is included in due from related party in the accompanying balance sheet.

The financial statements are not necessarily indicative of the results of operations or related effects on the financial position that would occur if the above related party transactions and relationships were not present.

See additional related party disclosures in Notes 4 and 8.

Note 6 - Major Customers

For the period ended September 30, 2002, sales to four major customers amounted to more than 10% of total revenue. The amount of revenue from each such customer was $162,514, $139,764, $99,514, and $96,839. The receivable balance from each customer was $0, $1,532, $53,521, and $35,978, respectively, as of September 30, 2002.

Note 7 - Common Stock Restriction Agreement

The company's founding minority stockholder is obligated under a stock restriction agreement to forfeit his 150 shares in whole or in part if he ceases to be an employee of the company or an affiliate prior to July 10, 2004. The shares vest and become nonforfeitable on a pro rata basis of 25% per year beginning with July 10, 2001. As the shares had no significant value as of the date of issuance, no compensation expense has been recorded.

Note 8 - Merger Agreement

The company entered into a merger agreement, with an un related company, on November 13, 2002 with an effective date as of September 30, 2002. As part of the agreement, the stockholders of the company, or a company owned by the majority stockholder, forgave or assumed the following accrued expenses owed by the company as of the beginning of the year, along with adjusting certain 2002 expenses as described in Note 5, as of September 30, 2002:

               Interest                         $    40,184
               Legal fees                            22,288
                                                -----------

                                      Total     $    62,472


The above forgiveness or assumption was treated as a contribution to capital by the stockholders.

Board of Directors
Invisinet, Inc.
West Chicago, Illinois

Our report on our review of the basic financial statements of Invisinet, Inc. for the nine months ended September 30, 2002 appears on page one. The review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America. The information included in the accompanying schedule of operating expenses is presented only for supplemental analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in our review of the basic financial statements , and we are not aware of any material modification that should be made thereto.

November 13, 2002

                                 Invisinet, Inc.

                               Operating Expenses

                      Nine Months Ended September 30, 2002

Leased employees                                                                                    $           211,545
Bad debts                                                                                                         6,000
Bank and credit card fees                                                                                         1,624
Depreciation                                                                                                      4,383
Insurance                                                                                                         2,180
Professional fees                                                                                                23,377
Rent                                                                                                              2,103
Supplies                                                                                                          1,138
Telephone                                                                                                         7,829
Travel                                                                                                           13,078
Miscellaneous                                                                                                     1,729
                                                                                                         --------------
                  Total                                                                             $           274,986

     See accountants' supplemental review report.

                                LEONARD FRIEDMAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              385 Old Westbury Road
                           East Meadow, New York 11554
                     Tel: (516) 735-0824 Fax: (516) 735-6301
                          E-mail: lenmar@optonline.net

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders of
Walker Comm, Inc.

I have audited the accompanying balance sheets of Walker Comm, Inc. as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walker Comm, Inc. as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ LEONARD FRIEDMAN
--------------------
    LEONARD FRIEDMAN

East Meadow, New York
February 5, 2003

                                WALKER COMM, INC.

                                 BALANCE SHEETS

                                  DECEMBER 31,

                                     ASSETS                                                  2001                  2000
                                                                                        -------------         ------------
CURRENT ASSETS
    Cash and cash equivalents                                                           $   137,863           $   183,114
    Contract receivable, net of allowance of $60,000
       in 2001 and $35,000 in 2000                                                        2,861,296             4,826,869
    Costs and estimated earnings in excess of billings on
        uncompleted contracts                                                             1,071,559             1,997,619
    Insurance refund receivable and other current assets                                    401,345                25,662
                                                                                        -------------         ------------
         Total current assets                                                             4,472,063             7,033,264


PROPERTY AND EQUIPMENT, NET                                                                 469,194               430,626

OTHER ASSETS                                                                                 23,827                10,271
                                                                                        -------------         ------------
         Total Assets                                                                   $ 4,965,084           $ 7,474,161
                                                                                        -------------         ------------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                                 BALANCE SHEETS

                                  DECEMBER 31,

                      LIABILITIES AND SHAREHOLDERS' EQUITY                                   2001                  2000
                                                                                        -------------         ------------
CURRENT LIABILITIES
    Accounts payable and accrued expenses                                                  $ 775,774           $3,379,587
    Billings in excess of costs and estimated earnings on
       uncompleted contracts                                                                  93,724              796,973
    Current maturities of equipment loans payable                                             86,494               98,553
    Income taxes payable                                                                      61,180               49,980
                                                                                        -------------         ------------
         Total current liabilities                                                         1,017,172            4,325,093
                                                                                        -------------         ------------

EQUIPMENT LOANS PAYABLE, less current maturities                                              44,484              118,183

COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY
    Common stock - no par value; 1,000
       shares authorized; 100 shares issued and
        outstanding in 2001 and 2000, respectively                                            20,000               20,000
    Retained earnings                                                                      3,883,428            3,010,885
                                                                                        -------------         ------------
         Total Shareholders' Equity                                                        3,903,428            3,030,885
                                                                                        -------------         ------------
                   Total Liabilities and Shareholders' Equity                           $  4,965,084          $ 7,474,161
                                                                                        -------------         ------------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                            STATEMENTS OF OPERATIONS

                             YEAR ENDED DECEMBER 31,

                                                                                            2001                  2000
                                                                                        -------------         ------------
Contract revenue earned                                                                 $ 14,799,579          $23,665,896
Cost of revenue earned                                                                    11,137,763           19,584,117
                                                                                        -------------         ------------
         Gross profit                                                                      3,661,816            4,081,779
                                                                                        -------------         ------------
Operating expenses
    Selling                                                                                   45,749               59,812
    General and administrative                                                             2,413,750            1,947,929
    Depreciation and amortization                                                            187,055              176,176
    Provision for bad debts                                                                   46,126               25,000
                                                                                        -------------         ------------
                                                                                           2,692,680            2,208,917
                                                                                        -------------         ------------
         Operating profit                                                                    969,136            1,872,862
                                                                                        -------------         ------------
Other income
    Interest income, net                                                                      14,607               12,487
    Gain on disposition of fixed assets                                                        -                    7,280
                                                                                        -------------         ------------
                                                                                              14,607               19,767
                                                                                        -------------         ------------
         Earnings before income taxes                                                        983,743            1,892,629

Income tax provision                                                                          11,200               28,330
                                                                                        -------------         ------------
         NET INCOME                                                                     $    972,543          $ 1,864,299
                                                                                        -------------         ------------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      YEAR ENDED DECEMBER 31, 2001 AND 2000

                                                             CAPITAL            RETAINED
                                                             STOCK              EARNINGS                TOTAL
                                                        ----------------      ---------------     ---------------
Balance January 1, 2000                                 $       20,000        $   1,365,586       $  1,385,586

Net Income for the year                                              -            1,864,299          1,864,299

Dividend distributions                                               -             (219,000)          (219,000)
                                                        ----------------      ---------------     ---------------
Balance December 31, 2000                                       20,000            3,010,885          3,030,885

Net Income for the year                                              -              972,543            972,543

Dividend distributions                                               -             (100,000)          (100,000)
                                                        ----------------      ---------------     ---------------
Balance December 31, 2001                               $       20,000         $  3,883,428       $  3,903,428
                                                        ----------------      ---------------     ---------------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                            STATEMENTS OF CASH FLOWS

                             YEAR ENDED DECEMBER 31,

                                                                                              2001              2000
                                                                                        -------------         ------------
Cash flows from operating activities
    Net income                                                                            $  972,543          $1,864,299
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization                                                      187,055              176,176
          Provision for doubtful accounts                                                     46,126               25,000
          Changes in operating assets and liabilities:
              Contracts receivable                                                         1,919,447           (3,484,494)
              Costs and estimated earnings in excess of
                billings on uncompleted contracts                                            926,060             (942,129)
              Insurance refund receivable and other assets                                  (389,239)             (18,154)
              Accounts payable and accrued expenses                                       (2,603,813)           2,598,107
              Billings in excess of costs and estimated
                earnings on uncompleted contracts                                           (703,249)              73,237
              Income taxes payable                                                            11,200               28,330
                                                                                        -------------         ------------
         Net cash provided by operating activities                                           366,130              320,372
                                                                                        -------------         ------------
Cash flows used in investing activities
    Acquisition of property and equipment                                                   (225,623)            (289,722)
                                                                                        -------------         ------------
         Net cash used in investing activities                                              (225,623)            (289,722)
                                                                                        -------------         ------------
Cash flows from financing activities
    Proceeds from equipment loans payable                                                     18,600              180,438
    Repayment of equipment loans payable                                                    (104,358)            (103,143)
    Dividends paid                                                                          (100,000)            (219,000)
                                                                                        -------------         ------------
         Net cash used in financing activities                                              (185,758)            (141,705)
                                                                                        -------------         ------------
         NET DECREASE IN CASH
             AND CASH EQUIVALENTS                                                            (45,251)            (111,055)

Cash and cash equivalents, beginning of year                                                 183,114              294,169
                                                                                        -------------         ------------
Cash and cash equivalents, end of year                                                    $  137,863          $   183,114
                                                                                        =============         ============

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Walker Comm, Inc. (the "Company") is engaged in the business of fiber optics, data and voice cable installation. The Company was incorporated in 1997 and is headquartered in Fairfield, California with satellite offices in Livermore and Rocklin, California.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1. Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly liquid investments with an original maturity of three months or less.

2. Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided for, using straight-line and accelerated methods, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the shorter of the service lives of the assets or the term of the lease. Repairs and maintenance are charged to operations as incurred.

3. Revenue recognition on Long-term Contracts

The Company records profits on long-term contracts on a percentage-of-completion basis on the cost to cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to two years.

                                WALKER COMM, INC.

                           December 31, 2001 and 2000

NOTE A (continued)

4. Contracts receivable

In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets.

5. Income Taxes

The Company has elected to be treated as an "S" Corporation under the applicable sections of the Internal Revenue Code. In general, corporate income or loss of an "S" Corporation is allocated to the Stockholders for inclusion in their personal Federal Income tax returns. Accordingly, there is no provision for Federal income tax in the accompanying financial statements.

The Company has also elected to be treated as an "S" Corporation for California state income tax purposes. However, the State of California does impose a tax on "S" Corporation income at a reduced rate and, accordingly, a provision for such tax is included in the accompanying financial statements.

6. Uses of Estimates and Fair Value of Financial Instruments

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, and expected recoveries and contingencies, among others. Actual results could differ from those estimates.

Management of the Company believes that the fair value of financial instruments, consisting of cash, contracts receivable and debt, approximates carrying value due to the immediate or short-term maturity associated with its cash and accounts receivable and the interest rates associated with its debt.

                                WALKER COMM, INC.

                           December 31, 2001 and 2000

NOTE B - CONTRACTS RECEIVABLE

     Contracts receivable consist of the following at December 31,

                                                                                 2001                2000

             Contract billing                                                 $2,571,346           $3,999,927
             Retention on contracts                                              349,950              861,942
                                                                            ---------------      --------------
                                                                               2,921,296            4,861,869
             Less: reserve for uncollectible accounts                             60,000               35,000
                                                                            ---------------      --------------
                                                                              $2,861,296           $4,826,869
                                                                            ---------------      --------------

NOTE C - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Costs and estimated earnings on uncompleted contracts consist of the following at December 31,

                                                                                 2001                 2000
             Costs incurred on uncompleted contracts                          $6,741,687          $15,856,213
             Estimated contract profit                                         2,289,485            2,674,688
                                                                            ---------------      ---------------
                                                                               9,031,172           18,530,901
             Less: billings to date                                            8,053,337           17,330,255
                                                                            ---------------      ---------------
                                                                                 977,835            1,200,646
                                                                            ---------------      ---------------

             Costs and estimated earnings in excess of billings                1,071,559            1,997,619

             Billings in excess of costs and estimated earnings
               on uncompleted contracts                                          (93,724)            (796,973)
                                                                            ---------------      ---------------
                                                                              $  977,835          $ 1,200,646
                                                                            ---------------      ---------------

                                WALKER COMM, INC.

                           December 31, 2001 and 2000

NOTE D - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                       Estimated
                                                                     useful life
                                                                   (years)                 2001                 2000
      Furniture and equipment                                        5 - 7                $   30,286              $19,688
      Automobiles                                                    5 - 7                   558,726              535,441
      Computer equipment                                             3 - 5                   251,473              198,918
      Leasehold improvements                                         3 - 10                  149,012                7,746

                                                                                             989,497              761,793
      Less accumulated depreciation
          and amortization                                                                   520,301              331,167
                                                                                         -----------        -------------
                                                                                         $   469,196        $     430,626
                                                                                         ===========        =============

Depreciation and amortization expense for property and equipment for the years ended December 31, 2001 and 2000 was approximately $187,055 and $176,176, respectively.

NOTE E - NOTES PAYABLE

Notes payable at December 31, 2001 and 2000 consist of the following:

                                                                                 2001                2000
Note payable to credit unions and banks with principal
  and interest due monthly through February 2004,
  interest rates, fixed and variable, ranging from 6.20%
  to 9.15%, collateralized by vehicles                                       $ 130,978           $ 216,736

Less: current maturities                                                        86,494              98,553
                                                                             ---------           ---------
Long-term debt                                                               $  44,484           $ 118,183
                                                                             ---------           ---------

Related interest expense for the years ended December 31, 2001 and 2000 was $14,598 and $17,514, respectively.

                                WALKER COMM, INC.

                           December 31, 2001 and 2000

NOTE F - LINE OF CREDIT

On July 10, 2002, the Company renewed its revolving credit agreement with a major bank that provided for a borrowing facility not to exceed $1,500,000. At December 31, 2001 this credit agreement had a borrowing facility of $1,000,000. There were no borrowings outstanding under the agreement as of that date. The agreement is secured by all assets of the Company along with the personal guarantees by the two major shareholders of the Company.

NOTE G - RELATED PARTY TRANSACTIONS

On March 1, 2001, the Company entered into a ten year lease with shareholder Gary R. Walker and Donald C. and Anita G. Walker for a building and land located in Fairfield, California, which will serve as the Company's headquarters. The lease calls for initial monthly rental payments of $6,934, with annual increases, calculated using the San Francisco-Oakland-San Jose Consolidated Metropolitan Statistical Area Consumer Price Index.

NOTE H - MAJOR CUSTOMERS

Contract revenue for the years ended December 31, 2001 and 2000 include amounts from one major customer which accounted for 19% and 48% respectively, of the total contract revenue in those years. There were four and two other major customers, during 2001 and 2000 respectively, each of which accounted for 6% or more of the total contract revenue of the Company for those periods.

NOTE I - RETIREMENT PLAN AND CONTIGENCY

The Company contributes to union-sponsored multi-employer retirement plans in accordance with negotiated labor contracts. The retirement plans cover all of the Company's union employees, which represent substantially all of the Company's employees. Contributions, which are based on varying rates for the hours worked by the employees, totaled $260,634 and $366,473 for the years ended December 31, 2001 and 2000, respectively.

Governmental regulations impose certain requirements relative to multi-employer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits. As of December 31, 2001, the Company's multi-employer plans are fully funded. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

                                WALKER COMM, INC.

                           December 31, 2001 and 2000

NOTE J - COMMITMENTS AND CONTINGENCIES

Litigation

The Company from time to time is subject to certain legal proceedings and claims which have arisen in the ordinary course of its business. These actions when ultimately concluded will not, in the opinion of management, have a material adverse effect upon the financial position, results of operations or liquidity of the Company.

Lease Commitments

The Company leases its main office (see Note G) and sales office facilities pursuant to non-cancelable operating leases expiring through February 2011. The minimum rental commitments under these non-cancelable leases, at December 31, 2001, are summarized as follows:

         Year ending December 31,
                2002                                                                      $   152,615
                2003                                                                          151,265
                2004                                                                           91,000
                Thereafter                                                                    597,000
                                                                                          -----------
         Total minimum lease payments                                                     $   991,880
         Less current maturities                                                          ===========


Rent expense for all operating leases was $157,242 and $65,681 in 2001 and 2000, respectively.

NOTE L - SUBSEQUENT EVENT

On December 30, 2002, the Board of Directors of the Company approved an Agreement and Plan of Merger with WPCS International, Inc. The merger closed effective December 30, 2002. The change in ownership resulting from the merger constitutes an event of default under the line of credit agreement with the Bank referred to in Note F.

                                WALKER COMM, INC.

                            CONDENSED BALANCE SHEETS

                                                                                         September 30,          December 31,
                                                                                             2002                  2001
                                                                                         (Unaudited)
                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                           $  306,005             $  137,863
    Contract receivable, net of allowance of $85,000
       in 2002 and $60,000 in 2001                                                       1,554,484              2,861,296
    Costs and estimated earnings in excess of billings on
        uncompleted contracts                                                              540,808              1,071,559
    Insurance Refund Receivable and other current assets                                   378,444                401,345
                                                                                        -----------            -----------
         Total current assets                                                            2,779,741              4,472,063


PROPERTY AND EQUIPMENT, NET                                                                467,499                469,194

OTHER ASSETS                                                                                21,809                 23,827
                                                                                        -----------            -----------
         Total Assets                                                                   $3,269,049             $4,965,084
                                                                                        -----------            -----------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                            CONDENSED BALANCE SHEETS

                                                                                        September 30,          December 31,
                                                                                            2002                  2001
                                                                                         (Unaudited)
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                                  $557,810              $775,774
    Billings in excess of costs and estimated earnings on
       uncompleted contracts                                                                152,423                93,724
    Current maturities of equipment loans payable                                            70,317                86,494
    Income taxes payable                                                                     61,180                61,180
                                                                                         ----------            ----------
         Total current liabilities                                                          841,730             1,017,172
                                                                                         ----------            ----------

EQUIPMENT LOANS PAYABLE, less current maturities                                             26,557                44,484

COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY
    Common stock - no par value; 3,000
       shares authorized; 100 shares issued and
        outstanding at September 30, 2002 and
          December 31, 2001, respectively                                                    20,000                20,000
    Retained earnings                                                                     2,380,762             3,883,428
                                                                                         ----------            ----------
         Total Shareholders' Equity                                                       2,400,762             3,903,428
                                                                                         ----------            ----------
                   Total Liabilities and Shareholders' Equity                            $3,269,049            $4,965,084
                                                                                         ----------            ----------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                 Nine months ended
                                                                                                   September 30,
                                                                                             2002                  2001
                                                                                       ------------            ------------
Contract revenue earned                                                                 $5,815,286             $11,018,475
Cost of revenue earned                                                                   5,427,259               8,938,699
                                                                                       ------------            ------------
         Gross profit                                                                      388,027               2,079,776
                                                                                       ------------            ------------
Operating expenses
    Selling                                                                                 36,397                  42,639
    General and administrative                                                           1,463,792               1,617,289
    Depreciation and amortization                                                          146,542                 134,931
    Provision for bad debts                                                                 25,600                  62,830
                                                                                       ------------            ------------
                                                                                         1,672,331               1,857,689
                                                                                       ------------            ------------
         Operating profit (loss)                                                        (1,284,304)                222,087

Other income
    Interest income, net                                                                     1,638                  11,439
                                                                                       ------------            ------------
                                                                                             1,638                  11,439
                                                                                       ------------            ------------
         Earnings (loss) before income taxes                                            (1,282,666)                233,526

Income tax provision                                                                             -                       -
                                                                                       ------------            ------------
         NET INCOME (LOSS)                                                             $(1,282,666)            $   233,526
                                                                                       ------------            ------------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                               Nine months ended
                                                                                                 September 30,
                                                                                            2002                2001
                                                                                       --------------       ------------
Cash flows from operating activities
    Net income (loss)                                                                  $ (1,282,666)        $   233,526
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities
          Depreciation and amortization                                                     146,542             134,931
          Provision for doubtful accounts                                                    25,600              62,830
          Changes in operating assets and liabilities
              Contracts receivable                                                        1,281,812             861,685
              Costs and estimated earnings in excess of
                billings on uncompleted contracts                                           530,751             975,915
              Prepaid expenses and other assets                                              24,919             (30,090)
              Accounts payable and accrued expenses                                        (217,964)         (1,670,948)
              Billings in excess of costs and estimated
                earnings on uncompleted contracts                                            58,699            (271,485)
                                                                                       --------------       ------------
         Net cash provided by (used in) operating activities                                567,693             296,364
                                                                                       --------------       ------------
Cash flows used in investing activities
    Acquisition of property and equipment                                                  (145,447)           (217,742)
                                                                                       --------------       ------------
         Net cash used in investing activities                                             (145,447)           (217,742)
                                                                                       --------------       ------------
Cash flows from financing activities
    Proceeds from equipment loans payable                                                    32,017              18,600
    Repayment of equipment loans payable                                                    (66,121)            (79,932)
    Dividends paid                                                                         (220,000)           (100,000)
                                                                                       --------------       ------------
         Net cash used in financing activities                                             (254,104)           (161,332)
                                                                                       --------------       ------------
         NET INCREASE (DECREASE) IN CASH
             AND CASH EQUIVALENTS                                                           168,142             (82,710)

Cash and cash equivalents, beginning of year                                                137,863             183,114
                                                                                       --------------       ------------
Cash and cash equivalents, end of year                                                 $    306,005         $   100,404
                                                                                       --------------       ------------

        The accompanying notes are an integral part of these statements.

                                WALKER COMM, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                               September 30, 2002

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial reporting and Securities and Exchange Commission ("SEC") regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of the management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring items, necessary to fairly present the results of operations, financial position and cash flows for the periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in this Form 8-K/A (Amendment No. 1) for the year ended December 31, 2001 and 2000.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Walker Comm, Inc. (the "Company") is engaged in the business of fiber optics, data and voice cable installation. The Company was incorporated in 1997 and is headquartered in Fairfield, California with satellite offices in Livermore and Rocklin, California.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1. Revenue recognition on Long-term Contracts

The Company records profits on long-term contracts on a percentage-of-completion basis on the cost to cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to two years.

                                WALKER COMM, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                               September 30, 2002

NOTE 2 (continued)

2. Income Taxes

The Company has elected to be treated as an "S" Corporation under the applicable sections of the Internal Revenue Code. In general, corporate income or loss of an "S" Corporation is allocated to the Stockholders for inclusion in their personal Federal Income tax returns. Accordingly, there is no provision for Federal income tax in the accompanying financial statements.

The Company has also elected to be treated as an "S" Corporation for California state income tax purposes. However, the State of California does impose a tax on "S" Corporation income at a reduced rate.

3. Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, and expected recoveries and contingencies, among others. Actual results could differ from those estimates.

                                WALKER COMM, INC.

                               September 30, 2002

NOTE 3 - CONTRACTS RECEIVABLE

Contracts receivable consist of the following at September 30, 2002 and December 31, 2001:

Contract billing .................................     $1,593,602     $2,571,346
Retention on contracts ...........................         45,882        349,950
                                                       ----------     ----------
                                                        1,639,484      2,921,296
Less: reserve for uncollectible accounts .........         85,000         60,000
                                                       ----------     ----------
                                                       $1,554,484     $2,861,296
                                                       ----------     ----------

NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at September 30, 2002 and December 31, 2001:

                                                     September 30,  December 31,
                                                         2002            2001

Costs incurred on uncompleted contracts ..........   $ 4,068,735    $ 6,741,687
Estimated contract profit ........................       483,781      2,289,485
                                                     -----------    -----------
                                                       4,552,516      9,031,172
Less: billings to date ...........................     4,164,131      8,053,337
                                                     -----------    -----------
                                                         388,385        977,835
                                                     -----------    -----------

Costs and estimated earnings in excess of billings       540,808      1,071,559

Billings in excess of costs and estimated earnings
  on uncompleted contracts .......................      (152,423)       (93,724)
                                                     -----------    -----------

                                                     $   388,385    $   977,835
                                                     -----------    -----------

                                WALKER COMM, INC.

                               September 30, 2002

NOTE 5 - SUBSEQUENT EVENT

On December 30, 2002, the Board of Directors of the Company approved an Agreement and Plan of Merger with WPCS International, Inc. The merger closed effective December 30, 2002.

To the Board of Directors

CLAYBORN CONTRACTING GROUP, INC.
Auburn, California

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of CLAYBORN CONTRACTING GROUP, INC. as of September 30, 2002 and 2001, and the related statements of income and retained earnings, cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of CLAYBORN CONTRACTING GROUP, INC. as of September 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles generally accepted in the United States of America.


/s/ Burnett + Company LLP
-------------------------
    Burnett + Company LLP

Rancho Cordova, California
September 15, 2003

CLAYBORN CONTRACTING GROUP, INC.

BALANCE SHEETS

September 30, 2002 and 2001

ASSETS                                                             2002                  2001
                                                           ----------------     -----------------
CURRENT ASSETS
   Cash and cash equivalents                                $      459,580       $        33,702
   Cash held in lieu of retentions                                  19,170                66,209
   Contract receivables                                            678,284               756,901
   Costs and estimated earnings
      in excess of billings                                        319,726               198,938
   Prepaid expenses                                                 48,329                27,536
   Prepaid income tax                                               15,224                30,405
                                                           ----------------     -----------------

               Total current assets                              1,540,313             1,113,691

EQUIPMENT,
   net of accumulated depreciation of $458,242
   and $331,695, for 2002 and 2001, respectively                   368,918               453,905

OTHER ASSETS                                                        55,265                37,150
                                                           ----------------     -----------------

               Total assets                                 $    1,964,496       $     1,604,746
                                                           ================     =================

   The accompanying notes are an integral part of these financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY                               2002                  2001
                                                              ----------------     ----------------
CURRENT LIABILITIES
   Accounts payable                                          $        517,688      $       404,997
   Accrued expenses                                                   176,036               50,431
   Current maturity of long-term debt                                  47,735               49,890
   Billings in excess of costs and
      estimated earnings                                                8,092               34,382
   Income taxes payable                                                13,882                    0
   Deferred income taxes                                               76,000               94,500
                                                              ----------------     ----------------

               Total current liabilities                              839,433              634,200

LONG-TERM LIABILITIES
   Long-term debt, net of current maturity                            123,604              150,450
   Deferred income taxes                                               44,000               19,500
                                                              ----------------     ----------------

               Total long-term liabilities                            167,604              169,950
                                                              ----------------     ----------------

               Total liabilities                                    1,007,037              804,150
                                                              ----------------     ----------------

STOCKHOLDERS' EQUITY
   Common stock, no par value,
      50,000 shares authorized,
      1,000 shares issued and outstanding                             100,000              100,000
   Retained earnings                                                  857,459              700,596
                                                              ----------------     ----------------

       Total stockholders' equity                                     957,459              800,596
                                                              ----------------     ----------------

       Total liabilities and stockholders' equity             $     1,964,496      $     1,604,746
                                                              ================     ================

   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

For the Year Ended September 30, 2002 and 2001

                                                       2002            2001
                                                   ------------    ------------
CONTRACT REVENUE                                   $ 6,059,117     $ 5,059,214

COST OF SALES                                  .     4,612,703       3,917,962
                                                   ------------    ------------

               Gross profit from contracting         1,446,414       1,141,252

GENERAL AND ADMINISTRATIVE EXPENSES                  1,178,827         888,840
                                                   ------------    ------------

               Income from operations                  267,587         252,412
                                                   ------------    ------------

OTHER INCOME (EXPENSE)
   Loss on sale of assets                     .         (3,311)         (6,986)
   Interest income                                       5,117          22,192
   Interest expense                                    (12,717)        (10,416)
                                                   ------------    ------------

               Total other income (expenses)           (10,911)          4,790
                                                   ------------    ------------

               Income before taxes                     256,676         257,202

PROVISION FOR INCOME TAXES                              99,813         105,000
                                                   ------------    ------------

NET INCOME                                             156,863         152,202

RETAINED EARNINGS, beginning of year                   700,596         548,394
                                                   ------------    ------------

RETAINED EARNINGS, end of year                     $   857,459     $   700,596
                                                   ============    ============

   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

STATEMENTS OF CASH FLOWS

For the Year Ended September 30, 2002 and 2001

CASH FLOWS FROM OPERATING ACTIVITIES                                          2002                  2001
                                                                     -----------------      ----------------
Net income                                                           $        156,863       $       152,202

Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                            136,633               122,822
      Loss on sale of assets                                                    3,311                 6,986
      Appreciation in cash surrender
         value of life insurance                                               (6,115)              (10,902)
   (Increase) decrease in assets:
      Contract receivables                                                     66,617              (327,315)
      Costs and estimated earnings in
         excess of billings                                                  (120,788)              (63,313)
      Prepaid expenses                                                        (20,793)               (5,342)
      Prepaid income tax                                                       15,181               (30,405)
   Increase (decrease) in liabilities:
      Accounts payable                                                        112,691               136,254
      Accrued expenses                                                        125,605               (24,812)
      Billings in excess of costs and
         estimated earnings                                                   (26,290)               28,838
      Income taxes payable                                                     13,882               (22,200)
      Deferred income taxes                                                     6,000                53,000
      Other assets                                                                  0                 2,687
                                                                       ----------------     ----------------

           Net cash provided by operating activities                          462,797                18,500

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of equipment                                                   (41,064)             (158,215)
   Proceeds from sale of assets                                                25,075                13,000
   Decrease (increase) in cash held in lieu of retentions                      47,039               (66,209)
   Proceeds from employee receivable                                                0                 1,900
                                                                       ----------------     ----------------

           Net cash provided by (used in) investing activities                 31,050              (209,524)

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on long-term debt                                       (67,969)              (56,545)
                                                                      ----------------      ----------------

NET INCREASE (DECREASE) IN CASH                                               425,878              (247,569)

CASH, beginning of year                                                        33,702               281,271
                                                                      ----------------      ----------------

CASH, end of year                                                     $       459,580       $        33,702
                                                                      ================      ================

SUPPLEMENTAL DISCLOSURES REGARDING CASH FLOWS
   Cash paid for interest                                             $        12,717       $        10,416
                                                                      ================      ================

   Cash paid for income taxes                                         $        64,750       $       104,605
                                                                      ================      ================

   The accompanying notes are an integral part of these financial statements.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company's Activities - Clayborn Contracting Group, Inc. ("the Company") is engaged in electrical and heavy construction primarily in the public works sector. The work is performed under fixed price bid contracts. The Company performs the majority of their work in Northern and Central California.

Estimates and Assumptions - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis for Recording Income - The Company records income on construction contracts using the percentage-of-completion method of accounting based on the proportion of costs incurred on the contract to total estimated contract costs, except that material estimated losses which are apparent prior to completion are provided for in their entirety. No profit is taken into income until a contract has reached a stage of completion sufficient to reasonably determine, in the opinion of management, the ultimate realizable profit. Base percentages which range from 1% to 5%, depending on the type of contract, are generally used to determine when a sufficient stage of completion has been reached. Claims for additional contract compensation due the Company are not reflected in the accounts until the year in which such claims are allowed. As contracts extend over one or more periods, revisions in estimated costs and profits are reflected in the accounting period in which the facts which require the revisions become known.

Cost of sales includes all direct labor and labor costs, materials, subcontractors, equipment costs and other costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred.

The asset, "Costs and estimated earnings in excess of billings," represents revenues recognized in excess of amounts billed on construction contracts in progress. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized on construction contracts in progress.

Financial Statement Classification - In accordance with normal practice in the construction industry, the Company includes in current assets and liabilities amounts realizable and payable over a period in excess of one year. Consistent with this practice, asset and liability accounts relating to construction contracts, including related deferred income taxes, are classified as current. The lives of the contracts entered into by the Company generally range from three to eighteen months.

Cash and Cash Equivalents - For financial statement purposes, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued
Concentration of Credit Risk - The Company maintains cash balances in excess of Federal Deposit Insurance Corporation insurable limits.

The Company performed a significant amount of work for one customer, comprising approximately 75% of outstanding contract receivables as of September 30, 2002. The Company performed a significant amount of work for two customers, comprising approximately 82% of outstanding contract receivables as of September 30, 2001. Contract revenue earned from one customer was approximately 62% and 56% of total contract revenue for the years ended September 30, 2002 and 2001, respectively.

Contract Receivables - The Company writes off contract receivables when uncollectible and payments subsequently received on such receivables are credited to revenue. Included in contract receivables is retainage receivable of $107,579 and $164,551 for the years ended September 30, 2002 and 2001, respectively, which is expected to be collected within one year.

Equipment - Equipment is recorded at cost and includes improvements that significantly add to its productivity or extend its useful life. Costs of maintenance and repairs are charged to expense. Upon retirement or disposal of equipment, the costs and related depreciation are removed from the accounts, and gain or loss, if any, is reflected in the earnings for both financial statement and income tax reporting purposes. Depreciation is provided for using the straight-line method. The estimated useful lives used for calculating depreciation for equipment classifications are as follows:
                                                                           Lives
                                                                     -----------
Automotive equipment                                                   5-7 Years
Construction equipment                                                 5-7 Years
Office equipment                                                      7-10 Years

Income Taxes - For income tax purposes, the Company reports income on the completed contract method of accounting. Under this method, billings and costs are accumulated during the period of construction, but profits or losses are not recorded until completion of the contracts.

Straight-line and accelerated depreciation are used for tax reporting purposes. Assets purchased after December 31, 1986, are subject to modified ACRS rules under the guidelines of the Tax Reform Act of 1986 (TRA 86).

Deferred income taxes are recorded using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Significant differences between the financial statement amounts and the tax basis for the Company arise from the recording of depreciation and the recognition of income from construction contracts. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

2. CASH HELD IN LIEU OF RETENTIONS
In exchange for the early release of retentions on various contracts, escrow accounts have been established in the amounts of $19,170 and $66,209 at September 30, 2002 and 2001, respectively.

3. COSTS AND ESTIMATED EARNINGS ON CONSTRUCTION CONTRACTS IN PROGRESS Costs and estimated earnings on construction contracts in progress contrast related billings at September 30, 2002 and 2001 as follows:

                                                                                   2002                  2001
                                                                             ----------------      ----------------
      Cost of sales to date                                                  $       928,866       $      868,308
      Gross profit to date                                                           219,809              269,333
                                                                             ----------------      ----------------

               Earned contract revenue                                             1,148,675            1,137,641

      Contract billings to date                                                      837,041              973,085
                                                                             ----------------      ----------------

               Net under billings                                            $       311,634       $      164,556
                                                                             ================      ================

Included in the accompanying balance sheet under the following captions:

      Costs and estimated earnings in excess of billings                     $       319,726       $      198,938
      Billings in excess of costs and estimated earnings                              (8,092)             (34,382)
                                                                             ----------------      ----------------

               Net under billings                                            $       311,634       $      164,556
                                                                             ================      ================

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

4. EQUIPMENT
Equipment consists of the following as of September 30:

                                                                                    2002                 2001
                                                                             ----------------     ----------------
Automotive equipment                                                         $       409,409      $       397,659
Construction equipment                                                               382,594              351,030

Office equipment                                                                      35,157               36,911
                                                                             ----------------     ----------------

               Subtotals                                                             827,160              785,600

               Less accumulated depreciation                                         458,242              331,695
                                                                             ----------------     ----------------

               Totals                                                        $       368,918      $       453,905
                                                                             ================     ================

Depreciation charged to equipment costs and general and administrative expenses amounted to $121,789 and $14,844, respectively, for the year ended September 30, 2002, and $106,337 and $16,485 respectively, for the year ended September 30, 2001.

5. LINES OF CREDIT
The Company has an unsecured revolving line of credit with Wells Fargo Bank, due on demand with interest at prime plus 1.00% per annum, which expired March 10, 2003 and was subsequently renewed until March 10, 2004. The line of credit available with Wells Fargo Bank is $250,000. As of September 30, 2002 and 2001, there was no balance due.

The Company has a second line of credit with Wells Fargo Bank to finance equipment purchases. Upon the use of this line of credit, equipment purchases are financed in separate term notes (Note 6). The amounts financed under this credit facility bear interest at the bank's current fixed or variable rate in effect when the individual equipment is financed. The line of credit available annually is $200,000. Balances of $161,032 and $182,407 were available on the line of credit as of September 30, 2002 and 2001, respectively. The line of credit expired on March 5, 2003 and was subsequently renewed until March 5, 2004.

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

6. LONG-TERM DEBT
Long-term debt consists of the following:

                                                           Interest
                                                             Rate                      2002                  2001
                                                        ----------------       -------------------- ----------------
General Motors Acceptance Corporation,
secured by automotive equipment, aggregate                        6.90%
monthly principal and interest payments                              to
of $834, due through January 2005                                 8.49%        $            13,916    $      27,853

Wells Fargo Bank, secured by equipment,                           6.65%
aggregate monthly principal and interest                             to
payments of $4,252, due through September 2007                    8.90%                    141,593          151,751

Chrysler Financial Corporation, secured by
automotive equipment, monthly principal and
interest payments of $423, due November 2005                      0.90%                     15,830           20,736
                                                                               -------------------- ----------------

               Current maturity of long-term debt                                           47,735           49,890
                                                                               -------------------- ----------------

               Long-term debt, net of current maturity                         $           123,604    $     150,450
                                                                               ==================== ================

Aggregate maturities on long-term debt are as follows:

   Year Ending September 30:                                                        2002                  2001
   ------------------------                                                    -------------------- ----------------

               2002                                                            $                 0    $      49,890
               2003                                                                         47,735           45,153
               2004                                                                         48,913           46,175
               2005                                                                         43,415           40,477
               2006                                                                         22,274           18,645
               2007                                                                          9,002                0
                                                                              ---------------------  ----------------

                                                                               $           171,339    $     200,340
                                                                              =====================  ================

CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

7. PROVISION FOR INCOME TAXES
The provision for income taxes consists of the following for the year ended September 30:

                                                                                    2002                  2001
                                                                             ----------------      ----------------
      Current tax expense                                                    $        93,813      $         52,000
      Deferred tax expense                                                             6,000                53,000
                                                                             ----------------      ----------------

               Total provision for income taxes                              $        99,813      $        105,000
                                                                             ================      ================

The September 30, 2002 and 2001 income tax expense differed from the amounts computed by applying the federal statutory income tax rate of 34% to the pre-tax net income as a result of the following:

                                                                                    2002                   2001
                                                                             ----------------      ----------------

      Federal tax at the statutory rate                                      $        87,300      $         87,400
      State income taxes, net of federal tax benefit                                  15,000                15,000
      Utilization of tax credits                                                      (5,500)                    0
      Permanent differences                                                            4,400                 2,800
      Other                                                                           (1,387)                 (200)
                                                                             ----------------      ----------------

                                                                             $        99,813      $        105,000
                                                                             ================      ================

The components of the temporary differences that give rise to significant portions of the deferred tax liabilities are as follows:

                                                                                    2002                   2001
                                                                             ----------------      ----------------

      Contract revenue recognition                                           $        79,500      $         98,300
      Depreciation                                                                    44,000                19,500
      Other                                                                           (3,500)               (3,800)
                                                                             ----------------      ----------------

               Net deferred tax liabilities                                  $       120,000      $        114,000
                                                                             ================      ================


CLAYBORN CONTRACTING GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

8. EMPLOYEE PROFIT SHARING PLAN
The Company has an employee profit sharing plan under Section 401(k) covering eligible employees. The Company matches 25% of employee deferrals up to 3% of wages. The Company's contribution for the year ended September 30, 2002 and 2001 amounted to $7,256 and $7,814, respectively, and is included in employee benefits in general and administrative expenses.

9. LITIGATION
From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company. The Company's management is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on the Company's financial condition or operating results.

10. SUPPLEMENTAL DISCLOSURES REGARDING CASH FLOWS
Non-cash investing and financing activities for the years ended September 30, 2002 and 2001 consisted of the acquisition of equipment through long-term debt totaling $38,968 and $170,805, respectively.

11. SUBSEQUENT EVENT
In August 2003, the Board of Directors of the Company approved an Agreement and Plan of Merger with WPCS International Incorporated ("WPCS"). The merger closed effective August 22, 2003. The change in ownership resulting from the merger constitutes an event of default under the line of credit agreement with the Bank referred to in Note 5. WPCS acquired all of the issued and outstanding shares of the Company in exchange for $900,000 cash consideration and 826,446 newly issued shares of WPCS common stock. An additional $1,100,000 is payable by delivery to the Company shareholders of 50% of the post tax profits of the Company, payable in quarterly distributions.

                        CLAYBORN CONTRACTING GROUP, INC.

                            CONDENSED BALANCE SHEETS

                                                                (unaudited)
                                                                 June 30,           September 30,
ASSETS                                                             2003                 2002
                                                           -----------------     -----------------
CURRENT ASSETS
   Cash and cash equivalents                               $        298,069      $        459,580
   Cash held in lieu of retentions                                   45,760                19,170
   Contract receivables                                             569,462               678,284
   Costs and estimated earnings
      in excess of billings                                         128,807               319,726
   Prepaid expenses                                                   9,787                48,329
   Prepaid income tax                                                 3,224                15,224
                                                           -----------------     -----------------

               Total current assets                               1,055,109             1,540,313

EQUIPMENT, NET                                                      365,940               368,918

OTHER ASSETS                                                         61,515                55,265
                                                           -----------------     -----------------

               Total assets                                $      1,482,564      $      1,964,496
                                                           =================     =================

   The accompanying notes are an integral part of these financial statements.

                        CLAYBORN CONTRACTING GROUP, INC.

                                                              (unaudited)
                                                               June 30,              September 30,
         LIABILITIES AND STOCKHOLDERS' EQUITY                    2003                     2002
                                                            -----------------     -----------------
CURRENT LIABILITIES
   Accounts payable                                         $        136,405      $        517,688
   Accrued expenses                                                   13,149               176,036
   Current maturity of long-term debt                                 55,287                47,735
   Billings in excess of costs and
      estimated earnings                                              47,509                 8,092
   Income taxes payable                                                    -                13,882
   Deferred income taxes                                             120,000                76,000
                                                            -----------------     -----------------

               Total current liabilities                             372,350               839,433

LONG-TERM LIABILITIES
   Long-term debt, net of current maturity                           118,141               123,604
   Deferred income taxes                                                   -                44,000
                                                            -----------------     -----------------

               Total long-term liabilities                           118,141               167,604
                                                            -----------------     -----------------

               Total liabilities                                     490,491             1,007,037
                                                            -----------------     -----------------

STOCKHOLDERS' EQUITY
   Common stock, no par value,
      50,000 shares authorized,
      1,000 shares issued and outstanding                            100,000               100,000
   Retained earnings                                                 892,073               857,459
                                                            -----------------     -----------------

               Total stockholders' equity                            992,073               957,459
                                                            -----------------     -----------------

               Total liabilities and stockholders' equity   $      1,482,564      $      1,964,496
                                                            =================     =================

    The accompanying notes are an integral part of these financial statements.

                        CLAYBORN CONTRACTING GROUP, INC.

                         CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                       Nine months ended
                                                                                            June 30,
                                                                                    2003                  2002
                                                                             ----------------     -----------------
CONTRACT REVENUE                                                             $     3,472,102      $      3,941,780

COST OF SALES                                                                      2,753,577             2,895,320
                                                                             ----------------     ----------------

               Gross profit from contracting                                         718,525             1,046,460

GENERAL AND ADMINISTRATIVE EXPENSES                                                  619,580               759,510
                                                                             ---------------      ----------------

               Income from operations                                                 98,945               286,950
                                                                             ----------------     ----------------

OTHER INCOME (EXPENSE)
   Loss on sale of assets                                                             (1,450)                    -
   Interest income                                                                     4,282                 6,214
   Interest expense                                                                   (8,063)               (9,942)
                                                                             ----------------     ----------------

               Total other income (expense)                                           (5,231)               (3,728)
                                                                             -----------------    -----------------

               Income before taxes                                                    93,714               283,222

PROVISION FOR INCOME TAXES                                                            59,100                19,261
                                                                             ----------------     -----------------

NET INCOME                                                                   $        34,614      $        263,961
                                                                             ================     =================

    The accompanying notes are an integral part of these financial statements.

                        CLAYBORN CONTRACTING GROUP, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                           Nine months ended
                                                                                                June 30,

CASH FLOWS FROM OPERATING ACTIVITIES                                                  2003                2002
                                                                                ---------------     ---------------
Net income                                                                      $       34,614      $      263,961

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
      Depreciation                                                                      98,555             106,284
      Appreciation in cash surrender
         value of life insurance                                                       (11,185)                  0
   (Increase) decrease in assets:
      Contract receivables                                                             108,822              (3,445)
      Costs and estimated earnings in
         excess of billings                                                            190,919            (123,656)
      Prepaid expenses                                                                  38,542              23,323
      Prepaid income tax                                                                12,000             (20,989)
   Increase (decrease) in liabilities:
      Accounts payable                                                                (381,283)            153,912
      Accrued expenses                                                                (162,887)            (41,971)
      Billings in excess of costs and
         estimated earnings                                                             39,417              36,730
      Income taxes payable                                                             (13,882)             (5,300)
      Other assets                                                                       4,934                   0
                                                                                ---------------     ---------------

             Net cash (used in) provided by operating activities                       (41,434)            388,849

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of equipment                                                            (95,576)             (9,874)
   (Increase) decrease in cash held in lieu of retentions                              (26,590)             37,049
                                                                                ---------------     ---------------

               Net cash (used in) provided by investing activities                    (122,166)             27,175

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                                                         39,463                   0
   Principal payments on long-term debt                                                (37,374)            (38,019)
                                                                                ---------------     ---------------

               Net cash provided by (used in) financing activities                       2,089             (38,019)
                                                                                ---------------     ---------------

NET (DECREASE) INCREASE IN CASH                                                       (161,511)            378,005

CASH, beginning of year                                                                459,580              33,702
                                                                                ---------------     ---------------

CASH, end of period                                                             $      298,069      $      411,707
                                                                                ===============     ===============

   The accompanying notes are an integral part of these financial statements.

                        CLAYBORN CONTRACTING GROUP, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying unaudited condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and do not include all of the information and footnote disclosures required by accounting principles generally accepted in the United States of America. Accordingly, the unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended September 30, 2002. Operating results for the nine month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the full year.

Company's Activities - Clayborn Contracting Group, Inc. ("the Company") is engaged in electrical and heavy construction primarily in the public works sector. The work is performed under fixed price bid contracts. The Company performs the majority of their work in Northern and Central California.

Estimates and Assumptions - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis for Recording Income - The Company records income on construction contracts using the percentage-of-completion method of accounting based on the proportion of costs incurred on the contract to total estimated contract costs, except that material estimated losses which are apparent prior to completion are provided for in their entirety. No profit is taken into income until a contract has reached a stage of completion sufficient to reasonably determine, in the opinion of management, the ultimate realizable profit. Base percentages which range from 1% to 5%, depending on the type of contract, are generally used to determine when a sufficient stage of completion has been reached. Claims for additional contract compensation due the Company are not reflected in the accounts until the year in which such claims are allowed. As contracts extend over one or more periods, revisions in estimated costs and profits are reflected in the accounting period in which the facts which require the revisions become known.

Cost of sales includes all direct labor and labor costs, materials, subcontractors, equipment costs and other costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred.

The asset, "Costs and estimated earnings in excess of billings," represents revenues recognized in excess of amounts billed on construction contracts in progress. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized on construction contracts in progress.

                        CLAYBORN CONTRACTING GROUP, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

2. COSTS AND ESTIMATED EARNINGS ON CONSTRUCTION CONTRACTS IN PROGRESS Costs and estimated earnings on construction contracts in progress contrast related billings at June 30, 2003 and September 30, 2002 as follows:

                                                                                   June 30,          September 30,
                                                                                     2003                2002
                                                                                 (unaudited)
                                                                                ----------------     ----------------
      Cost of sales to date                                                     $     1,959,467      $       928,866
      Gross profit to date                                                              708,496              219,809
                                                                                ----------------     ----------------
               Earned contract revenue                                                2,667,963            1,148,675

      Contract billings to date                                                       2,586,665              837,041
                                                                                ----------------     ----------------

               Net under billings                                               $        81,298      $       311,634
                                                                                ================     ================

Included in the accompanying balance sheet under the following captions:

      Costs and estimated earnings in excess of billings                        $       128,807      $       319,726
      Billings in excess of costs and estimated earnings                                (47,509)              (8,092)
                                                                                ----------------     ----------------

               Net under billings                                               $        81,298      $       311,634
                                                                                ================     ================

                        CLAYBORN CONTRACTING GROUP, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

3. LONG-TERM DEBT
Long-term debt consists of the following:

                                                                                              June 30,          September 30,
                                                                           Interest             2003                 2002
                                                                               Rate          (unaudited)
                                                                        ---------------    ---------------      ---------------
General Motors Acceptance Corporation,
secured by automotive equipment, aggregate                                       6.50%
monthly principal and interest payments                                            to
of $946, due through May 2008                                                    8.49%     $       23,072        $      13,916

Wells Fargo Bank, secured by equipment,                                          6.65%
aggregate monthly principal and interest                                           to
payments of $4,088, due through February 2008                                    8.90%             87,940              141,593

Chrysler Financial Corporation, secured by
automotive equipment, monthly principal and
interest payments of $423, due November 2005                                     0.90%              7,127               15,830
                                                                                           ---------------      ---------------

               Current maturity of long-term debt                                                  55,287               47,735
                                                                                           ---------------      ---------------

               Long-term debt, net of current maturity                                     $      118,141        $     123,604
                                                                                           ---------------      ---------------

Aggregate maturities on long-term debt are as follows:
                                                                                               June 30,          September 30,
                                                                                                2003                 2002
                                                                                             (unaudited)
                                                                                           ---------------      ---------------

               2003                                                                        $            0       $       47,735
               2004                                                                                55,287       $       48,913
               2005                                                                                65,040               43,415
               2006                                                                                30,001               22,274
               2007                                                                                17,263                9,002
               2008                                                                                 5,837                    0
                                                                                           ---------------      ---------------

                                                                                           $      173,428       $      171,339
                                                                                           ===============      ===============

4.  LITIGATION
From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company. The Company's management is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on the Company's financial condition or operating results.

5. SUBSEQUENT EVENT
In August 2003, the Board of Directors of the Company approved an Agreement and Plan of Merger with WPCS International Incorporated ("WPCS"). The merger closed effective August 22, 2003. The change in ownership resulting from the merger constitutes an event of default under the line of credit agreement with the Bank referred to in Note 5. WPCS acquired all of the issued and outstanding shares of the Company in exchange for $900,000 cash consideration and 826,446 newly issued shares of WPCS common stock. An additional $1,100,000 is payable by delivery to the Company shareholders of 50% of the post tax profits of the Company, payable in quarterly distributions.

                         WPCS INTERNATIONAL INCORPORATED

INTRODUCTION TO PRO FORMA FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed consolidated financial information of WPCS International ("WPCS") and its acquisition of Clayborn Contracting Group, Inc. ("Clayborn") to present the results of operations and financial position of WPCS had the merger been completed at an earlier date.

In addition, the pro forma condensed consolidated financial information for the year ended April 30, 2003 include unaudited financial statements related to the acquisitions of Invisinet, Inc. and Walker Comm, Inc.

On November 13, 2002, the Company entered into an agreement and completed a merger with Invisinet, Inc. ("Invisinet"). Invisinet is in a similar business as the Company, providing fixed wireless technology services to its customers. The acquisition of Invisinet broadens the Company's customer base and expands it technical resources capable of deploying wireless systems. To complete the merger, the Company acquired 100% of the common stock of Invisinet by issuing 1,000,000 shares of the Company's common stock with a fair value of $1,750,000, based on the average value of the Company's common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Invisinet, the Company has recognized goodwill of approximately $1.6 million.

On December 30, 2002, the Company acquired all of the outstanding common stock of Walker Comm, Inc. ("Walker"). The acquisition of Walker gives the Company the ability to provide specialty communication systems to its customers along with strengthening its project management capabilities. The aggregate consideration paid by the Company for Walker was approximately $5,113,000. To complete the merger, all of the issued and outstanding shares of common stock of Walker were exchanged for aggregate merger consideration consisting of $500,000 in cash and the common stock of the Company with a value of approximately $4,574,000, or 2,486,000 shares valued at $1.84 per share based on the average value of the Company's common stock as of a few days before and after the merger was announced. Based on the net assets acquired of Walker, the Company recognized goodwill of approximately $4.2 million.

ACQUISITION OF CLAYBORN CONTRACTING GROUP, INC.

     On August 22, 2003, WPCS International Incorporated, a Delaware corporation (the "Company"), entered into and completed an Agreement and Plan of Merger with Clayborn Contracting Acquisition Corp. a California corporation wholly-owned by the Company (the "Subsidiary"), Clayborn Contracting Group, Inc., a California corporation ("Clayborn"), David G. Gove, as trustee ("D. Gove") and Sharon Gove, as trustee ("S. Gove" and together with D. Gove, the "Clayborn Shareholders").

     Pursuant to the terms of the Agreement and Plan of Merger (the "Acquisition"), the Company acquired all of the issued and outstanding shares of capital stock of Clayborn from the Clayborn Shareholders in exchange for $900,000 cash consideration and of 826,446 newly issued shares of the Company's common stock with a fair value of approximately $868,000 based on the average value of the Company's common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 3, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the post tax profits of Clayborn. Based on the historical net assets acquired from Clayborn, the Company preliminarily expects to recognize goodwill of approximately $2,140,000, including transaction costs. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or intangible assets.

     The unaudited pro forma condensed consolidated statement of operations of the Company gives effect to the merger as if it had occurred on May 1, 2002 for the twelve months ended April 30, 2003, and on May 1, 2003, for the nine months ended January 31, 2004, respectively.

     The acquisition of Clayborn was accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger.

     This unaudited pro forma condensed consolidated financial information is based on the estimates and assumptions set forth herein and in the notes thereto. The unaudited pro forma results for the twelve months ended April 30, 2003 have been prepared utilizing (a) the audited financial statements of WPCS included in Form 10-KSB for the fiscal year ended April 30, 2003; (b) the unaudited financial statements of Clayborn for the twelve months ended March 31, 2003; (c) unaudited financial statements of Invisinet, Inc. for the six months ended September 30, 2002; and (d) the unaudited financial statements of Walker Comm, Inc. for the eight months ended December 31, 2002.

     The unaudited pro forma results for the nine months ended January 31, 2004 have been prepared utilizing (a) the unaudited interim financial statements of WPCS included in Form 10-QSB for the nine months ended January 31, 2004; and (b) the unaudited financial statements of Clayborn for the four months ended August 31, 2003.

     The following unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of (i) the results of operations of the Company that actually would have occurred had the "Agreement and Plan of Merger" been consummated on the dates indicated or (ii) the results of operations of the Company that may occur or be attained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", WPCS's audited consolidated financial statements, including the notes thereto contained in its Annual Report on Form 10-KSB for the year ended April 30, 2003 incorporated herein by reference, Clayborn's audited financial statements, including the notes thereto, for the years ended September 30, 2002 and 2001 and other historical financial information appearing elsewhere herein.

                WPCS International Incorporated and Subsidiaries
       Condensed Consolidated Pro Forma Unaudited Statement of Operations
                       for the Year Ended April 30, 2003

                                            FOR THE        FOR THE SIX     FOR THE EIGHT
                                           YEAR ENDED      MONTHS ENDED       MONTHS ENDED                        CONSOLIDATED
                                            APRIL 30,     SEPTEMBER 30,       DECEMBER 31,                           before
                                              2003             2002             2002              PRO FORMA         CLAYBORN
                                              WPCS          INVISINET          WALKER            ADJUSTMENTS       ACQUISITION
                                         ---------------- ----------------   --------------     ---------------- -----------------
Revenue                                      $ 5,422,858        $ 656,295      $ 4,599,372                  $ -      $ 10,678,525

Cost of revenue                                3,768,495          521,630        4,093,286                    -         8,383,411
                                         ---------------- ----------------   --------------     ---------------- -----------------
Gross profit                                   1,654,363          134,665          506,086                    -         2,295,114
                                         ---------------- ----------------   --------------     ---------------- -----------------
Operating expenses
Selling expenses                                  27,741                -           29,786                    -            57,527
General and administrative                     1,833,086          172,516        1,288,532                    -         3,294,134
Provision for doubtful accounts                   38,779            6,000          (14,393)                   -            30,386
Depreciation and amortization                    116,501            3,366          134,353  (a)         106,949           361,169
                                         ---------------- ----------------   --------------     ---------------- -----------------
     Total operating expenses                  2,016,107          181,882        1,438,278              106,949         3,743,216
                                         ---------------- ----------------   --------------     ---------------- -----------------
Income (loss) from operations                   (361,744)         (47,217)        (932,192)            (106,949)       (1,448,102)

Other income (expense)
Interest income                                        -                -            2,435                    -             2,435
Interest expense                                       -             (297)               -                    -              (297)
                                         ---------------- ----------------   --------------     ---------------- -----------------
     Total other income (expense)                      -             (297)           2,435                    -             2,138
                                         ---------------- ----------------   --------------     ---------------- -----------------
Income (loss) before
     provision for income taxes                 (361,744)         (47,514)        (929,757)            (106,949)       (1,445,964)
Provision for income taxes                       (19,550)               -           60,246                    -            40,696
                                         ---------------- ----------------   --------------     ---------------- -----------------
Net Income (loss)                             $ (381,294)       $ (47,514)      $ (869,511)          $ (106,949)     $ (1,405,268)

Imputed dividends accreted on Convertible
     Seried B Preferred Stock                   (173,000)               -                -                    -          (173,000)
                                         ---------------- ----------------   --------------     ---------------- -----------------
Net loss attributable to
     common shareholders                      $ (554,294)       $ (47,514)      $ (869,511)          $ (106,949)     $ (1,578,268)
                                         ================ ================   ==============     ================ =================
Basic net loss per common share                  $ (0.05)                                                                 $ (0.13)
                                         ================                                                        =================
Basic weighted average number of
     common shares outstanding                10,376,685                                                               12,571,474
                                         ----------------                                                        -----------------

                WPCS International Incorporated and Subsidiaries
       Condensed Consolidated Pro Forma Unaudited Statement of Operations
                  for the Year Ended April 30, 2003 (continued)

                                                    CONSOLIDATED
                                             MARCH 31,          after
                                               2003            CLAYBORN
                                             CLAYBORN        ACQUISITION
                                         ---------------- ----------------
Revenue                                      $ 5,976,308     $ 16,654,833

Cost of revenue                                4,614,228       12,997,639
                                         ---------------- ----------------
Gross profit                                   1,362,080        3,657,194
                                         ---------------- ----------------
Operating expenses
Selling expenses                                       -           57,527
General and administrative                     1,044,303        4,338,437
Provision for doubtful accounts                        -           30,386
Depreciation and amortization                     16,109          377,278
                                         ---------------- ----------------
     Total operating expenses                  1,060,412        4,803,628
                                         ---------------- ----------------
Income (loss) from operations                    301,668       (1,146,434)

Other income (expense)
Interest income                                        -            2,435
Interest expense                                 (11,982)         (12,279)
                                         ---------------- ----------------
     Total other income (expense)                (11,982)          (9,844)
                                         ---------------- ----------------
Income (loss) before
     provision for income taxes                  289,686       (1,156,278)
Provision for income taxes                      (135,152)         (94,456)
                                         ---------------- ----------------
Net Income (loss)                              $ 154,534     $ (1,250,734)

Imputed dividends accreted on Convertible
     Seried B Preferred Stock                          -         (173,000)

Net loss attributable to
     common shareholders                       $ 154,534     $ (1,423,734)
                                         ================ ================
Basic net loss per common share                                   $ (0.11)
                                                          ================
Basic weighted average number of
     common shares outstanding                                 13,397,920
                                                          ----------------

                WPCS INTERNATIONAL INCORPORATED and SUBSIDIARIES

               NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
             FINANCIAL STATEMENTS for the year ended April 30, 2003

NOTE 1. WPCS International Incorporated ("WPCS") is a publicly held corporation whose newly formed subsidiaries completed the following transactions: (a) on November 13, 2002, merged with Invisinet, Inc. ("Invisinet") (b) on December 30, 2002, merged with Walker Comm, Inc, ("Walker") and (c) on August 22, 2003, merged with Clayborn Contracting Group, Inc. ("Clayborn"). For accounting purposes, each of these transactions has been treated as a purchase with the net assets of each acquired company being stated at fair value in accordance with the purchase method of accounting.

NOTE 2. The unaudited pro forma condensed consolidated statements of operations for the twelve months ended April 30, 2003 presented herein has been prepared as if the merger of WPCS and Clayborn had been consummated as of May 1, 2002. Likewise, the pro forma condensed consolidated statement of operations for the twelve months ended April 30, 2003 include the unaudited statements of operations of Invisinet for the six months ended September 30, 2002, and Walker for the eight months ended December 31, 2002, as if the merger of these companies had been consummated as of May 1, 2002. Pro forma statement of operations adjustments for the twelve months ended April 30, 2003 have been made for the following.

     (a) To record a full year of depreciation and amortization for the fair value of property and equipment and customer lists acquired related to the Invisinet and Walker acquisitions, as if the merger of these companies had been consummated as of May 1, 2002. Accordingly, addition depreciation on property and equipment of $39,949 and amortization of $67,000, totaling $106,949, is included as a pro forma adjustment.

                WPCS INTERNATIONAL INCORPORATED and SUBSIDIARIES
        Condensed Consolidated Pro Forma Statement of Operations for the
                       Nine Months ended January 31, 2004

                                                        FOR THE NINE      FOR THE FOUR         PRO FORMA
                                                        MONTHS ENDED      MONTHS ENDED        CONSOLIDATED
                                                         JANUARY 31,        AUGUST 31,           AFTER
                                                            2004              2003             CLAYBORN
                                                            WPCS            CLAYBORN          ACQUISITION
                                                     ------------------- ---------------- --------------------

Revenue                                                  $   13,874,616    $   1,532,979       $   15,407,595

Costs and expenses:

Cost of revenue                                              10,084,508        1,092,206           11,176,714

Selling, general and administrative expenses                  3,930,352          605,512            4,535,864

Provision for doubtful accounts                                  35,669                -               35,669

Depreciation and amortization                                   254,214           47,610              301,824
                                                     ------------------- ---------------- --------------------


Total costs and expenses                                     14,304,743        1,745,328           16,050,071
                                                     ------------------- ---------------- --------------------


Loss before provision for income taxes                        (430,127)        (212,349)            (642,476)


Provision for income taxes                                      (4,200)           84,041               79,841
                                                     ------------------- ---------------- --------------------

Net loss attributable to common shareholders                 $(434,327)       $(128,308)           $(562,635)
                                                     =================== ================ ====================

Basic net loss per common share                           $      (0.02)                         $      (0.03)
                                                     ===================                  ====================

Basic weighted average number of

     common shares outstanding                               17,573,786          338,363           17,912,149
                                                     =================== ================ ====================

                WPCS INTERNATIONAL INCORPORATED and SUBSIDIARIES

               NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the Nine Months ended January 31, 2004

NOTE 1. The statement of operations of WPCS was derived from its interim unaudited financial statements on Form 10Q-SB for the nine months endedJanuary 31, 2004.

The statement of operations of Clayborn was derived from its interim unaudited financial statements for the four months ended August 31, 2003.

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only
be accurate on the date of this document.                                            13,676,306 SHARES
                                                                                          OF OUR
                                                                                      OF COMMON STOCK

                    TABLE OF CONTENTS
                                                     Page

Prospectus Summary                                      2
Risk Factors                                            3
Use of Proceeds                                         7
Market for Common Equity and Related

Stockholder Matters                                     8                      WPCS International Incorporated
Dividend Policy                                         9
Management's Discussion and Analysis                   10
Business                                               19
Management                                             24
Executive Compensation                                 27
Certain Relationships and Related Transactions         32
Security Ownership of Certain Beneficial
Owners and Management                                  33
Description of Securities                              35
Plan of Distribution                                   37
Selling Stockholders                                   39                            ________________
Legal Matters                                          40
Experts                                                40                               PROSPECTUS
Available Information                                  41                            ________________
Index to Financial Statements                          42








                                                                                      ________, 2004

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Our Articles of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provided that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                      Nature of Expense                                            Amount
                                                                               ----------------
                      SEC Registration fee                                       $  1,631.96
                      Accounting fees and expenses                                *10,000.00
                      Legal fees and expenses                                     *35,000.00
                      Printing and related expenses                               *10,000.00
                                                                               ----------------
                                            TOTAL                                *$56,631.96
                                                                               ================

* Estimated.

Item 26.  Recent Sales of Unregistered Securities.

     Except as set forth below, there were no sales of unregistered securities by WPCS during the past three (3) years:

     On May 17, 2002, we issued 5,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of WPCS Holdings, Inc. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

     Between May 24, 2002 and June 11, 2002, we sold 455 shares of Series B Preferred Stock through a private placement and received proceeds of $455,000. Additionally, we issued 64 shares of Series B Preferred Stock to one of our shareholders as payment for advances from shareholder and accounts payable totaling $64,000. Each share of Series B Convertible Preferred Stock was convertible at a basis of $1,000 per share at a conversion price equal to 75% of the average market price of our common stock for ten days prior to the date of conversion. On December 13, 2002, all Series B Preferred Stock was converted to 567,212 shares of the Company's common stock. The shares were issued to three accredited investors in a transaction exempt under Section 4(2) of the Securities Act of 1933, as amended.

     On November 13, 2002, we issued 1,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of Invisnet, Inc. The shares were issued to two accredited investors in a transaction exempt under
Section 4(2) of the Securities Act of 1933, as amended.

     On December 6, 2002, we issued 1,000 shares of Series C Preferred Stock in a private placement and received proceeds of $1,000,000. Each share of Series C Convertible Preferred Stock is convertible into 800 shares of our common stock, subject to certain reset provisions. On August 13, 2003, all Series C Preferred Stock was converted to 1,786,000 shares of the Company's common stock. The shares were issued to three accredited investors in a transaction exempt under
Section 4(2) of the Securities Act of 1933, as amended.

     On December 30, 2002, we issued 2,486,000 shares of our common stock in exchange for all of the issued and outstanding shares of Walker Comm, Inc. The shares were issued to three accredited investors in a transaction exempt under
Section 4(2) of the Securities Act of 1933, as amended.

     During July, August and September 2003, we sold an aggregate of 100 units to 40 accredited investors in a private placement for aggregate proceeds of $2,500,000. Each Unit consists of (i) 44,444 shares of our common stock, and
(ii) warrants to purchase 44,444 shares of common stock, exercisable for a period of three years at an exercise price of $0.90 per share. The shares were issued in a transaction exempt under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended.

     On August 22, 2003, we issued 826,446 shares of our common stock in exchange for all of the issued and outstanding shares of Clayborn Contracting Group, Inc. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Item 27.  Exhibits.

     The following exhibits are included as part of this Form SB-2. References to "us" in this Exhibit List mean WPCS International Incorporated, a Delaware corporation.

Exhibit No.    Description

3.1 Certificate of Incorporation of Internet International Communications Ltd., incorporated by reference to Exhibit 3.1 of wowtown.com, Inc.'s Form SB-2, filed June 8, 2000.

3.2 Bylaws of Internet International Communications Ltd., incorporated by reference to Exhibit 3.2 of wowtown.com, Inc.'s Form SB-2, filed June 8, 2000.

4.1 Certificate of Designation of Series A Preferred Stock, incorporated by reference to Exhibit 4.1 of wowtown.com, Inc.'s Form SB-2, filed June 8, 2000.

4.2 Certificate of Designation of Series B Preferred Stock, incorporated by reference to Exhibit 4.2 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed July 29, 2002.

4.3 Certificate of Designation of Series C Preferred Stock, incorporated by reference to Exhibit 4.3 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

4.4 2002 Employee Stock Option Plan, incorporated by reference to Exhibit 4.4 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

4.5 Form of 2003 Warrant, incorporated by reference to Exhibit 4.5 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

5.1  Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1 Andrew Hidalgo Employment Agreement, incorporated by reference to Exhibit
     10.1 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

10.2 E.J. von Schaumburg Employment Agreement, incorporated by reference to
     Exhibit 10.2 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

10.3 Donald Walker Employment Agreement, incorporated by reference to Exhibit
     10.3 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

10.4 Gary Walker Employment Agreement, incorporated by reference to Exhibit 10.4 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

10.5 Joseph Heater Employment Agreement, incorporated by reference to Exhibit
     10.5 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

10.6 Agreement and Plan of Merger by and among Phoenix Star Ventures, Inc., WPCS Acquisition Corp., a Delaware corporation, WPCS Holdings, Inc., a Delaware corporation, and Andy Hidalgo, dated as of May 17, 2002, incorporated by reference to Exhibit 1 of WPCS International Incorporated's Current Report on Form 8-K/A, filed June 12, 2002.

10.7 Agreement and Plan of Merger by and among WPCS International Incorporated, Invisinet Acquisitions Inc., Invisinet, Inc., J. Johnson LLC and E. J. von Schaumburg made as of the 13th day of November, 2002, incorporated by reference to Exhibit 3 of WPCS International Incorporated's Current Report on Form 8-K, filed November 27, 2002.

10.8 Amendment to Invisinet Bonus Agreement, dated as of May 27, 2003, incorporated by reference to Exhibit 10.8 of WPCS International Incorporated's Annual Report on Form 10-KSB, filed August 14, 2003.

10.9 Agreement and Plan of Merger by and among WPCS International Incorporated, Walker Comm Merger Corp., Walker Comm, Inc., Donald C. Walker, Gary R. Walker, and Tanya D. Sanchez made as of the 30th day of December, 2002, incorporated by reference to Exhibit 3 of WPCS International Incorporated's Current Report on Form 8-K, filed January 14, 2003.

10.10 Agreement and Plan of Merger by and among WPCS International Incorporated, Clayborn Contracting Acquisition Corp., Clayborn Contracting Group, Inc., David G. Gove and Sharon Gove made as of the 22nd day of August, 2003, incorporated by reference to Exhibit 3 of WPCS International Incorporated's Current Report on Form 8-K, filed August 29, 2003.

16.1 Letter on Change in Certifying Accountant; incorporated by reference to WPCS International Incorporated's Current Report on Form 8-K, filed August 21, 2002.

23.1  Consent of J. H. Cohn LLP (filed herewith).

23.2  Consent of Leonard Friedman (filed herewith)

23.3 Consent of Blackman Kallick Bartelstein LLP regarding the audited financial statements of Invisinet, Inc. (filed herewith).

23.4 Consent of Leonard Friedman regarding the audited financial statements of Walker Comm, Inc. (filed herewith).

23.5 Consent of Burnett & Company LLP regarding the audited financial statements of Clayborn Contracting Group, Inc. (filed herewith).

23.6  Consent of legal counsel (see Exhibit 5).

Item 28.  Undertakings.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Exton, State of Pennsylvania, on April 2, 2004.

          WPCS INTERNATIONAL INCORPORATED


          By: /s/ Andrew Hidalgo
          -----------------------------------------
                  Andrew Hidalgo, Chairman, Chief Executive Officer and Director

          By: /s/ Joseph Heater
          -----------------------------------------
          Joseph Heater, Chief Financial Officer (Principal Accounting Officer)

                          POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

            That the undersigned officers and directors of WPCS International Incorporated, a Delaware corporation, do hereby constitute and appoint Andrew Hidalgo the lawful attorney in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

            IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney and pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on April 2, 2004.

                 Signature                                  Title
/s/ Andrew Hidalgo                           Chairman, Chief Executive Officer
------------------                           and Director
Andrew Hidalgo

/s/ Joseph Heater                            Chief Financial Officer
----------------
Joseph Heater

                                             Director
-------------
Norm Dumbroff

/s/ Neil Hebenton                            Director
-----------------
Neil Hebenton

/s/ Gary Walker                              Director
-----------------
Gary Walker

/s/ William Whitehead                        Director
---------------------
William Whitehead